UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SPOK HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)
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Notice of Annual Meeting of Stockholders
2020 Proxy Statement

June 19, 2020
Dear Fellow Stockholder:

It is my pleasure to invite you to join us at the 2020 Annual Meeting of Stockholders of Spok Holdings, Inc. to be held on Tuesday, July 28, 2020 at 10:00 a.m., Eastern Time. We are very pleased that this year's annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SPOK2020. You will also be able to vote your shares electronically at the annual meeting.
We are pleased to use the latest technology to increase access, to improve communication and to obtain cost savings for our stockholders and the Company. Use of a virtual meeting will enable increased stockholder attendance and participation as stockholders can participate from any location.
Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the Notice of Annual Meeting and Proxy Statement.
At this year’s meeting, we will vote on the election of ten directors, the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm, the approval of the Company's 2020 Equity Incentive Award Plan, and a stockholder proposal, if properly presented at the Annual Meeting. We will also conduct a non-binding advisory vote to approve the compensation of the Company’s named executive officers for 2019.
Your voice is very important. Regardless of whether you plan to participate in the annual meeting, I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting. This proxy statement will be mailed to stockholders on or about June 19, 2020.

Sincerely,

/s/Royce Yudkoff
Royce Yudkoff
Chair of the Board of Directors

Spok Holdings, Inc. Notice of 2020 Annual Meeting of Stockholders

DATE AND TIME:	Tuesday, July 28, 2020, 10:00 a.m., Eastern Time

PLACE:	Online at: www.virtualshareholdermeeting.com/SPOK2020

ITEMS OF BUSINESS:	1. To elect ten nominees as directors to the Board of Directors; 2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2020; 3. To hold a non-binding advisory vote to approve 2019 named executive officer compensation ("Say-on-Pay"); 4. To approve the Company's 2020 Equity Incentive Award Plan; 5. To vote on a stockholder proposal, if properly presented at the Annual Meeting; and 6. To transact such other business as may properly come before the meeting.

WHO CAN VOTE:	You must be a stockholder of record at the close of business on June 19, 2020 to vote at the Annual Meeting.

INTERNET AVAILABILITY:	This Proxy Statement and our 2019 Annual Report to Stockholders are available free of charge at www.virtualshareholdermeeting.com/SPOK2020 or on our website, www.spok.com.

PROXY VOTING:	We cordially invite you or your legal representative to participate in the Annual Meeting, either by attending and voting online or by voting through other acceptable means. Your participation is important regardless of the number of shares you own. You may vote by telephone, through the Internet or by mailing your completed proxy card. Stockholders of record and beneficial owners will be able to vote their shares electronically at the Annual Meeting. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers About the 2020 Annual Meeting and Voting starting on page 7 of the proxy statement.

ADMISSION TO THE ANNUAL MEETING:
You are entitled to attend the virtual Annual Meeting if you were a stockholder of record as of the close of business on June 19, 2020, the record date, or you hold a valid proxy for the Annual Meeting. The documents received will contain a 16-digit number that must be used to gain access into the Annual Meeting.

By Order of the Board of Directors,

/s/Sharon Woods Keisling
Sharon Woods Keisling
Corporate Secretary and Treasurer
June 19, 2020
Springfield, Virginia

i

ii

PROXY STATEMENT SUMMARY
This summary highlights information about Spok Holdings, Inc. (the “Company,” “Spok,” “we,” “our” or “us”) and certain information contained elsewhere in this proxy statement (“Proxy Statement”) for our 2020 Annual Meeting of Stockholders (the “Annual Meeting”). This summary does not contain all the information that you should consider in voting your shares and you should carefully read the entire Proxy Statement. Spok, Inc. is our operating subsidiary and is an indirect wholly owned subsidiary of Spok.
VOTING MATTERS AND BOARD OF DIRECTOR RECOMMENDATIONS

Proposal	Board Vote Recommendations	Page Reference
1. Election of Ten Directors	FOR Each Nominee	56
2. Ratification of the Appointment of Independent Registered Public Accounting Firm	FOR	62
3. Advisory Vote to Approve Named Executive Officer Compensation for 2019 (“Say-on-Pay”)	FOR	63
4. Approval of the Company's 2020 Equity Incentive Award Plan	FOR	64
5. 5. Stockholder Proposal Regarding Board Independence and Refreshment	AGAINST	71
BOARD OF DIRECTORS NOMINEES
You are being asked to vote on the following nine nominees for director. Each director is elected annually by a majority of the votes cast. As previously disclosed, Samme Thompson, who has served as a director since 2004, is not standing for election at the Annual Meeting. Immediately following the Annual Meeting, the Board intends to appoint Blair Butterfield as Chair of the Compensation Committee and Christine Cournoyer as Chair of the Nominating and Governance Committee. Further information about each nominee can be found starting on page 55.

Name	Age	Director Since	Principal Occupation	Independent	Board Committee*
N. Blair Butterfield	63	2013	Chairman, Wind River Advisory Group LLC	Yes	AC, CSC
Stacia A. Hylton	59	2015	Principal of LS Advisory	Yes	AC, CSC Chair
Vincent D. Kelly	60	2004	President and Chief Executive Officer, Spok Holdings, Inc.	No
Brian O’Reilly	60	2004	Former Managing Director, Toronto Dominion Bank	Yes	CC Chair, NC
Matthew Oristano	64	2004	Chairman and Chief Executive Officer, Reaction Biology Corporation	Yes	AC Chair
Royce Yudkoff	64	2004	Co-Founder, ABRY Partners, LLC	Yes	CC, NC
Todd Stein	42	2018	Co-Investment Manager of Braeside Investments, LLC	Yes	AC
Christine M. Cournoyer	68	2020	Former Chairperson and Chief Executive Officer of N-of-One, Inc.	Yes	NC
Dr. Bobbie Byrne	52	2020	Chief Information Officer, Advocate Aurora Health	Yes	CSC
Brett Shockley	60	2020	Chairman and Chief Executive Officer of Journey AI, Inc.	Yes	NC
*AC – Audit Committee; NC – Nominating and Governance Committee; CC – Compensation Committee; CSC - Cybersecurity Committee

CORPORATE GOVERNANCE HIGHLIGHTS

 - Annual election of directors by majority of votes cast (in uncontested elections)
- 9 of our 10 nominees for director are independent and 3 of our nominees are women
- Chair of the Board of Directors is an independent
   director
- All Board committees consist solely of independent
   directors
- Added 6 new directors to the Board since 2013, including 3 new directors in 2020 after a focused national search to find qualified candidates with experience in software and healthcare information technology and engagement with stockholders

In recognition of our governance practices, Institutional Shareholder Services (ISS) has consistently given us its highest ranking of “1” under its Governance QualityScore rating system, and a “1” for Spok’s “Shareholder Rights,” which indicates the lowest governance risk as compared to our industry.
STOCKHOLDER ENGAGEMENT
We value our stockholders' input and interact with our stockholders in a variety of ways. In 2019, our stockholder engagement included 1) conducting quarterly reviews of our financial and operating results, 2) meeting individually with investors and other interested parties who requested meetings with management, 3) speaking with our largest stockholders throughout the year and 4) hosting an Investor Day that included management presentations and product demonstrations. We welcome the opportunity to meet with stockholders. Our Investor Relations professional is the contact point for stockholder interaction with the Company. Stockholders can reach us at (800) 611-8488 or via email at Al.Galgano@spok.com.
2019 BUSINESS HIGHLIGHTS
Corporate Summary
With the acquisition of our software operations in 2011 the Company began a long-term transition from a declining narrow-band wireless communications (paging) service provider to become the leading provider of clinical communications and collaboration solutions for the healthcare sector. This means that until our software revenue growth exceeds the decline in our wireless revenue, total consolidated revenue will decline, albeit at a much slower rate than it would have had we remained a paging company.
In 2016, we undertook a significant development effort, which would eventually become Spok Go®, marking a shift in our strategic direction for healthcare, our largest customer segment. This project signaled an intentional move from offering our customers “point” solutions, or single product solutions, for call center software, alarm management and secure messaging to offering customers a single enterprise integrated, cloud-based platform. Maintaining our position as a leader in clinical communication and collaboration requires us to continue development of our integrated platform and invest in the key areas of customer need including: 1) mobility, 2) alerting, 3) contact center and 4) multiple workflows in the clinical healthcare context. In early 2020, we announced the public release of Spok Go. While the platform has been launched, we anticipate a continued increase in our product development and strategy costs to continue developing enhancements and additional functionality for Spok Go and to remain competitive in a rapidly changing marketplace. However, we expect our product development and strategy spending to increase at a slower rate in 2020 as compared to the prior year.

In our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the U.S. Securities and Exchange Commission ("SEC"), we outlined the following operating objectives and priorities for 2019 as part of our transition from our wireless centric business model to a growth oriented healthcare communications model. Our 2019 achievement of those operating objectives and priorities is summarized below:

2019 Operating Objectives and Priorities	2019 Achievement
1) Growth of our software revenue and bookings.	Annual software revenue decreased by 4.1% to $72.1 million in 2019. Bookings increased 3.6% to $78.3 million in 2019.
2) Retention of our wireless subscribers and revenue stream.	Net churn for wireless subscribers in 2019 was 5.8% versus 5.7% in 2018. Wireless revenue declined 6.5% in 2019 versus a decline of 6.8% in 2018.
3) Invest in our future solutions.	Research and development expenses increased by 12.6% to $27.5 million in 2019.
4) Return capital to our stockholders.	Cash dividends declared in 2019 were $9.8 million and common stock repurchases were $6.6 million.
5) Long-term revenue growth through business diversification.	We investigated potential acquisition candidates but did not identify any candidates that met our screening criteria to provide stockholder value at a reasonable valuation.
For more information regarding Spok’s 2019 performance, please see our Annual Report to Stockholders for the year ended December 31, 2019 (“2019 Annual Report”).
COMPENSATION PROGRAM HIGHLIGHTS
•Annual base salary amounts for continuing NEOs remained unchanged from 2018.
•We set rigorous goals for the 2019 short-term incentive plan (“2019 STIP”) and paid awards based on achievement of these goals. We paid 2019 STIP awards slightly below the incentive target for each NEO due to lower software revenues and operations bookings.
•The Company granted Restricted Stock Units (“RSUs”) to selected executives in January 2019 under the Long-Term Incentive Plan (“LTIP”). The equity-based award is divided between time served with the Company (50% time-based) and achieving aggregate performance goals (50% performance-based) for the three years ending December 31, 2021.
•Stock ownership guidelines remain in effect for all executive officers, including NEOs and the independent directors.
•Policies prohibiting pledging and hedging of our stock for all executive officers, including NEOs, remain in effect.
•A “clawback” policy for adjustment or recovery of compensation in certain circumstances remains in effect.
•In October 2018, the Compensation Committee approved an adjustment to decrease the STIP and LTIP compensation for the CEO and CFO for 2019, to provide additional resources to use on research and development efforts and allow alignment with corporate goals while the Company continued its transition.

KEY GOVERNANCE ELEMENTS IN OUR EXECUTIVE COMPENSATION PROGRAM
The following is a summary of specific elements of our 2019 executive compensation program designed to align the interests of our stockholders and executives.

ALIGNMENT WITH STOCKHOLDERS
Pay-for-Performance	Corporate Governance
•We provide meaningful at risk elements of compensation for executives that are performance-based.	•We generally do not enter into individual executive compensation agreements. Only our CEO has an employment contract.
• Equity-based LTIP awards for 2019 are in line with our peer groups and are 50% performance-based, 50% time-based and 100% aligned with stockholder value.	•We devote significant time to strategic development and linkage of quantifiable results to executive compensation.
•Actual realized total compensation is designed to fluctuate with, and be commensurate with, actual performance.	•We maintain a market-aligned severance policy for executives upon a change in control. No excise tax gross ups are provided to our executives.
• Short-term incentive awards for 2019 were 100% dependent upon our performance and are measured against objective financial and operational metrics that are intended to link either directly or indirectly to the creation of value for our stockholders.
• The Compensation Committee uses an independent compensation consultant when seeking outside recommendations.
•We balance growth and return objectives, top and bottom line objectives, and short- and long-term objectives to reward overall performance that does not over-emphasize a singular focus.	•Our compensation programs do not encourage imprudent risk-taking.
•50% of our long-term incentives for 2019 were delivered in the form of performance-based RSUs which vest only if pre-established quantifiable financial metrics are achieved over a multi-year period.
• We maintain stock ownership guidelines for executive officers and non-employee directors. We also prohibit executive officers and directors from engaging in any form of hedging or pledging transactions involving our stock.

• We review our pay-for-performance relationship on an annual basis.	•We conduct a stockholder outreach program throughout the year.
•We disclose our corporate performance goals and achievements relative to our STIP goals each year.
Our Commitment to Corporate and Social Responsibility,
Guided by our purpose and mindful of our stockholders, customers, communities and others whose trust we value, we are committed to establishing an industry-leading Corporate and Social Responsibility (“CSR”) program. We believe sustainability is a key part of our business strategy. We bring the experience, collaboration, resilience, and courage to explore new opportunities to address relevant environmental, social and governance issues to better manage risk and generate sustainable, long-term value for our stockholders, clients, healthcare partners and team members. Our Board recognizes the integral role that our corporate purpose and culture plays in the Company’s long-term success, and we believe our ability to proactively manage relevant risks and opportunities demonstrates the effective leadership and government principles that investors desire.

Sustainability
There is a growing need to manage climate risks globally. The Company embraces resource sustainability and environmental restoration as key methods for value creation. Our wireless and software solutions help our clients develop paperless processes that eliminate waste and benefit the economy and the environment. The Company's products and services and internal policies - ranging from our employees' ability to work remotely to proper handling, recovery, and recycling of electronic equipment (laptops, modems, transmitters, and batteries) help our employees and customers use less energy, and therefore create fewer greenhouse gas emissions. To learn more about our sustainability efforts, please visit our Company website at www.spok.com/investor-relations.

Diversity and Inclusion

Our newly enhanced human capital management strategy focuses on diversity and promoting an inclusive culture that respects all voices and reflects our core values. Recently, we developed a Corporate and Social Responsibility Policy that details this commitment. By taking an integrated approach that focuses on both opportunities and risks, we believe our evolving CSR strategy allows us to proactively address key reputational and operational risks that threaten the sustainability of our business.

Our solutions improve communications in critical situations, supporting organizations that save lives. It is why we believe strongly in being a good corporate citizen and promoting a company culture of giving back. Through volunteering, charitable fundraising, and other efforts, we provide support that improves people’s lives and makes the world a better place.
We have created a culture of giving back and are committed to keeping corporate responsibility a part of everyday work. Our success as a company results from the care and compassion of our team members who bring our culture to life each day. Our team members generously give hundreds of thousands of volunteer hours each year, making their communities stronger for everyone.
▪National Multiple Sclerosis Society - the Company's employees, family and friends regularly participate in the MS150, riding over 1,500 miles in two days to raise awareness.
▪American Lung Association - the Company's employees continue to contribute financially and through volunteer opportunities to prevent and find a cure for lung disease.
▪The Company's employees teamed up to build red wagons with custom decals, accessories, and messages to patient families who would later use them to transport children within the hospital.
▪The Company's employees handmade activity bags for children facing disabilities and complex medical issues.
▪The Company's employees participate in the Walk to End Alzheimer’s to raise funding and awareness.
▪The Company partnered with Cheeriodicals to assemble green boxes of cheer for patients at a local children’s hospital.
▪National Disasters: Hurricanes Harvey and Irma Rescue and Recovery efforts - Spok provided wireless spectrum which helped provide basic internet connectivity. The Company's field technicians provided necessary equipment while contacting customers to meet their needs before, during and after the storms and local Spok offices collected relief items for donation.

Corporate and Social Responsibility Engagement
As we consult with our employees, state and community leaders, sustainability professionals and labor and non-profit groups about ways to expand our CSR metrics and enhance or planning process, we continue to develop specific quantitative targets for sustainability goals, and intend to report the Company’s progress toward meeting those goals.

Key CSR efforts include:

•Regular annual workforce training;
•Approved Vendor Certification program;
•Charitable contributions and partnerships with American Lung Association, American Red Cross, Alzheimer’s Association, National MS Society, Camp Odayin and Minnesota Special Olympics;
•Donation drives for the military and first responders;
•Comprehensive corporate wellness program that includes confidential employee assistance counseling, promoting mental, physical, social, and financial health;
•Public safety briefings and workshops;
•Ongoing engagement on third-party CSR initiatives, including the Sustainability Accounting Standards, CEO Action for Diversity and Inclusion Pledge, Responsible Business Alliance Code of Conduct, Universal Declaration of Human Rights, ILO International Labor Standards, OECD Guidelines for Multinational Enterprises, and ISO and SA standards;
▪Using environmentally preferred materials (EPMs) where possible;
▪Reducing packaging volume to help lower transportation costs;
▪Recycling, refurbishing and/or reusing our products and materials;
▪Providing recycling information on product labels;
▪Using environmentally friendly cleaning and personal care products; and
▪Reducing the volume of waste in landfills.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
1. WHY DID I RECEIVE THESE PROXY MATERIALS?

Our Board of Directors (“Board”) is soliciting your proxy. Your proxy will be voted at the Annual Meeting on July 28, 2020 at 10:00 a.m. Eastern Time and at any adjournment(s) or postponement(s) of such meeting. All properly executed written proxies and all properly completed proxies submitted by telephone or by the Internet that are delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the directions given in the proxy, unless the proxy is revoked before completion of voting at such meeting.
2. WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The Record Date for the Annual Meeting is June 19, 2020. Only stockholders as of the close of business on the Record Date will be entitled to vote and attend the Annual Meeting. As of the Record Date, there were 19,023,795 shares of our common stock outstanding. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.
3. WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, you are the stockholder of record. If your shares of stock are held for you in the name of your broker, bank or other nominee, your shares are held in street name. The answer to Question 10 describes brokers’ discretionary voting authority and when your broker, bank or other nominee is permitted to vote your shares of stock without instructions from you.
It is important that you vote your shares if you are a stockholder of record and, if you hold shares in street name, that you provide appropriate voting instructions to your broker, bank or other nominee as discussed in the answer to Question 10.
4. WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

By Telephone or Internet: All stockholders of record may vote their shares of common stock by touch-tone telephone using the telephone number on the proxy card (within the United States, U.S. territories and Canada, there is no charge for the call), or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or the Internet if their brokers, banks or other nominees make those methods available. If that is the case, each broker, bank or other nominee will enclose instructions along with the proxy materials received from the Company. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.
In Writing: All stockholders also may vote by mailing their completed and signed proxy card (in the case of stockholders of record) or their completed and signed voting instruction form (in the case of street name holders).
Annual Meeting: This year, the Annual Meeting will be held entirely online to allow greater participation. Stockholders may participate in the Annual Meeting by visiting the following website:
www.virtualshareholdermeeting.com/SPOK2020
To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.
Shares held in your name as the stockholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted on electronically during the Annual Meeting.
Even if you plan to participate in the online Annual Meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to participate in the Annual Meeting.

5. WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?

Proposal Proposal 1 – Election of Directors (pages 55-60)
Voting Choices, Board Recommendation and Voting Requirement
Voting Choices
· Vote for one or more nominees;
· Vote against one or more nominees; or
· Abstain from voting.

Board Recommendation
The Board recommends a vote “FOR” each of the nominees named in the Proxy Statement.

Voting Requirement
Directors will be elected by a majority of the votes cast. Thus, a director will be elected if the votes cast "FOR" the director exceed the votes cast "AGAINST" the director.

In the event any nominee is unable or unwilling to serve, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with our Bylaws. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a director if elected.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm (page 61)
Voting Choices
· Vote for the ratification;
· Vote against the ratification; or
· Abstain from voting.

Board Recommendation
The Board recommends a vote “FOR” this proposal.

Voting Requirement
The ratification of the appointment of the independent registered public accounting firm requires a majority of the votes cast. Thus, the selection will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”

Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation ("Say-on-Pay") (page 62)
Voting Choices
· Vote for the approval of the compensation of the Company’s named executive officers;
· Vote against the approval of the compensation of the Company’s named executive officers; or
· Abstain from voting.

Board Recommendation
The Board recommends a vote “FOR” this proposal.

Voting Requirement
The advisory approval of the compensation of the Company's named executive officers requires a majority of the votes cast. Thus, the compensation of the Company’s named executive officers will be approved on an advisory basis if the votes cast “FOR” exceed the votes cast “AGAINST.”
This vote is not binding upon the Company, the Board or the Compensation Committee. Nevertheless, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Company’s named executive officers.

Proposal 4 – Approval of the Company's 2020 Equity Incentive Award Plan (pages 63-69)
Voting Choices
•Vote for the approval of the Company's 2020 Equity Incentive Award Plan;
•Vote against the approval of the Company's 2020 Equity Incentive Award Plan; or
•Abstain from voting.

Board Recommendation
The Board recommends a vote “FOR” this proposal.

Voting Requirement
The approval of the Company's 2020 Equity Incentive Award Plan requires a majority of the votes cast. Thus, the Company's 2020 Equity Incentive Award Plan will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.”

Proposal 5 - Stockholder Proposal Regarding Board Independence and Refreshment (pages 70-71)
Voting Choices
•Vote for the approval of the stockholder proposal;
•Vote against the approval of the stockholder proposal; or
•Abstain from voting.

Board Recommendation
The Board recommends a vote “AGAINST” this proposal.

Voting Requirement
The approval of the stockholder proposal requires a majority of the votes cast. Thus, the stockholder proposal will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.”

6. ARE VOTES CONFIDENTIAL?

We will continue our long-standing practice of holding the votes of each stockholder in confidence from directors, officers and employees, except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in the case of a contested proxy solicitation; (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to the Company; or (d) to allow the independent inspectors of election to certify the results of the vote.
7. WHO COUNTS THE VOTES?

We will continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results. This year the tabulator will be Broadridge Financial Services.
8. WHAT IF A STOCKHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Stockholders should specify their voting choice for each matter on the accompanying proxy. If no specific choice is made for one or more matters, proxies that are signed and returned will be voted “FOR” the election of each of the nominees for director; “FOR” the ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the year ending December 31, 2020; “FOR” the advisory vote to approve the compensation of the Company’s named executive officers (“Say-on-Pay”); "FOR" the approval of the Company's 2020 Equity Incentive Award Plan; and "AGAINST" the stockholder proposal, if properly presented at the Annual Meeting.
9. WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares.
We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A. Computershare’s address is P.O. Box 43078, Providence, Rhode Island 02940-3078. You can reach Computershare at 1-800-442-0077 (from within the United States or Canada) or 1-781-575-3572 (from outside the United States or Canada).

10. WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Stockholders of Record: If you are a stockholder of record (see Question 3), your shares will not be voted if you do not provide your proxy unless you vote online during the Annual Meeting. We therefore encourage you, regardless of whether you plan to participate in the Annual Meeting, to sign and return your proxy card, or use telephone or Internet voting prior to such meeting, so that your shares of common stock will be represented and voted at the Annual Meeting.
Street Name Holders: If your shares are held in street name (see Question 3) and you do not provide your voting instruction form to your bank, broker or other nominee, your shares may be voted by your broker, bank or other nominee, but only under certain circumstances. Specifically, under the NASDAQ National Market (“NASDAQ”) rules, shares held in the name of your broker, bank or other nominee may be voted by your broker, bank or other nominee on certain “routine” matters if you do not provide voting instructions. Only the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm is considered a “routine” matter for which brokers, banks or other nominees may vote uninstructed shares. The other proposals to be voted on at the Annual Meeting (specifically, the election of director nominees, the advisory vote to approve the compensation of the Company’s named executive officers (“Say-on-Pay”), the approval of the Company's 2020 Equity Incentive Award Plan and the stockholder proposal, if properly presented at the Annual Meeting) are not considered “routine” under the NASDAQ rules, so the broker, bank or other nominee cannot vote your shares on any of these proposals unless you provide to the broker, bank or other nominee voting instructions for each of these matters. If you do not provide voting instructions on a non-routine matter, your shares will not be voted on the matter, which is referred to as a “broker non-vote.”
11. ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions and broker non-votes will not be included in the totals of votes cast and will not affect the outcome of the vote at the Annual Meeting. Broker non-votes are described more particularly in Question 10 above.
12. HOW CAN I REVOKE A PROXY?

You can revoke a proxy before the completion of voting at the Annual Meeting by:
(a)giving written notice to the Corporate Secretary of the Company;
(b)delivering a later-dated proxy; or
(c)voting online during such meeting.
Participation in the Annual Meeting will NOT cause your previously granted proxy to be revoked. To revoke you must use one of the methods listed above. For shares you held beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or by attending the Annual Meeting and voting your shares online during such meeting.
13. WHO WILL PAY THE COST OF THIS PROXY SOLICITATION?

The cost of this solicitation of proxies will be paid by the Company. In addition to the use of mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks, and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of Alliance Advisors, LLC. at an anticipated cost of $10,000, plus reimbursement of out of pocket expenses, and of Broadridge Investor Communication Solutions, Inc. ("Broadridge") at an anticipated cost of $19,000, plus reimbursement of out of pocket expenses. The Broadridge cost includes support for the virtual Annual Meeting.

14. HOW CAN I ATTEND THE ANNUAL MEETING?

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You are entitled to participate in the Annual Meeting only if you are a holder or joint holder of Spok common stock as of the close of business on June 19, 2020 or you hold a valid proxy for the Annual Meeting.
You will be able to attend the Annual Meeting of stockholders online and submit your questions by visiting www.virtualshareholdermeeting.com/SPOK2020. You also will be able to vote your shares electronically at the Annual Meeting.
To participate in the Annual Meeting, you will need the 16-digit control number included, on your proxy card or on the instructions that accompanied your proxy materials.
The meeting webcast will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:30 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
15. WHY IS THE COMPANY USING A VIRTUAL MEETING?

Hosting a virtual meeting will enable increased stockholder attendance and participation since stockholders can participate from any location around the world while also providing improved communication and cost savings for our stockholders and the Company.
You will be able to attend the Annual Meeting of stockholders online and submit your questions by visiting www.virtualshareholdermeeting.com/SPOK2020. You also will be able to vote your shares electronically at the Annual Meeting.
16. WHAT IF DURING THE CHECK-IN TIME OR DURING THE ANNUAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call:
1 (800) 586-1548 (U.S.)
1(303) 562-9288 (International)
17. HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote online or if you properly return a proxy or voting instructions by Internet, telephone or mail. In order for us to conduct our meeting, a majority of the shares of common stock issued and outstanding and entitled to vote must be present online or by proxy at the meeting. This is referred to as a quorum. Abstentions and shares of record held by a broker, bank or other nominee (‘broker shares”) that are voted on any matter are included in determining the number of shares present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.
18. WHAT IF A QUORUM IS NOT PRESENT AT THE MEETING?

If a quorum is not present at the scheduled time of the Annual Meeting, then either the chairman of the Annual Meeting or the stockholders by vote of the holders of a majority of the stock present in person or represented by proxy at the Annual Meeting are authorized by our Bylaws to adjourn the Annual Meeting until a quorum is present or represented.

19. WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Vincent D. Kelly and Michael W. Wallace, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees named in this Proxy Statement is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.
20. WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting or in our Quarterly Report on Form 10-Q if filed within four business days of the Annual Meeting.

BOARD OF DIRECTORS AND GOVERNANCE MATTERS

BOARD RESPONSIBILITY, COMPOSITION AND MEETINGS
The primary responsibility of the Board of Directors (the “Board”) is to foster the long-term success of the Company and, in turn, to oversee the generation of long-term stockholder value. In fulfilling this role, each director must exercise his or her good faith business judgment of the best interests of the Company. The Board has responsibility for establishing broad corporate policies, setting strategic direction and overseeing management, which is responsible for the day-to-day operations of the Company.
Our Board currently consists of eleven directors and will decrease to ten directors with the departure of Mr. Thompson. Directors are elected annually at each annual meeting to serve until the next annual meeting and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal. Each of the nominees currently serves as a director, and each of the nominees, with the exception of Dr. Byrne, Ms. Cournoyer, and Mr. Shockley, was elected by the stockholders at the 2019 Annual Meeting of Stockholders. Biographical information and qualifications of the nominees for director are included under “Proposal 1 – Election of Directors” on page 55.
The Board holds regular meetings each quarter and special meetings are held when necessary. The Board’s organizational meeting follows the annual meeting of stockholders. Each year, one of the Board meetings is devoted primarily to reviewing the Company’s long-range plan. The Board held seven meetings in 2019. The Board meets in executive session at every Board meeting. Directors are expected to attend the Board meetings, the annual meeting of stockholders and meetings of committees of the Board on which they serve, with the understanding that, on occasion, a director may be unable to attend a meeting.

The following table shows director attendance for Board and committee meetings in 2019:

	Percentage of Meetings Attended
Directors	Board (7 meetings)	Audit Committee (5 meetings)	Compensation Committee (3 meetings)	Nominating and Governance Committee (2 meetings)
Royce Yudkoff	100%	N/A	100%	100%
N. Blair Butterfield	100%	80%	N/A	N/A
Stacia A. Hylton	100%	100%	N/A	N/A
Vincent D. Kelly	100%	N/A	N/A	N/A
Brian O’Reilly	100%	N/A	100%	100%
Matthew Oristano	100%	100%	N/A	N/A
Samme L. Thompson	100%	N/A	100%	100%
Todd Stein	100%	100%	N/A	N/A

All directors attended the 2019 Annual Meeting of Stockholders.
BOARD LEADERSHIP STRUCTURE
The Board has segregated the positions of Chair of the Board and Chief Executive Officer and President (“CEO”) since the Company’s inception in 2004. The position of Chair of the Board has been filled by an independent director. The Board believes that segregation of these positions has allowed the CEO to focus on managing our day-to-day activities within the parameters established by the Board. The position of Chair of the Board provides leadership to the Board in establishing our overall strategic direction consistent with the input of other directors and management. The Board believes this structure has served the stockholders well by ensuring the development and implementation of our strategies in the healthcare communications market.

GOVERNANCE GUIDELINES, POLICIES AND CODES
The Board has adopted Corporate Governance Guidelines that may be found on our website at www.spok.com/meet-spok/investor-relations. In addition, the Board has adopted a Code of Business Conduct and Ethics that applies to all our directors and employees, including the CEO, Chief Financial Officer (“CFO”), and Chief Accounting Officer ("CAO"). This Code of Business Conduct and Ethics may be found on our website www.spok.com/meet-spok/investor-relations. During the period covered by this report, we did not request a waiver of our Code of Business Conduct and Ethics and did not grant any such waivers. Should any amendment or waiver become necessary, we intend to post such amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors, principal executive officer, principal financial officer or principal accounting officer) on our website. Information on the Company’s website is not, and shall not be deemed to be a part of this Proxy Statement or incorporated into any other filings the Company makes with the SEC.
BOARD’S RISK OVERSIGHT ROLE
Our primary risks consist of managing our business profitably during the continued transition of declining wireless revenues and subscribers and profitably expanding our software revenues and bookings. In general, the Board, as a whole and at the committee level, oversees our risk management activities. The Board annually reviews management’s long range plan and the annual budget that results from the strategic planning process. Using that information, the Compensation Committee establishes both the short-term and long-term compensation programs along with the performance criteria that apply to all executives of the Company (including the NEOs). These compensation programs are discussed and ratified by the Board. The compensation programs are designed to focus management on the performance metrics that we expect will drive profitability in our business and long-term stockholder value. See “Compensation Discussion and Analysis - Executive Compensation Design - Elements of Compensation” for additional information regarding risk management related to the Company’s compensation policies and procedures. The Board receives periodic updates from management on the status of our business and performance (including updates outside of the normal Board meetings). Finally, as noted below, the Board is assisted by the Audit Committee in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Thus, in performing its risk oversight, the Board establishes the performance metrics, monitors on a timely basis the achievement of those performance metrics, and oversees the mechanisms that report those performance metrics.
Cybersecurity and Privacy Risk
Protecting the privacy of customer information and the security of our systems and networks is a top priority at Spok. The Board is committed to maintaining strong and meaningful privacy and security protections for our customers’ and the Company’s information and established a Cybersecurity Committee in October 2019. The Cybersecurity Committee is responsible for overseeing Spok’s risk management program relating to privacy and cybersecurity. In keeping with the Company's high standards for cybersecurity, Company management will provide regular updates to the Cybersecurity Committee on data privacy and cybersecurity matters.
COMMITTEES OF THE BOARD OF DIRECTORS
The Board has established various separately designated standing committees to assist it with performance of its responsibilities. The Board designates the members of these committees and the committee chairs annually at its organizational meeting, which typically follows the annual meeting of stockholders, based on the recommendations of the Nominating and Governance Committee. The Chair of each committee works with Company management to develop the agenda for that committee and determine the frequency and length of committee meetings. After each meeting, each committee provides a full report to the Board.

The Board has adopted written charters for each of these committees. These charters are available on the Company’s website at www.spok.com/meet-spok/investor-relations. The following table summarizes the primary responsibilities of the committees:

Committee Audit Compensation Nominating and Governance Cybersecurity
Primary Responsibilities
The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements and financial reporting processes and systems of internal control; the qualifications, independence and performance of the Company’s independent registered public accounting firm, the internal auditors and the internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee also prepares the Audit Committee Report required by SEC rules. See pages 20 and 21 for further matters related to the Audit Committee, including its report for the year ended December 31, 2019.

The Compensation Committee determines, reviews and approves the compensation of the named executive officers ("NEOs"), including salary, annual short-term incentive awards and long-term incentive awards. The Compensation Committee reviews director compensation and recommends changes in compensation to the Board. In addition, the Compensation The Committee evaluates the design and effectiveness of the Company’s incentive programs. See pages 22 through 24 for further matters related to the Compensation Committee, including a discussion of its procedures and its report on the Compensation Discussion and Analysis appearing on pages 26 through 54. The Compensation Committee also prepares the Compensation Committee Report required by SEC rules.

The Nominating and Governance Committee identifies individuals qualified to become Board members consistent with the criteria established by the Board, which are described in the Company’s Corporate Governance Guidelines, and recommends a slate of nominees for election at each annual meeting of stockholders; makes recommendations to the Board concerning the appropriate size, function, needs and composition of the Board and its committees; advises the Board on corporate governance matters, including the development of recommendations to the Board on the Company’s Corporate Governance Guidelines; and oversees the self-evaluation process of the Board and its committees.

The Cybersecurity Committee was established to enhance the Board’s understanding and oversight of the policies, controls and procedures that Spok management has put in place to identify, manage and mitigate risks related to cybersecurity, privacy and disaster recovery.

The following table sets forth the current members of each committee and the number of meetings held during 2019. Immediately following the Annual Meeting, the Board intends to appoint Blair Butterfield as Chair of the Compensation Committee and Christine Cournoyer as Chair of the Nominating and Governance Committee.

Name	Audit(1)	Compensation(2)	Nominating and Governance(3)	Cybersecurity (4)
N. Blair Butterfield*	√			√
Stacia A. Hylton*	√			Chair
Vincent D. Kelly
Brian O’Reilly*		Chair	√
Matthew Oristano*	Chair
Samme L. Thompson*		√	Chair
Royce Yudkoff*(5)		√	√
Todd Stein*	√
Christine M. Cournoyer*			√
Dr. Bobbie Byrne*				√
Brett Shockley*			√
2019 Meetings	5	3	2	0

* Independent Director
(1)The Audit Committee consists entirely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of NASDAQ and Rule 10A-3 of the Exchange Act. The Board has determined that all members of the Audit Committee are financially literate and that Matthew Oristano is an “audit committee financial expert” within the meaning set forth in SEC regulations.
(2)The Compensation Committee consists entirely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of NASDAQ, are non-employee directors for the purposes of Rule 16b-3 of the Exchange Act, and satisfy the requirements of Internal Revenue Code Section 162(m) for outside directors.
(3)The Nominating and Governance Committee consists entirely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of NASDAQ.
(4)The Cybersecurity Committee was established in 2020 and consists entirely of non-management directors, all of whom the Board has determine are independent within the meaning of the listing standards of NASDAQ.
(5)Chair of the Board of Directors.
Cybersecurity Committee
Beginning in 2020, in its ongoing commitment to governance and oversight, the Board established a Cybersecurity Committee. The Board determined that a committee solely dedicated to Cybersecurity oversight was critical in today's ever-evolving landscape. With the Company's release of Spok Go, a Software as a Service ("SaaS") offering, risk related to Cybersecurity is now, more than ever, an inherent risk that requires dedicated focus within our business. The Cybersecurity Committee will review and advise the Board with respect to the Company’s information technology use and data security, including, but not limited to, enterprise cybersecurity, privacy, data collection and protection and compliance with information security and data protection laws. The Committee will also provide the Board with insight as to how Management is validating the operational effectiveness of its cybersecurity risk management program as well as the impact of any new product, initiative, or partnership on the Cybersecurity programs. The Committee is made up of three independent Directors.

DIRECTORS
Process for Nominating Directors
The Nominating and Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the annual meeting.
In identifying potential candidates for Board membership, the Nominating and Governance Committee relies on suggestions and recommendations from directors, management, stockholders and others, including from time to time executive search and board advisory firms. The Nominating and Governance Committee has the sole authority to retain, compensate and terminate any search firm or firms to be used in connection with the identification and assessment of director candidates. Dr. Byrne and Ms. Cournoyer were recommended to the Nominating and Governance Committee by a third-party search firm. In addition, as previously disclosed, on June 18, 2020, the Company entered into a cooperation agreement (the “Cooperation Agreement”) with White Hat Strategic Partners LP, a Delaware limited partnership, White Hat SP GP LLC, a Delaware limited liability company, White Hat Capital Partners LP, a Delaware limited partnership, and White Hat Capital Partners GP LLC, a Delaware limited liability company (collectively, “White Hat”). Mr. Shockley was originally recommended to the Nominating and Governance Committee by White Hat, and he was elected to the Board and nominated for election at the Annual Meeting pursuant to the terms of the Cooperation Agreement.
The Nominating and Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. We have not adopted a formal process because we believe that an informal consideration process has served stockholders well. The Nominating and Governance Committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for the Nominating and Governance Committee’s consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Governance Committee, in care of our Secretary, at least six months before the next Annual Meeting of Stockholders to ensure time for meaningful consideration by the Nominating and Governance Committee. The policy for nominating directors is the same regardless if the nominees are submitted to the Nominating and Governance Committee by stockholders or if the nominees are recommended by the Company or the Board. The Company’s Bylaws set forth the procedures that a stockholder must follow to nominate directors. (See “Stockholder Proposals and Company Documents” on page 75.)

The current composition of our Board of Directors is discussed under “Board Responsibility, Composition and Meetings” on page 13. Biographical information and qualifications of the nominees for director are included under “Proposal 1-Election of Directors” on page 55.

Director Qualifications and Board Diversity
The Nominating and Governance Committee considers Board candidates based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience and any other factors appropriate in the context of an assessment of the Nominating and Governance Committee’s understanding of the needs of the Board at that time. In addition, the Nominating and Governance Committee considers whether the individual satisfies criteria for independence, as may be required by applicable regulations, and personal integrity and judgment. Accordingly, the Board seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to our Company.
The Nominating and Governance Committee is focused on diversity, and as part of its review of Board candidates, the Nominating and Governance Committee considers diversity in the context of age, business experience, knowledge and perspective from other fields or industries such as investment banking, manufacturing, professional services, government services or consulting among others. This consideration is included as part of the overall decision on the candidates for the Board.
Under “Proposal 1 – Election of Directors,” we provide our overview of each nominee’s principal occupation, business experience and other directorships, together with the key attributes, experience and skills considered by the Nominating and Governance Committee and the Board as relevant to achieving the Company’s strategic direction and overseeing its operations.
Director Independence Determinations
The NASDAQ corporate governance rules require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familiar relationships of each member. The Board’s inquiry extended to both direct and indirect relationships with our Company. Based upon both detailed written submissions by members of the Board and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable NASDAQ corporate governance rules, the Board has determined that all of our current directors are independent, with the exception of Mr. Kelly, our CEO. The Board also reviewed Mr. Thompson's relationship with American Tower Corporation ("ATC") and Dr. Byrne's relationship with Advocate Aurora Health, as discussed below, in making these independence determinations.
Compensation of Directors
The Company’s philosophy is to provide competitive compensation necessary to attract and retain high-quality non-executive directors, while also ensuring that non-executive directors' interests are strongly aligned with our stockholders. Directors who are full-time employees of the Company (currently, only Mr. Kelly) receive no additional compensation for service as a director.
The Compensation Committee periodically reviews the competitiveness of director compensation, considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning such compensation with a view toward attracting and retaining qualified directors. There were no changes made to director compensation in 2019.
For 2019, each non-executive director received an award of restricted shares of common stock (“restricted stock”) quarterly based upon the closing price per share of our common stock at the end of each quarter, such that each non-executive director received $60,000 per year of restricted stock ($70,000 for the Chair of the Audit Committee). The restricted stock vests on the earlier of a change in control of the Company or one year from the date of grant. In addition, for 2019, the non-executive directors received to cash compensation of $45,000 ($55,000 for the Chair of the Audit Committee), also payable quarterly.

The following table presents the cash and equity compensation elements in place during 2019 for our non-executive directors:

Type of Compensation	Non-Executive Director (excluding Chair of Audit Committee)	Chair of Audit Committee
Annual Cash Fee(1)	$45,000	$55,000
Annual Restricted Stock Award Value(1)(2)	$60,000	$70,000
(1) Both the cash fee and restricted stock award value were paid in quarterly installments.
(2) Restricted stock vests one year following the grant date, subject to earlier vesting upon a change in control.
The non-executive directors were reimbursed for any reasonable out-of-pocket Board related expenses incurred. There were no other annual fees paid to these non-executive directors.
The following table sets forth the compensation earned by the non-executive directors for the year ended December 31, 2019:
Director Compensation Table for 2019

Director Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)(2)	Total ($)
Royce Yudkoff	45,000	60,000	105,000
N. Blair Butterfield	45,000	60,000	105,000
Stacia A. Hylton	45,000	60,000	105,000
Brian O’Reilly	45,000	60,000	105,000
Matthew Oristano	55,000	70,000	125,000
Samme L. Thompson	45,000	60,000	105,000
Todd Stein	45,000	60,000	105,000
(1) Each non-executive director was awarded 4,485 shares of restricted stock during 2019, except that Mr. Oristano, the Chair of the Audit Committee had 5,235 shares of restricted stock awarded to him during 2019. None of our non-executive directors held any other stock awards or any outstanding options as of December 31, 2019.
(2)Amounts shown reflect the grant date fair value of the restricted stock awards as determined under FASB ASC Topic 718.

Non-Executive Director Compensation Actions for 2020

In connection with compensation decisions for 2020, the Board’s independent compensation consultant, Korn Ferry, conducted a review of our non-executive director compensation program relative to the board compensation paid by our peer group of companies. Our peer group of companies is discussed and identified below under “Compensation Discussion and Analysis—Relationship With Compensation Consultants and Use of Peer Groups.” Although Korn Ferry’s review indicated that our total non-executive director compensation was below the median compensation level paid by our peer group, the Board determined to leave non-executive director compensation levels unchanged for 2020. Further, in order to provide for even closer alignment of our non-executive directors’ interests with those of our stockholders and to demonstrate leadership in connection with the economic effects of the coronavirus disease 2019 (COVID-19) pandemic, the Board unanimously approved converting the cash fee portion of our non-executive director compensation to stock awards for the remainder of 2020. The stock awards will be granted quarterly based on our stock price at the time of grant. In connection with this change, we adopted a deferred compensation plan for non-executive directors, pursuant to which the non-executive directors may defer settlement of these stock awards until a future date or their departure from the Board.

Stock Ownership Guidelines for Non-Executive Directors and Prohibitions on Pledging and Hedging
The Board believes that stock ownership guidelines further align the interests of directors with those of the Company’s stockholders. The non-executive directors are required to hold shares of common stock and/or restricted stock equal to three times their annual cash compensation ($135,000 for each non-executive director and $165,000 for the Chair of the Audit Committee) as measured on June 30th of each year. All non-executive directors will have a three-year grace period to reach the ownership threshold. All non-executive directors have met the stock ownership guidelines as of April 1, 2020, except for Mr. Stein who has until July 2021, Dr. Byrne who has until January 2023, Ms. Cournoyer who has until March 2023, and Mr. Shockley who has until June 2023 to reach the ownership threshold for non-executive directors.

Our non-executive directors remained committed to each holding a meaningful ownership interest in our Company as we continue our transition from a wireless centric business model to a growth oriented healthcare communications model. In particular, none of our non-executive directors have sold shares of our common stock held by them directly since May 2013 and some non-executive directors were active purchasers of our common stock during 2019. Further, in order to provide for even closer alignment of our non-executive directors’ interests with those of our stockholders and to demonstrate leadership in connection with the economic effects of the COVID-19 pandemic, the Board unanimously approved converting the cash fee portion of our non-executive director compensation to stock awards. The Company’s non-executive directors are not permitted to engage in hedging activities with respect to our stock and are not permitted to pledge their shares of our stock.
Board Tenure
The Nominating and Governance Committee, as part of its evaluation of nominees to the Board, reviewed the tenure of each nominee. Four of the ten nominees have served on the Board since 2004. The Nominating and Governance Committee considered the Company’s ongoing long-term transition from a wireless centric business model to a growth oriented healthcare communications model as a critical strategic and operational element for the Company’s future. These four nominees have been involved in oversight of the Company’s strategic and operational priorities since 2004 and understand how the Company’s strategies and operations have evolved to support the Company’s continued long-term transition. The Nominating and Governance Committee believes that this historical understanding is critical and allows these nominees to judge the Company’s priorities and operational plans during the transition in a manner that would best impact long-term stockholder value. Based on this evaluation, the Nominating and Governance Committee believes that the ten nominees should be elected as directors. As the Company continues through its transition, the Nominating and Governance Committee will review each director to ensure appropriate Board composition.
Annual Performance Evaluation
The Chair of the Nominating and Governance Committee oversees an annual Board evaluation process. The process consists of individual interviews and detailed assessments, addressing such topics as Board composition and independence; the oversight of Company strategy; individual director engagement and performance; the quality of Board information and communication; director skills, expertise and education; as well as the performance and composition of individual Board committees. Additionally, each director is asked to comment on the Board’s overall effectiveness, including the identification of areas of improvement. Based on the results of this detailed evaluation, plus additional input received throughout the year, appropriate steps are taken to ensure that the Board is adhering to best-in-class governance standards.
Stockholders’ Communications
We have not developed a formal process by which stockholders may communicate directly to the Board. We believe that an informal process, in which stockholder communications directed to the Board are received by the Secretary and the communications (or summaries thereof) are provided to the Board, has served the Board’s and the stockholders’ needs. All communications received are immediately communicated electronically to the Board or Committee Chairman, where appropriate. Responses, if appropriate, to these communications may come from the Secretary or a Board member. Until other procedures are developed, any communications to the Board should be addressed to the Board and sent in care of our Secretary at the following address: Spok Holdings, Inc., c/o Secretary, 6850 Versar Center, Suite 420, Springfield, Virginia 22151-4148.

AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE REPORT
To our Stockholders:
In accordance with its written charter adopted by the Board of Directors ("Board"), the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing and financial reporting practices. The Audit Committee oversees the financial reporting process on behalf of the Board.
Management is responsible for the preparation of the Company’s financial statements and financial reporting process, including the system of internal controls. Grant Thornton LLP (the “auditor”) is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.
In discharging its oversight responsibility, the Audit Committee reviewed and discussed with management and the auditor the audited financial statements that were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
The Audit Committee discussed with the auditor the matters required to be discussed under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee discussed with the auditor the auditor’s independence from the Company and its management and received the written disclosures and letter from the auditor as required by the applicable requirements of the PCAOB regarding the auditor’s communications with the Audit Committee concerning independence.
Based on the foregoing, the Audit Committee recommended to the Board and the Board approved the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.
Audit Committee:
Matthew Oristano, Chair
N. Blair Butterfield
Stacia A. Hylton
Todd Stein
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act (together, the “Acts”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table summarizes fees billed to us through June 19, 2020 by Grant Thornton LLP relating to services provided for the periods stated.

	For the Year Ended December 31,
	2019	2018
Audit Fees(1)	$1,411,980	$1,420,361
Audit-Related Fees(2)	$18,935	$14,000
Tax Fees	—	—
All Other Fees	—	—
Total	$1,430,915	$1,434,361
(1)The audit fees (including out-of-pocket expenses) for the years ended December 31, 2019 and 2018 were for professional services rendered during the audits of our consolidated financial statements and our internal control over financial reporting, for reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q and for reviews of other filings made by us with the SEC.
(2)Audit-related fees primarily related to services associated with the implementation of new accounting standards.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.
From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or types of services to be provided and is also generally subject to a maximum dollar amount.
The Audit Committee may also delegate to one or more of its members the authority to approve any audit or non-audit services to be provided by the independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported at the next Audit Committee meeting.
All audit fees in 2019 and 2018 were approved by the Audit Committee pursuant to our pre-approval policy.

COMPENSATION COMMITTEE MATTERS

INTRODUCTION
The Compensation Committee consists entirely of non-management directors, all of whom are independent directors as the term is defined in the NASDAQ rules. Its responsibilities are described below and set forth in the Compensation Committee Charter that can be viewed online on the Company website at www.spok.com/meet-spok/investor-relations.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2019, Brian O’Reilly (Chair), Samme L. Thompson and Royce Yudkoff served on the Compensation Committee. None of the members of the Compensation Committee that served during 2019 are or have been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person, except for Mr. Thompson whose relationship with American Tower Corporation (“ATC”), a landlord of transmission tower sites used by the Company, is described under “Transactions with Related Parties” on page 75. In addition, during 2019, no member of our Board or of our Compensation Committee, and none of our executive officers, served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of an entity that has one or more executive officers serving as members of our Board or our Compensation Committee.
COMPENSATION COMMITTEE PROCEDURES
Scope of Authority
The responsibilities of the Compensation Committee are set forth in its charter and include, among other duties, the responsibility to:
•review and approve the Company’s overall executive compensation philosophy and design;
•review and approve corporate goals and objectives relevant to the compensation of our CEO and all executive officers (including the NEOs);
•make recommendations to the Board with respect to incentive compensation plans and equity based plans, administer and make awards under such plans and review the cumulative effect of its actions;
•monitor compliance by executives with our stock ownership guidelines;
•monitor risks related to the design of the Company’s compensation program;
•determine the independence and lack of conflicts of interest of its outside compensation consultants;
•review and discuss with management our Compensation Discussion and Analysis; and
•prepare and approve the Compensation Committee’s Report for inclusion in the annual proxy statement.
In accordance with its charter, the Compensation Committee may delegate its authority to the Chair of the Compensation Committee when it deems appropriate, unless prohibited by law, regulation or NASDAQ listing standards.
Processes and Procedures for Establishing Executive Compensation
The primary processes and procedures for establishing and overseeing executive compensation include:
Compensation Committee Meetings. The Compensation Committee had two formal meetings in 2019 and conducted other deliberations by email in lieu of formal meetings. The Chair of the Compensation Committee, in consultation with the other members, sets the meeting agendas. The Compensation Committee reports its actions and recommendations to the Board.
Role of Consultants. Based on the Say-on-Pay results in 2019 where the executive compensation program (including the compensation of the NEOs) was approved by 94% of the votes cast (excluding abstentions and broker non-votes) and the lack of material change to our executive compensation program for 2019, the Compensation Committee did not engage any compensation consultants for purposes of evaluating the 2019 overall executive compensation program, but did engage Korn Ferry, an independent consulting firm, at the beginning of 2019, to review the Company's peer group and NEO compensation for future years.

Role of Management
•The Company’s management provides input on overall executive compensation program design for the Compensation Committee’s consideration.
•Each year, our CEO presents to the Compensation Committee recommendations for the compensation of the Company’s NEOs (other than himself), as well as certain other officers. The Compensation Committee reviews and discusses these recommendations with the CEO and, exercising its discretion, makes the final decision with respect to the compensation of these individuals. The CEO has no role in setting his own compensation.
•At the beginning of each year, our CEO presents the Company’s proposed annual performance criteria to the Compensation Committee for the Compensation Committee’s consideration in establishing the short-term and long-term incentive performance criteria.

COMPENSATION COMMITTEE REPORT
To our Stockholders:
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained on pages 26 through 54 of this Proxy Statement with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee:
Brian O’Reilly, Chair
Samme L. Thompson
Royce Yudkoff
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS
Our executive officers serve at the pleasure of the Board (only Mr. Kelly has an employment contract). Set forth below is biographical information for each of our executive officers who is not also a director as of June 19, 2020. Our CEO, Mr. Kelly, is a director of the Company.
Bonnie K. Culp-Fingerhut, age 68, was appointed Executive Vice President ("EVP") of Human Resources and Administration (“HR”) in October 2007. Ms. Culp-Fingerhut has been responsible for strategic human resource planning and human resource policy development at USA Mobility (now operating as Spok, Inc.) and its predecessor company, Metrocall, Inc., since 1997. She oversees corporate and international human resource and payroll operations. In addition, Ms. Culp-Fingerhut assumed the role of Executive Vice President of Human Resources and Administration in October of 2007 and oversees the Ethics Program and related compliance activities. Prior to joining the Company, Ms. Culp-Fingerhut was a consultant with Hay Group, a global Human Resources management-consulting firm where she provided advice and services primarily to organizations undergoing large-scale organizational change. She has expertise in designing and implementing cost-effective human resource systems that align with and support the business strategies of the organization. This includes planning and implementing transition, integration and downsizing strategies, and creating reward and performance management systems. Ms. Culp-Fingerhut has over 30 years of experience in human resource management and operations including more than 12 years of senior management positions. Ms. Culp-Fingerhut holds a Masters of Arts in Industrial Relations from Saint Frances College. Ms. Culp-Fingerhut is an NEO.
Michael W. Wallace, age 51, was appointed Chief Financial Officer on March 27, 2017 and Chief Operating Officer on January 2, 2020. Before his appointment as CFO, Mr. Wallace spent more than 25 years as a financial executive at both public and private companies, most recently as Executive Vice President and CFO at Intermedix Corporation, a healthcare revenue cycle/practice management and data analytics solution provider since August 2013. Prior to joining Intermedix, he was the Executive Vice President and CFO of The Elephant Group (d.b.a. Saveology.com), a leading Internet-based, direct-to-consumer marketing platform. Prior to that, he served as Senior Vice President and CFO of Radiology Corporation of America, a national provider of mobile and fixed-site positron emission tomography (PET) imaging services. Mr. Wallace has also served as an Assistant Chief Accountant in the Securities and Exchange Commission’s (SEC) Division of Enforcement and was a member of the Commission’s Financial Fraud Task Force in Washington, D.C. Prior to being at the SEC, Mr. Wallace served as CFO at Inktel Direct Corporation, a direct marketing service firm, CELLIT Technologies, Inc., a software company serving the contact center marketplace, and Kellstrom Industries, Inc., a publicly held global aerospace company. Before joining Kellstrom, Mr. Wallace worked at KPMG Peat Marwick, LLP in Miami for more than seven years. He received his bachelor’s degree in business administration from the University of Notre Dame and is a licensed Certified Public Accountant. Mr. Wallace became an NEO upon his appointment as CFO on March 27, 2017.
Sharon Woods Keisling, age 51, was appointed Corporate Secretary of USA Mobility, Inc. (now operating as Spok, Inc.) in July 2007 and Treasurer in October 2008. Ms. Woods Keisling joined Metrocall, Inc. in August 1989. Ms. Woods Keisling was named Vice President of Treasury Operations with the merger of Arch and Metrocall in 2004. Prior to this appointment, she held positions in Accounts Receivable and IT. Ms. Woods Keisling currently serves as a Director of Spok, Inc., Arch Wireless, Spok AUS Pty Ltd, Spok Middle East, Inc., and Spok UK Ltd, all wholly owned subsidiaries of the Company. Ms. Woods Keisling holds a Bachelor of Arts in Accounting from Kings College and has over 30 years of cash operation experience.

COMPENSATION DISCUSSION AND ANALYSIS - TABLE OF CONTENTS

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION
We will provide a detailed discussion of our executive compensation with a focus on the Compensation Committee’s decisions with respect to our NEOs. Our NEOs in 2019 were:

NAME	POSITION
Vincent D. Kelly	President and Chief Executive Officer
Michael W. Wallace	Chief Financial Officer and Chief Operating Officer
Bonnie K. Culp-Fingerhut	Executive Vice President – Human Resource and Administration
Sharon Woods Keisling	Corporate Secretary and Treasurer

Former NEO
Hemant Goel	Former President, Spok, Inc.

EXECUTIVE SUMMARY
Say on Pay Results in 2019 and Stockholder Outreach
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 provides stockholders with a non-binding advisory vote (“Say-on-Pay”) on the compensation of our NEOs as such compensation is disclosed in our annual proxy statement. We hold these votes annually. At our 2019 Annual Meeting, the 2018 NEO compensation program was approved by 94% of the shares voting (excluding abstentions and broker non-votes). Through our stockholder outreach in 2019 and through April 2020 we obtained feedback from our stockholders on our operational and financial performance as well as our NEO pay practices. This 2019 and 2020 stockholder outreach consisted of:
1)Conducting quarterly reviews of our financial and operating results. For those stockholders who cannot attend the live meetings, we provide a recording of the reviews that can be accessed for 14 days subsequent to the live meeting;
2)Meeting individually with investors or interested parties who request meetings with management to discuss our financial or operating results;
3)Speaking with stockholders representing approximately 80% of our outstanding shares throughout the year; and
4)Hosting an Investor Day that included management presentations and product demonstrations.
A more detailed discussion of our stockholder outreach is included in the section "Stockholder Outreach" on page 33.
Based on the past feedback from our stockholders, the Compensation Committee retained the following elements previously established for our executive (including the NEOs) compensation program:
1)Awarded an annual LTIP award, which for 2019, 50% was performance based over a multi-year performance period and 50% was time based over a multi-year vesting period;
2)Retained the CEO's minimum stock ownership guideline at three times the CEO's annual salary;
3)Retained minimum stock ownership guidelines for all other executive officers (including the NEOs) at one times the executive officer's annual salary;
4)Retained the prohibition for hedging or pledging the shares of the Company's common stock by executive officers (including the NEOs); and
5)Retained the clawback policy regarding adjustment or recovery of compensation.
Additional details can be found in section "Elements of Compensation" on page 35 as well as "Long-Term Incentive Compensation" on page 40.

Compensation Philosophy
The compensation philosophy of our Company is intended to motivate executives to achieve Spok’s strategic goals and operational plans and attract and retain high quality talent while the Company transitions from a wireless centric business model to a growth oriented healthcare communications model. While our increase in research and development costs are indicative of our transition efforts, we are still several years from completing this transition. Our Company believes that attracting and retaining key personnel is always critical. However, during this transition it is even more imperative that key personnel remain with the Company as we build the foundation for our future success. This philosophy is supported by an executive compensation program including a pay-for-performance objective that aligns executive compensation with stockholder value as well as an equity interest in the Company which we believe aligns executive financial interests with those of our stockholders. That philosophy is translated into the executive compensation program design based on the following principles.

COMPENSATION PRINCIPLES

Link compensation to performance.

We believe that compensation levels should reflect performance. This is accomplished by:
•Motivating, recognizing, and rewarding individual excellence;
•Paying short-term cash bonuses based upon Company financial performance; by setting rigorous annual financial performance targets and strictly adhering to the pre-set targets when determining award payouts; and
•Linking elements of long-term compensation to our Company’s financial performance coupled with preserving value through continued stewardship over time.

Maintain competitive but reasonable compensation levels.

We strive to balance programs and levels of compensation that are competitive with those offered by companies of similar size, including our peer group, with compensation levels and incentives that are appropriate for our Company. For 2019, based on data provided by our independent compensation consultant, Korn Ferry, total compensation for our CEO was below the median compensation level of our peer group.

Align management’s interests with those of stockholders.

We seek to implement programs that will retain the executives while increasing long-term stockholder value by providing competitive compensation and granting long-term equity-based incentives.

CEO Pay Ratio
The 2019 compensation disclosure ratio of the median annual total compensation of all Company employees to the annual total compensation of the Company’s chief executive officer is as follows:

Category	2019 Total Compensation and Ratio

Annual total compensation of Vincent D. Kelly, Chief Executive Officer	$2,223,303

Annual total compensation of our median employee	$101,869

Ratio of the annual total compensation of Vincent D. Kelly, Chief Executive Officer as compared to the annual total compensation of our median employee	22:1

The calculation of annual total compensation of our median employee was determined in the same manner as the Total Compensation shown for our CEO in the Summary Compensation Table. We identified the median employee by examining the 2019 total compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2019. We included all employees, whether employed on a full-time, part-time, or seasonal basis; we did not make any assumptions, adjustments, or estimates with respect to total compensation, with the exception of annualizing the salary compensation for any full-time employees that were not employed by us for all of 2019.
Company Financial Performance
With the acquisition of the software operations in 2011 the Company began a long-term transition from a wireless centric business model to a growth oriented healthcare communications model. This means that until our software revenue growth exceeds the decline in our wireless revenue, total consolidated revenue will decline each year. Maintaining our position as a leader in healthcare communication and collaboration requires us to continue development of our integrated platform and invest in the key areas of customer need including: 1) mobility, 2) alerting, 3) contact center and 4) multiple workflows in the clinical healthcare context. We will continue to increase our spending on product development and strategy in 2020 and beyond to develop these solutions and compete in the changing marketplace. This investment in our future has been, and will be, reflected in our research and development expenses. The Company is not aware of any specific event that was the primary cause for a decline in share price between January 1 and December 31, 2019.
The 2019 operating objectives and priorities established for the Company which were outlined in our Annual Report on Form 10-K for the year ended December 31, 2018 reflect this transition. Our achievement against these operating objectives and priorities is outlined below.

2019 Operating Objectives and Priorities	2019 Achievement
1) Growth of our software revenue and bookings.	Annual software revenue decreased by 4.1% to $72.1 million in 2019. Bookings increased 3.6% to $78.3 million in 2019.
2) Retention of our wireless subscribers and revenue stream.	Net churn for wireless subscribers in 2019 was 5.8% versus 5.7% in 2018. Wireless revenue declined 6.5% in 2019 versus a decline of 6.8% in 2018.
3) Invest in our future solutions.	Research and development expenses increased by 12.6% to $27.5 million in 2019.
4) Return capital to our stockholders.	Cash dividends declared in 2019 were $9.8 million and common stock repurchases were $6.6 million.
5) Long-term revenue growth through business diversification.	We investigated potential acquisition candidates but did not identify any candidates that met our screening criteria to provide stockholder value at a reasonable valuation.
We also announced our plan to continue our regular quarterly dividend of $0.125 per common share in 2020.
The following graphs provide a summary of the Company’s annual financial performance over the five-year period ended December 31, 2019 during the long-term, ongoing transition from a wireless centric business model to a growth oriented healthcare communications model. The research and development expense changes illustrate our investment to develop our healthcare communications platform and invest in the key areas of customer need including 1) mobility, 2) alerting, 3) contact center and 4) multiple workflows in the clinical healthcare context. The wireless revenue, software operations bookings, and adjusted operating and capital expenses performance measures are used by the Compensation Committee as performance criteria for the 2019 short-term incentive plan (“STIP”) and as performance criteria for our equity-based long-term incentive plan (“LTIP”). The Compensation Committee believes the use of these metrics links incentive award opportunities to the attainment of performance criteria in these areas, which are key strategic and financial performance measures for the Company.

REVENUE
($ IN MILLIONS)

RESEARCH AND DEVELOPMENT EXPENSES
($ IN MILLIONS)

ADJUSTED OPERATING AND CAPITAL EXPENSES(1)
($ IN MILLIONS)
(1) Adjusted Operating and Capital Expenses exclude severance, goodwill impairment, depreciation, amortization and accretion, and stock-based compensation expense.

SOFTWARE OPERATIONS BOOKINGS(1)
($ IN MILLIONS)
(1) Software operations bookings represent contractual arrangements to provide software licenses, professional services and equipment sales. These contractual arrangements (bookings) represent future revenue.

CASH RETURNED TO STOCKHOLDERS
($ IN MILLIONS)

$40
$30
$20
$10
$0
$15.0
$14.0
$6.5
$10.3
$10.0
$15.2
$13.5
$10.1
$6.6
$9.8
2015
2016
2017
2018
2019
Dividend Distribution to Shareholders
Share Repurchases

STOCKHOLDER OUTREACH
On an annual basis, the compensation of our NEOs is submitted to our stockholders for a Say-on-Pay vote. In 2019, the 2018 NEO Compensation Program was approved by 94% of the shares voting (excluding abstentions and broker non-votes). We believe that the significant support for the NEO Compensation Program was due in part to the continuing impact of the elements outlined below which were implemented in recent years, but we also continued our stockholder outreach in 2019 and through June 2020 to obtain feedback from our stockholders on our operational and financial performance as well as our NEO pay practices. This 2019 and 2020 stockholder outreach consisted of:
1)Conducting quarterly reviews of our financial and operating results. For those stockholders who cannot attend the live meetings, we provide a recording of the reviews that can be accessed for 14 days subsequent to the live meeting;
2)Meeting individually with investors or interested parties who request meetings with management to discuss our financial or operating results;
3)Speaking with stockholders representing approximately 80% of our outstanding shares throughout the year: and
4)Hosting an Investor Day that included management presentations and product demonstrations.
For this stockholder outreach the agenda generally included (1) a review of the Company's operations and results to date, (2) a discussion of the Company's strategic direction outlining the Company's transition from a declining wireless revenue base to a profitable growing healthcare communications software business and (3) any other matters that were of interest to investors including the Company's compensation philosophy, long-term stockholder value, and its alignment with the Company's strategic direction. During 2019, the Company spoke directly with stockholders representing approximately 80% of the total shares outstanding as of December 31, 2019. The Company did not receive any significant feedback on corporate governance matters. Generally, the CEO, the CFO, the Corporate Secretary and Treasurer and our investor relations professionals took part in these discussions and our stockholders were free to make inquiries about any matter of interest to the stockholder.
EXECUTIVE COMPENSATION DESIGN
Objectives
The design of our executive compensation program reflects the unique strategic situation of the Company using the compensation principles of our Compensation Philosophy. Our Company has been a public company since we were founded in November 2004 resulting from the merger of Metrocall Holdings, Inc. and Arch Wireless, Inc., the two largest remaining independent paging companies in the United States. The merger allowed us to consolidate operations, reduce costs and create stockholder value including the return of $111.0 million between January 1, 2015 and December 31, 2019 in the form of cash distributions (including dividends) and common stock repurchases. This merger also allowed for management of the declining wireless customer base to focus on the most profitable industry segments, primarily healthcare.
In an effort to capitalize on the valuable customer franchise from our wireless customer base in the healthcare industry segment, we acquired Amcom Software, Inc. (“Amcom”) in 2011. Amcom provided healthcare communication software solutions to customers in a variety of industries with a particular emphasis on healthcare. This common focus on the healthcare segment provided our Company with a unique opportunity. This unique opportunity allowed for transition from a declining wireless revenue stream to a growing healthcare communications software business while creating significant stockholder value during the transition. In essence, the Company must profitably manage two revenue lines: 1) a declining wireless revenue stream and related subscribers and 2) a growing healthcare communications software business. We are engaged in a multi-year transition from a declining hardware-based wireless company to a growing healthcare communications software company. Becoming the leader in healthcare communication and collaboration requires us to continue development of our integrated platform and invest in the key areas of customer need including: 1) mobility, 2) alerting, 3) contact center and 4) multiple workflows in the clinical healthcare context. We will continue to increase our spending on product development and strategy in 2020 and beyond to develop these solutions and compete in the changing marketplace. These strategic considerations are important operational elements considered by the Compensation Committee in determining 2019 compensation for our executives, including our NEOs. The Compensation Committee actively considers the implications of this business transition and the evolving size and nature of the overall business when developing the target pay opportunities as part of the executive compensation program design.
For all of our executives, which include the NEOs, incentive compensation in 2019 is determined by the Compensation Committee and ratified by the Board. The Compensation Committee believes that elements of incentive compensation paid to executives should be closely aligned with the Company’s short-term and long-term performance; linked to specific, measurable results which create value for stockholders; and assist the Company in attracting and retaining key executives critical to long-term success.

In establishing compensation for executives, the Compensation Committee has the following objectives:
•Attract and retain individuals of superior ability and managerial talent;
•Ensure compensation performance criteria are aligned with our corporate strategies, business objectives and the long-term interests of our stockholders through profitable management of our transition;
•Achieve key strategic and financial performance measures by linking incentive award opportunities to attainment of performance criteria in these areas; and
•Focus executive performance on long-term stockholder value, as well as promoting retention of key staff, by providing a portion of total compensation opportunities in the form of direct ownership in our Company through performance, and time-based, RSUs which are payable in our common stock when such RSUs vest.
Prior to establishing the compensation plans, the Board and the Compensation Committee reviews with management the Company’s long range plan (“LRP”). The LRP is a five-year projection of the Company's operations. This LRP was reviewed with the full Board at two meetings during the year. The Board discusses with management the Company’s operational priorities, strategic direction, budget assumptions including headcount, sales, research and development spending, capital expenditures, revenue growth, subscriber churn, maintenance retention and other elements supporting the LRP. The Board also reviews a detailed narrative which encapsulates this process. The Board takes great care in setting compensation plans, including determination of performance criteria, to ensure plans are robust and compensation is adequately proportioned between cash and equity in order to create both short-term stability and long-term focus. The Board and Compensation Committee actively and independently considers the performance criteria and management projections when determining the appropriate performance criteria for use in STIP and LTIP as the basis for motivating executive performance.
Based on this understanding of the Company’s operations and plans, as detailed in the LRP, the Compensation Committee identified all key performance criteria, as further outlined under the Short-Term and Long-Term Incentive Compensation sections, that, in the judgment of the Compensation Committee, would support the Company’s capital allocation and long-term stockholder value creation plans. The Compensation Committee believes that the selected performance criteria for both the STIP and LTIP incentivize management to weigh its operational decisions in a manner that best supports the interests of stockholders.

Elements of Compensation
The following chart summarizes the key pay elements during 2019 for our executives including the NEOs. Each element is described in detail beginning on page 37 in the section “2019 Executive Compensation Program Decisions.”

COMPENSATION ELEMENT	FORM	PURPOSE	HOW IT LINKS TO PERFORMANCE
FIXED	Base Salary	Cash	To provide a stable, reliable source of income sufficient to retain talent	Reviewed annually by the Compensation Committee in light of performance factors (Company and individual) and competitive market compensation practices
	Long-Term Time Based Awards	Equity	To provide a stable and reliable source of income as an element of long-term retention and encourage a sense of ownership among executives and NEOs	
AT-RISK	Short-Term Incentive Bonus [(1)]	Cash	To motivate, recognize, retain and reward the achievement of annual financial and other performance criteria as established by the Compensation Committee	Variable and based on achievements of pre-established Company performance criteria as directed by Compensation Committee
	Long-Term Incentive Awards [(1)]	Equity	To motivate, recognize, retain and reward NEOs based on long-term Company performance criteria as established by the Compensation Committee	Variable and based on achievement of Company performance criteria as directed by the Compensation Committee • Performance-Based RSUs- only pay if the applicable performance criteria are met over the defined multi-year performance period

(1)The “At-Risk” compensation elements are based on incentive plans approved in advance by the Compensation Committee. The 2019 STIP was 100% performance based while the LTIP was 50% performance based and 50% time based. Both the performance based STIP and LTIP awards provided for non-payment or caps on potential payment of the awards if the pre-established performance criteria are not met or exceeded. Both the performance based STIP and LTIP awards provided that if certain pre-established performance minimums are not met, no payment is made on the performance based components. In 2019, as we have done in prior years, we set rigorous financial performance metrics and strictly adhered to the pre-established metrics when determining STIP payouts to our NEOs.
We believe, given the industry in which we operate, that we have established base compensation, cash bonuses and equity incentives at levels consistent with those for executives, including NEOs, of comparable companies and that they are generally sufficient to retain our existing executive officers and to hire new executive officers when and as required. Our Compensation Committee believes a significant portion of our executives', including NEOs', compensation should be tied to our performance.
We believe, as is common in the technology sector and with our industrial peers, equity awards are a key compensation-related motivator in attracting and retaining executive officers in addition to base salary and cash bonuses. Each of these components are discussed in further detail in later sections.

The Compensation Committee also established policies which prohibit executives, including the NEOs, from hedging or pledging their shares of the Company’s common stock. In addition, our Compensation Committee has instituted a clawback policy regarding adjustment or recovery of compensation. Such policies also reduce risks associated with the Company’s compensation policies. We believe our compensation policies and practices are not likely to have a material adverse impact on the Company.
Relationship with Compensation Consultants and Use of Peer Groups
Given the high level of approval by stockholders of our 2018 Executive Compensation Program, the Compensation Committee determined that minimal changes would be made to the form, amounts and structure of the 2019 Executive Compensation Program, and our 2018 peer group, as set forth in the following table, was again utilized for 2019 compensation decisions.

•8x8 Inc.;	•Iridium Communications Inc.;
•Alaska Communications Systems Group, Inc.;(1)	•Liveperson Inc.;(1)
•Boingo Wireless, Inc.;(1)	•Lumos Networks Corp.;
•Calamp Corp.;	•MagicJack VocalTec Ltd.;
•Cogent Communications Group, Inc.;	•Medidata Solutions, Inc.;
•Computer Programs & Systems Inc.;(1)	•Meru Networks, Inc.;
•Consolidated Communications Holdings, Inc.;	•Ntelos Holdings Corp.;
•inContact, Inc.;	•Shenandoah Telecommunications Co.; and
•Inteliquent, Inc.;	•Vocera Communications, Inc.(1)
(1) Included in Korn Kerry's proposed peer group described below.
In order to ensure proper compensation alignment as we continue our transition into a software company, the Compensation Committee engaged Korn Ferry, an independent consulting firm, at the beginning of 2019, to review the Company's peer group and NEO compensation. Korn Ferry held discussions with management and the chair of the Compensation Committee, and based on their respective input, proposed changes to the peer group for the Compensation Committee’s consideration. In developing the peer group, Korn Ferry and the Compensation Committee considered Spok’s current and go-forward revenue mix between paging services and software solutions, with an emphasis on the software business which is expected to generate more of the Company’s revenues over time, and selected a blend of companies that operate within these discrete businesses. Based on Korn Ferry's review, the peer group was updated by the Compensation Committee in 2019 to be used for future compensation decisions and consists of the following companies:

•Alaska Communications Systems Group, Inc.;	•Globalstar, Inc.;
•Appfolio, Inc.;	•HealthStream, Inc.;
•Boingo Wireless, Inc.;	•LivePerson, Inc.;
•Castlight Health, Inc.;	•MobileIron, Inc.;
•Computer Programs and Systems, Inc.;	•Model N, Inc.;
•Everbridge, Inc.;	•NextGen Healthcare, Inc.;
•Evolent Health, Inc.;	•ORBCOMM Inc.; and
•Five9, Inc.;	•Vocera Communications, Inc.

In addition to reviewing the peer group with the Compensation Committee, Korn Ferry reviewed the Company’s executive compensation program to assess its competitiveness, pay mix and long-term incentive design with respect to the updated peer group. This review indicated that compensation was generally in-line with or, in the case of our CEO, below the median compensation level for, the peer group assessed and as previously noted, no significant changes were made to the executive compensation program for 2019.

2019 EXECUTIVE COMPENSATION PROGRAM DECISIONS
The elements of our executive compensation program, all of which are discussed in greater detail below, include:
•Base Salary;
•All Other Compensation (consisting of employee benefits and limited perquisites);
•Short-Term Incentive Compensation;
•Long-Term Incentive Compensation; and
•Termination and Change-in-Control Arrangements.
Base Salary
Base salaries are intended to provide our NEOs with a degree of financial certainty and stability that does not depend on our performance, and are part of the total compensation package that the Compensation Committee believes is necessary to help ensure the retention of our NEOs. The base salary element of our compensation program is designed to be competitive with compensation paid to similarly situated, competent and skilled executives. Based on the Company’s planned operations for 2019, the Compensation Committee's review of the executive compensation program and the overwhelming approval by stockholders of the 2018 Executive Compensation Program, the Compensation Committee generally did not make changes to the NEO base salaries for 2019.
In October 2018, Company Management presented to the Compensation Committee an adjustment to decrease STIP and LTIP compensation for the CEO and CFO. This adjustment was effective for 2019 and allowed for alignment with corporate goals while the Company continues its transition. The purpose of these changes was to free up additional resources for the Company's research and development efforts. In addition, in early 2020, to demonstrate leadership in connection with the economic effects of the COVID-19 pandemic, our CEO voluntarily agreed to continue his 37.5% reduction in LTIP target award levels consistent with 2019 compensation.

The base salaries paid to our NEOs are set forth in the Summary Compensation Table on page 45 in the "Salary" column.
All Other Compensation
We provide certain employee benefits and limited perquisites to our NEOs. In general, except as noted below, the other elements of compensation are the same as offered to all other employees of the Company.
Perquisites – We provide a car to the CEO pursuant to his employment agreement.
Insurance Premiums – We paid for basic life insurance at the value of the NEO’s annual salary to a maximum of $250,000. This is available to all employees of the Company.
Company Contribution to Defined Contribution Plan – All Company employees are eligible to receive a Company contribution.
The Spok Holdings, Inc. Savings and Retirement Plan (the “Plan”) is open to all Company employees working a minimum of twenty hours per week with at least thirty days of service. The Plan qualifies under Section 401(k) of the Internal Revenue Code (the “Code”). Under the Plan, participating employees may elect to voluntarily contribute a percentage of their qualifying compensation on a pretax or after-tax basis up to the annual maximum amounts established by the Code. The Company matches 50% of the employee’s contribution, up to 6% of each participant’s gross salary per pay period, or 50% of the employee’s annualized contribution up to $2,500, whichever is greater. There is a per-pay-period match on the 6% component and an end-of-year true up on the $2,500 component. Contributions made by the Company become fully vested three years from the date of the participant’s commencement of employment. Profit sharing contributions are discretionary. In 2019, 2018 and 2017, we made matching contributions in amounts equal to $40,250, $35,841, and $29,229, respectively, for the NEOs participating in the Plan as reflected in “All Other Compensation" column of the Summary Compensation Table for 2019 on page 46.
Dividend Equivalent Rights (“DERs”) – Participants in the LTIP, including the NEOs, are entitled to accrue DERs on each RSU granted to the participant. Each DER represents the value of dividends paid on the Company’s common stock during the related LTIP performance cycles. Each participant, including the NEOs, is entitled to receive in cash the DERs accrued on the underlying RSUs if the pre-established performance criteria are met. If a participant voluntarily leaves the employ of the Company, the underlying DERs are forfeited along with forfeiture of the unvested RSUs.
Other Employee Benefits – We maintain broad-based benefits for all employees, including health, vision and dental insurance, disability insurance, paid time off and paid holidays. Executives (including NEOs) are eligible to participate in all of the employee benefit plans on the same basis as other employees with the exception of increased vacation accrual and eligibility for payout of that vacation accrual at time of termination.

Short-Term Incentive Compensation
Our STIP is designed to motivate our executives and key employees (including the NEOs) and reward them with cash payments for achieving quantifiable, pre-established Company performance criteria.
Description of the STIP Performance Criteria – Based on the information from the LRP for 2019, the Compensation Committee approved the performance criteria of the 2019 STIP to be effective January 1, 2019. The 2019 STIP was payable in cash, based upon separate pre-established performance criteria which included adjusted operating and capital expenses, wireless revenue, software revenue, software operations bookings, and development milestones, each of which is measurable and readily reportable and requires the coordination and cooperation of all of management for achievement.
The Compensation Committee selected the 2019 performance criteria, all of which are key elements leading to long-term stockholder value creation, for the STIP based on the following rationale:
Adjusted Operating and Capital Expenses – Adjusted Operating and Capital Expenses is defined as operating expenses less depreciation, amortization and accretion expense, less severance, less stock-based compensation, less goodwill impairment, plus capital expense (all calculated in accordance with U.S. GAAP). This performance criteria is a non-GAAP measure of the Company's operating expenses. This performance criteria measures the Company’s ability to manage its operations expenses based on parameters established by the Board.
        Wireless Revenue – As noted earlier, the Company continues to transition from a declining wireless centric revenue base to a growing software centric base as represented by software revenue. As the Company transitions to a software centric base, the Compensation Committee believes it is important to focus on the retention of wireless revenues to continue internal funding of research and development projects which it anticipates will fuel long-term growth. A short-term focus on retention of the wireless revenue stream will in turn provide for the present endeavors within our research and development function and our continued transition into a software centric business. This performance criteria will reflect a reduction in revenue in comparison to actual results from the prior year given the declining nature of revenues related to those products and services.
Software Revenue – Software revenue is the basis for future growth. The Compensation Committee believes that the use of this metric will focus management on the growth of a software centric business.
        Software Operations Bookings – Software operations bookings represent contractual arrangements to provide software licenses, professional services and equipment sales. These contractual arrangements (bookings) represent future revenue. This performance criteria focuses management on supporting the critical drivers for future growth and implementation of the transition to growth. As the Company accomplishes its transition to overall growth, this performance criteria will generally reflect an increase from the prior year based on the Compensation Committee's understanding of the Company's operations. In establishing the software operations booking target level for 2019 the Compensation Committee reviewed the actual performance level for software operations bookings in 2018 and set the 2019 target performance level higher than actual performance in 2018.
Development Milestones - As noted earlier, one of our Operating Objectives is to invest in our future solutions. This has resulted in additional development efforts which are designed to integrate our existing solutions, together with physician and nursing workflows, into a seamless platform of healthcare communication and collaboration. It was important for us to establish specific milestones to measure progress on the development of Spok Go given how critical these developments efforts are to our future.
The Compensation Committee believes these five 2019 STIP performance criteria are the key elements supporting stockholder value creation and appropriately focus management on successfully transitioning the Company to growth.
Performance Criteria levels are based on the Company's transition - During the transition period, the Compensation Committee understands that the outcomes of certain of the Company's key performance criteria, such as wireless revenue, will be lower than the prior year reflecting the strategic nature of the Company's business. The Compensation Committee has established higher target performance levels in 2019 for software operations bookings and software revenue as compared to actual 2018 results (see "Description of the STIP Performance Criteria" above) as this performance criterion is focused on transitioning to the software centric portion of the customer base.

Payouts are determined by interpolation of performance goals – Straight-line interpolation is used to determine payouts for STIP awards when 1) the actual performance is between the threshold performance level and target performance level or 2) the actual performance is between the target performance level and the maximum performance level. There is no STIP payout if achievement is below the threshold performance level. Payments under the STIP are contingent upon continued employment through the date of payment, though pro rata payments will be made in the event of death or disability based on actual performance at the triggering event date relative to targeted performance measures for each program. Further, if an executive’s employment is involuntarily terminated (other than for cause), the executive will be eligible to receive a pro rata payment of the STIP for the year of termination, subject to the execution of an appropriate release and other applicable and customary termination procedures.
The threshold, target and maximum performance goals for each component of the performance criteria and the payouts that would have been provided under the 2019 STIP in the event of performance at each applicable level are set forth in the following tables.

Performance Criteria(1)	Relative Weight	Threshold Payout Against Target	Threshold Performance Level (In 000s)	Target Payout	Target Performance Level (In 000s)	Maximum Payout Against Target	Maximum Performance Level (In 000s)
Adjusted Operating and Capital Expenses(2)	15%	80%	$191,756	100%	$159,797	125%	$127,837
Wireless Revenue	20%	80%	$67,932	100%	$84,915	130%	$93,406
Software Revenue	20%	80%	$64,263	100%	$80,329	130%	$88,362
Software Operations Bookings(3)	25%	80%	$33,600	100%	$42,000	150%	$46,200
Development Milestones(4)	20%	0%	—	100%	12/31/2019	100%	12/31/2019
Total	100%	64%		100%		128.25%
(1)The Compensation Committee selected the performance criteria as key measures in determining stockholder value. The relative weight assigned to each performance measure reflects the judgment of the Compensation Committee as to the importance each measure has to stockholder value.
(2)Operating expenses less depreciation, amortization and accretion expense, less severance, less stock-based compensation, less goodwill impairment, plus capital expense (all calculated in accordance with U.S. GAAP).
(3)Software operations bookings represent contractual arrangements to provide software licenses, professional services and equipment sales. These contractual arrangements (bookings) represent future revenue.
(4)Target dates are an all or nothing performance objective. Failure to complete the required objectives prior to the established deadline results in no payout on the related criterion.
The Compensation Committee actively considers the appropriate size of the pay opportunity each year in light of the evolving nature and size of the business. The Compensation Committee determines the threshold, target and maximum payouts for each performance criterion based on the Compensation Committee's understanding of the Company's LRP and the expectations for 2019. Based on this understanding, the Compensation Committee also establishes the relative weighting for each performance criterion with Software Operations Bookings afforded the most significant weighting (see "Description of the STIP Performance Criteria").
In establishing the software revenue and software operations booking target levels for 2019, the Compensation Committee reviewed the actual performance levels for these metrics in 2018 and set the target performance levels higher than actual performance for 2018.
Then the Compensation Committee established the threshold and maximum payout levels based on the Compensation Committee's judgment as to the impact on stockholder value.

The amounts paid under the 2019 STIP were based on the following achievement against the pre-established performance criteria.

Performance Criteria	Relative Weight	Actual Performance (in 000s)	Actual Payout	Weighted Actual Payout
Adjusted Operating and Capital Expenses	15%	$158,833	100.9%	15.1%
Wireless Revenue	20%	$88,167	115.3%	23.1%
Software Revenue	20%	$72,122	89.8%	18.0%
Software Operations Bookings	25%	$36,475	86.8%	21.7%
Development Milestones	20%	Completed	100%	20.0%
Total	100%			97.9%

The STIP opportunity for each NEO is based on a percentage of the NEO’s base salary. For the NEOs' 2019 STIP, the percentage of base salary, the targeted payout and the actual payout were as follows:

NEO	STIP Target Opportunity - Percentage of Base Salary	Targeted Payout ($)	Actual Payout ($)
Vincent D. Kelly	83%	500,000	489,500
Michael W. Wallace	71%	250,000	244,750
Bonnie K. Culp-Fingerhut	75%	168,750	165,206
Sharon Woods Keisling	75%	131,250	128,494

Long-Term Incentive Compensation
Our 2019 LTIP rewards eligible executives, including the NEOs, through a combination of equity awards that contained time-based vesting and vesting based on the future financial performance of our Company. The goals of our long-term incentive program are to:
•Reinforce a sense of ownership and to align the financial interests of eligible executives, including the NEOs, with those of our stockholders;
•Motivate decision-making which improves financial performance of our healthcare communications business over the long-term, particularly during the Company's transition;
•Recognize and reward superior financial performance of the Company; and
•Provide a retention element to our compensation program.
These goals were used in establishing the LTIP performance criteria for the 2019 grant outlined below.
2019 LTIP AWARD – The Compensation Committee approved the 2019 LTIP which was granted to eligible employees, including NEOs, in January 2019. The 2019 LTIP grants provide eligible employees the opportunity to earn long-term incentive compensation based on continued employment with the Company and the Company’s attainment of certain financial goals as determined by the Compensation Committee for the period from January 1, 2019 through December 31, 2021 (the “2019-2021 performance period”).
Time-Based Vesting Awards - The Compensation Committee determined it would be appropriate and in the best interest of the Company and its stockholders to award a portion of its equity awards as time-based vesting to encourage, retain, and reinforce a sense of ownership among executives, including NEOs. The Company anticipates future equity incentive awards will continue to be awarded as a combination of both time and performance-based awards, however, the Compensation Committee may also consider other alternative forms of equity-based awards in the future.

In January 2019, as described above, the Compensation Committee awarded time-based RSUs to eligible employees, including NEOs, under our 2012 Equity Plan, subject to vesting as described below. Additionally, participants are entitled to DERs with respect to the RSUs to the extent that any cash dividends or cash distributions (regular or otherwise) are paid with respect to our common stock during the vesting period. Vested RSUs will be settled in the Company's common stock and vested DERs will be paid in a lump sum cash payment with accrued interest, in each case, subject to income and employment tax withholding. These grants are included in the 2019 Grants of Plan-Based Awards table and the grant date fair value of the awards is included with the NEOs 2019 compensation in the Summary Compensation Table.
The table below details the time-based RSUs awarded to the NEOs during 2019:

NEO	RSUs Awarded (Time-Based) (#)	Value at Grant Date ($)(1)	Market Value at Year-End ($)(2)
Vincent D. Kelly	37,707	499,995	461,157
Michael W. Wallace	11,312	149,997	138,346
Bonnie K. Culp-Fingerhut	6,363	84,373	77,819
Sharon Woods Keisling	4,949	65,624	60,526
(1)The fair values of the RSUs awarded were calculated at $13.26, the closing price of the Company's common stock on December 31, 2018, the last trading day prior to the date of grant.
(2)Market or payout values of the unvested RSUs were based on the number of RSUs granted and our closing stock price at December 31, 2019 of $12.23. The RSUs are convertible into shares of the Company’s common stock following vesting.

The time-based grants noted in the table above will vest in 3 equal installments on December 31, 2019, 2020 and 2021 based on continued employment with the Company.
Performance-based Vesting Awards - Based on the information from the LRP, the Compensation Committee approved the performance criteria for the 2019 LTIP grant for the 2019-2021 performance period, which performance criteria is measurable, readily reported and requires the coordination and cooperation of all management.
The Compensation Committee selected the performance criteria for the 2019 LTIP grant based on the following rationale:
        Wireless Revenue – As noted earlier, the Company is in transition from a declining wireless centric revenue base to a growing software centric base as represented by software revenue. As the Company transitions to a software centric base, the Compensation Committee believes it is important to focus on the retention of wireless revenues to continue internal funding of research and development projects that it anticipates will fuel long-term growth. This performance criteria will reflect a reduction in revenue in comparison to actual results from the prior year given the declining nature of revenues related to those products and services. The Compensation Committee believes that maintaining this revenue stream is a key area of focus as the Company continues its transition into a software centric business. A long-term focus on the maintenance of this revenue stream will continue to benefit investors through both capital reallocation opportunities as well as the continued funding of current and future software development efforts.
Software Revenue – Software revenue is the basis for future growth. The Compensation Committee believes that the use of this metric will focus management on the growth of a software centric business.
Adjusted Operating and Capital Expenses – Adjusted Operating and Capital Expenses is defined as operating expenses less depreciation, amortization and accretion expense, less severance, less stock-based compensation, less goodwill impairment, plus capital expense (all calculated in accordance with U.S. GAAP). This performance criteria is a non-GAAP measure of the Company's operating expenses. This performance criteria measures the Company’s ability to manage its operations expenses based on parameters established by the Board.
Software Operations Bookings – Software operations bookings represent contractual arrangements to provide software licenses, professional services and equipment sales. These contractual arrangements (bookings) represent future revenue. This performance criteria focuses management on supporting the critical drivers for future growth and implementation of the transition to growth. As the Company accomplishes its transition to overall growth, this performance criteria will generally reflect an increase from the prior year based on the Compensation Committee's understanding of the Company's operations.

The Compensation Committee has determined that wireless revenue, software revenue, adjusted operating and capital expenses (as defined), and software operations bookings are key elements impacting stockholder value. The Compensation Committee believes that the use of wireless revenue, software revenue, adjusted operating and capital expenses (as defined), and software operations bookings in both the STIP and LTIP are warranted to motivate management to successfully implement the transition to growth and are aligned with our stockholders interests as follows:
•Wireless revenue is the basis for future software growth. The Compensation Committee believes that the use of this metric will focus management on the responsible growth and transition of the Company into a software centric business with a continued focus on remaining debt free and providing itself with internal funding of current and future research and development efforts.
•Adjusted operating and capital expenses (as defined) is the non-GAAP measure for the Company's operating expenses. The Compensation Committee believes that the use of this metric will focus management on not only the long-term growth of revenues but on the responsible growth of profitable revenue streams which will continue to generate and provide long-term cash flows and the Company's long-term allocation strategy for stockholder dividends and/or common stock repurchases.
•Software operations bookings is the basis for achieving growth. The Compensation Committee's objective is to motivate management to achieve sustainable growth, which would require implementation of the strategies reviewed and approved by the Board (and Compensation Committee) during the review of the LRP.
•Software revenue is the basis for future growth. The Compensation Committee believes that the use of this metric will focus management on the growth of a software centric business.
Payouts are determined based on long-term performance - Management recommended and the Compensation Committee, in its sole discretion, selected employees to be participants in the 2019 LTIP.
Under the terms of the performance-based grants, 100% of the target award is in the form of RSUs granted under our 2012 Equity Plan, subject to vesting as described below. Additionally, participants are entitled to DERs with respect to the RSUs to the extent that any cash dividends or cash distributions (regular or otherwise) are paid with respect to our common stock during the 2019-2021 performance period. The DERs are subject to the same vesting restrictions as the RSUs to which they relate, such that the DERs are only paid to the extent the applicable performance criteria underlying the RSUs have been attained. Vested RSUs will be settled in the Company's common stock and vested DERs will be paid in a lump sum cash payment with accrued interest, in each case, subject to income and employment tax withholding. The Compensation Committee believes that performance-based RSUs link long-term compensation for our executives to our Company’s operational and stock price performance as RSUs are earned only if pre-established performance goals are met and, if earned, are settled in shares of the Company’s common stock upon vesting.
Similar to the STIP, straight-line interpolation is used to determine payouts for LTIP awards when 1) the actual performance is between the threshold performance level and target performance level or 2) the actual performance is between the target performance level and the maximum performance level. There is no LTIP payout if achievement is below the threshold performance level. Payments under the LTIP are contingent upon continued employment through the payment date, though pro rata payments will be made in the event of death or disability based on actual performance at the triggering event date relative to targeted performance measures for each program. Further, if an executive’s employment is involuntarily terminated (other than for cause), the executive will be eligible to receive a pro rata payment of the LTIP for the year of termination, subject to the execution of an appropriate release and other applicable and customary termination procedures.
The Compensation Committee actively considers the appropriate size of the pay opportunity each year in light of the evolving nature and size of the business. The Compensation Committee determines the threshold, target and maximum payouts for each performance criterion based on the Compensation Committee's understanding of the Company's LRP and the expectations for 2019. Based on this understanding, the Compensation Committee also establishes the relative weighting for each performance criterion.

The following table summarizes the performance criteria of the 2019 performance-based LTIP grant for the 2019-2021 performance period:

2019 Performance-Based LTIP Grant
Item #	Weighting	2019-2021 Performance Period Criteria(1)
1	20%	Cumulative Wireless Revenue
2	20%	Cumulative Software Revenue
3	30%	Cumulative Adjusted Operating and Capital Expenses(2)
4	30%	Cumulative Software Operations Bookings(3)
Total	100%
(1)The Compensation Committee selected the performance criteria as key measures in determining stockholder value. The relative weight assigned to each performance measure reflects the judgment of the Compensation Committee as to the importance each measure has to stockholder value.
(2)Operating expenses less depreciation, amortization and accretion expense, less severance, less stock-based compensation, less goodwill impairment, plus capital expense (all calculated in accordance with U.S. GAAP).
(3)Software operations bookings represent contractual arrangements to provide software licenses, professional services and equipment sales. These contractual arrangements (bookings) represent future revenue.
The 2019 LTIP grants provide that the grant will vest and be paid only if the minimum thresholds for the applicable performance criteria for the 2019-2021 performance period are achieved and will be forfeited if the minimum thresholds for the applicable performance criteria for the 2019-2021 performance period are not achieved. Participants will generally forfeit all rights with respect to RSUs and DERs awarded under the 2019 LTIP grant if they terminate with cause or voluntarily separate before the payment date, subject to employment agreement provisions for our CEO. The 2019 LTIP grants will be paid in March 2021 after filing our Annual Report on Form 10-K for the year ended December 31, 2021 with the SEC. The Company believes that current disclosure of the amounts of the performance criteria for the 2019-2021 performance period would be competitively harmful by providing the Company’s competition with detailed insight into the Company’s intentions and expectations. The Company will provide the details of the performance criteria for the 2019-2021 performance period upon completion of the 2019-2021 performance period in its 2021 Annual Report on Form 10-K and in its 2022 Proxy Statement.
The table below details the performance-based grants awarded to our NEOs for 2019:

NEO	RSUs Awarded (Performance-Based)	Value at Grant Date(1)	Market Value at Year-End(2)
Vincent D. Kelly	37,707	499,995	461,157
Michael W. Wallace	11,312	149,997	138,346
Bonnie K. Culp-Fingerhut	6,363	84,373	77,819
Sharon Woods Keisling	4,949	65,624	60,526
(1)The fair values of the RSUs awarded were calculated at $13.26, the closing price of the Company's common stock on December 31, 2018, the last trading day prior to the date of grant.
(2)Market or payout values of the unvested RSUs were based on the target number of RSUs and our closing stock price at December 31, 2019 of $12.23. The RSUs are convertible into shares of the Company’s common stock if the pre-established performance criteria for the 2019-2021 performance period are achieved.
The performance-based grants noted in the table above will vest on December 31, 2021 if the minimum thresholds for the pre-established performance goals for the 2019-2021 performance period are achieved.
Termination and Change of Control Arrangements
At this time, we do not have written employment agreements with our executives except for Mr. Kelly, our CEO. For purposes of retention, the Compensation Committee believed that an employment agreement with Mr. Kelly was necessary. We believe that providing severance to each of our executives, including NEOs, is an important retention tool and provides security to the executives with respect to their terms of employment. Our policies on severance are intended to provide fair and equitable compensation in the event of termination of employment. We did not pay or accrue any amounts relating to termination of any NEO for the year ended December 31, 2019. For a detailed description of the termination and change-in-control provisions refer to “Payments Upon Termination or Termination Due to Change in Control” on page 48.

OTHER CONSIDERATIONS
Stock Ownership Guidelines and Prohibitions on Hedging and Pledging
The Compensation Committee established stock ownership guidelines under which all executive officers, including NEOs, are expected to hold common stock until his or her termination of employment in an amount equal to a multiple of salary, as determined by position, which is based on our peer group analysis conducted in prior years. Our CEO is expected to hold three times his annual salary and at April 1, 2020 held in excess of 7 times his annual salary in shares of the Company’s common stock and RSUs. Each executive officer is expected to hold one times their annual salary in shares of common stock and RSUs and has three years to fulfill this obligation. If the stock price declines, executive officers may hold the fixed number of shares based on the stock price at program commencement.
Stock ownership includes shares over which the executive has direct or indirect ownership or control, including RSUs. We expect executives to meet their ownership guidelines within three years of becoming subject to the guidelines (or three years from a subsequent promotion date and resulting increase in ownership requirements). As of December 31, 2019, all of our executive officers exceeded their stock ownership requirements.
We do not permit our executive officers to engage in hedging or pledging activities with respect to Company shares.
Tax and Accounting Considerations
In addition to our executive compensation objectives and design principles, we consider tax and accounting treatment when designing and administering our executive compensation program. One important tax consideration is Code Section 162(m), which limits our ability to deduct (for tax purposes) compensation paid to any covered employee to $1.0 million annually. Covered employees include certain current and former executive officers, including the principal executive officer and principal financial officer.
The Compensation Committee does not believe compensation decisions should be necessarily constrained by how much compensation is deductible for federal income tax purposes. As a result, the Compensation Committee has authorized, and retains the discretion (in the exercise of its business judgment) to authorize, payments that may not be deductible if it believes that they are in the best interests of our stockholders.
“Clawback” Policy Regarding the Adjustment or Recovery of Compensation
We have a “clawback” policy providing for the adjustment or recovery of compensation in certain circumstances. If the Board or the Compensation Committee determines that, as a result of a restatement of our financial statements, an executive received more compensation than would have been paid absent the restated financial statements, the Board or Compensation Committee may in its discretion, take such action as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, requiring partial or full reimbursement of any bonus or other incentive compensation paid to the executive, causing the partial or full cancellation or adjustment of the future compensation of such executive and dismissing or taking legal action against the executive, in each case as the Board or the Compensation Committee determines to be in the best interests of the Company and our stockholders. Our RSU award agreements also include similar “clawback” provisions.
Hedging and Pledging Policy
We have a "hedging and pledging" policy restricting all directors, executive officers, and employees from, directly or indirectly, purchasing any security whose value derives from an equity security of the Company or any similar financial instrument that is designed to hedge or offset any decrease in market value of any equity securities of the Company. In addition, all directors and executive officers are prohibited to pledge equity securities of the Company as collateral for a loan or otherwise hold equity securities of the Company in a margin account.

COMPENSATION TABLES

BACKGROUND
The Compensation Tables for 2019 include compensation information for all the NEOs, which include Mr. Kelly, Mr. Wallace, Ms. Culp-Fingerhut, Ms. Woods Keisling and Mr. Goel, the former President, Spok Inc., who concluded his employment with the Company on April 26, 2019.
SUMMARY COMPENSATION TABLE FOR 2019
The following Summary Compensation Table includes the values for the elements of compensation detailed above. The Summary Compensation Table includes values for contingent compensation, such as unvested equity awards. The NEOs may never realize the value of certain items included under the column headed “Total” (as is the case in recent years), or the amounts realized may differ materially from the amounts listed in the Summary Compensation Table and related footnotes.
Summary Compensation Table for 2019

					Stock Awards	Non-Equity Incentive Plan Compensation
NEO	Job Title	Year	Salary ($)(1)	Bonus ($)	LTIP Awards ($)(2)	STIP Awards ($)(3)	All Other Compensation ($)(4)	Total Compensation ($)
Vincent D. Kelly	CEO	2019	600,000	—	999,990	489,500	133,813	2,223,303
		2018	600,000	—	1,600,000	603,000	126,278	2,929,278
		2017	600,000	—	1,599,992	541,200	27,890	2,769,082
Michael W. Wallace (5)	CFO, COO	2019	350,000	—	299,994	244,750	20,395	915,139
		2018	350,000	—	569,989	263,813	16,320	1,200,122
		2017	262,500	125,000	488,476	181,636	47,962	1,105,574
Bonnie K. Culp-Fingerhut	EVP HR	2019	225,000	—	168,747	165,206	18,699	577,652
		2018	225,000	—	168,738	169,594	17,215	580,547
		2017	225,000	—	168,740	152,213	7,825	553,778
Sharon Woods Keisling	Corp. Secretary and Treasurer	2019	175,000	—	131,247	128,494	12,105	446,846
		2018	174,808	—	131,240	131,762	12,444	450,254
Former NEO
Hemant Goel	Former President Spok, Inc.	2019	225,857	—	—	—	32,378	258,235
		2018	400,000	—	699,993	402,000	28,385	1,530,378
		2017	350,000	—	499,992	315,700	7,302	1,172,994
(1)Amounts shown represent base salaries earned for the applicable year.
(2)The fair value of the performance-based RSUs awarded in 2019 is based on the probable outcome of the performance conditions on the grant date and calculated at $13.26 per share, the closing price of the Company's common stock on December 31, 2018, the last trading day prior to the date of grant. Assuming maximum outcomes for 2019, the award would be approximately 135% of the values noted in the table above. Grant date fair values were determined in accordance with FASB ASC Topic 718. For additional information, refer to the footnotes of the audited financial statements that were included in the Company's 2019 Annual Report on Form 10-K.
(3)Amounts shown represent annual STIP awards paid in cash.
(4)Additional information is provided in the "All Other Compensation" table below.
(5)Mr. Wallace was appointed Chief Operating Officer on January 2, 2020. Mr. Wallace continues to operate as the Company's Chief Financial Officer.

ALL OTHER COMPENSATION TABLE FOR 2019
The following table summarizes all other compensation for the NEOs for the year ended December 31, 2019:
All Other Compensation Table for 2019

NEO	Job Title	Year	Perquisites($)(1)	Insurance Premiums($)	Company Contribution to Defined Contribution Plans ($)	Dividend Equivalent Rights (DER)	Total ($)
Vincent D. Kelly	CEO	2019	25,081	1,584	8,400	98,748	133,813
Michael W. Wallace	CFO, COO	2019	—	552	8,400	11,443	20,395
Bonnie K. Culp-Fingerhut	EVP HR	2019	—	1,467	6,300	10,932	18,699
Sharon Woods Keisling	Corp. Secretary and Treasurer	2019	—	345	3,702	8,058	12,105
Former NEO
Hemant Goel	Former President, Spok, Inc.	2019	—	357	8,400	23,621	32,378
(1)All perquisite amounts shown in the table for Mr. Kelly were for car allowances.
GRANTS OF PLAN-BASED AWARDS DURING 2019
The following table sets forth the possible non-equity (cash-based), equity incentive plan (performance-based RSUs) and stock awards (time-based RSUs) that were granted to the NEOs in 2019.
Grants of Plan-Based Awards for 2019

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of RSUs	Grant Date Fair Value ($)(5)
NEO	Award(3)	Threshold ($)(4)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vincent D. Kelly	2019 STIP	320,000	500,000	641,250	—	—	—	—	—
	2019 LTIP (time)	—	—	—	—	—	—	37,707	499,995
	2019 LTIP (performance)	—	—	—	30,166	37,707	50,716	—	499,995
Michael W. Wallace	2019 STIP	160,000	250,000	320,625	—	—	—	—	—
	2019 LTIP (time)	—	—	—	—	—	—	11,312	149,997
	2019 LTIP (performance)	—	—	—	9,050	11,312	15,215	—	149,997
Bonnie K. Culp-Fingerhut	2019 STIP	108,000	168,750	216,422	—	—	—	—	—
	2019 LTIP (time)	—	—	—	—	—	—	6,363	84,373
	2019 LTIP (performance)	—	—	—	5,090	6,363	8,558	—	84,373
Sharon Woods Keisling	2019 STIP	84,000	131,250	168,328	—	—	—	—	—
	2019 LTIP (time)	—	—	—	—	—	—	4,949	65,624
	2019 LTIP (performance)	—	—	—	3,959	4,949	6,656	—	65,624

Former NEO
Hemant Goel(6)	2019 STIP	280,000	350,000	448,875	—	—	—	—	—
	2019 LTIP (time)	—	—	—	—	—	—	18,853	249,991
	2019 LTIP (performance)	—	—	—	15,083	18,854	25,359	—	249,991
(1)Amounts represent full year cash awards, under the 2019 STIP for the NEOs. The actual payments were equal to 97.9% of the 2019 STIP target award and are discussed in the "Short-Term Incentive Compensation" section and reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)Amounts represent the RSUs awarded under the performance based 2019 LTIP to the NEOs in 2019. The RSUs are convertible into shares of the Company's common stock if the pre-established performance goals of the 2019 LTIP are achieved. The performance period of the 2019 LTIP is the three year period ending December 31, 2021.
(3)All equity awards were granted on January 2, 2019.
(4)The amount shown in the "Threshold" column represents the amount that would have been paid to the NEO for 2019 if we had achieved the minimum level of each financial performance objective and did not meet the operational performance objectives. Additional details are reflected in the "Short-Term Incentive Compensation" section.

(5)Amounts represent the grant date fair value of the awards, as of the grant date, calculated in accordance with FASB ASC Topic 718, which, for the performance-based 2019 LTIP awards, is based upon the probable outcome of the underlying performance conditions. For additional information, refer to footnotes of the audited financial statements that were included in the Company's 2019 Annual Report on Form 10-K.
(6)Mr. Goel concluded his employment with the Company on April 26, 2019 and forfeited all non-equity, equity incentive plan and stock awards granted that were unvested at that time.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019
At December 31, 2019, the following RSUs are outstanding for the NEOs:

	Stock Awards
	Number of Unearned RSUs That Have Not Vested (#)(1)		Market or Payout Value of Unearned RSUs That Have Not Vested ($)(2)	Equity Incentive Plan Awards:
NEO				Number of Unearned RSUs That Have Not Vested (#)		Market or Payout Value of Unearned RSUs That Have Not Vested ($)(2)
Vincent D. Kelly	25,138	(5)	307,438	30,166	(4)	368,930
	17,039	(6)	208,387	40,894	(3)	500,134
Michael W. Wallace	7,541	(5)	92,226	9,050	(4)	110,682
	3,727	(6)	45,581	8,946	(3)	109,410
Bonnie K. Culp-Fingerhut	4,242	(5)	51,880	5,090	(4)	62,251
	1,797	(6)	21,977	4,313	(3)	52,748
Sharon Woods Keisling	3,299	(5)	40,347	3,959	(4)	48,419
	1,398	(6)	17,098	3,354	(3)	41,019

Former NEO
Hemant Goel (7)	—		—	—		—

(1)Represents the RSUs awarded on January 2, 2018 and January 2, 2019. The RSUs are convertible into shares of the Company's common stock based on a three-year vesting period. RSUs vest in equal annual installments on December 31, 2018, 2019 and 2020 for the 2018 awards and on December 31, 2019, 2020 and 2021 for the 2019 awards.
(2)Market or payout values of the unvested RSUs' were based on our closing stock price at December 31, 2019 of $12.23.
(3)Represents the threshold number of performance-based RSUs awarded under the LTIP on January 2, 2018. The RSUs are convertible into shares of the Company's common stock if the pre-established performance goals are achieved over the three-year period ending on December 31, 2020.
(4)Represents the threshold number of performance-based RSUs awarded under the LTIP on January 2, 2019. The RSUs are convertible into shares of the Company's common stock if the pre-established performance goals are achieved over the three-year period ending on December 31, 2021.
(5)Represents the RSUs awarded on January 2, 2019. The RSUs are convertible into shares of the Company's common stock based on a three-year vesting period. RSUs vest in equal annual installments on December 31, 2019, 2020 and 2021 for the 2019 awards.
(6)Represents the RSUs awarded on January 2, 2018. The RSUs are convertible into shares of the Company's common stock based on a three-year vesting period. RSUs vest in equal annual installments on December 31, 2018, 2019 and 2020 for the 2018 awards.
(7)Mr. Goel concluded his employment with the Company on April 26, 2019 and forfeited all equity incentive plan and stock awards granted that were unvested at that time.

STOCK AWARDS VESTED IN 2019
The following table shows information regarding stock awards that vested during 2019 with respect to our NEOs. Amounts earned based on performance through the end of 2019 were not paid until after filing of the 2019 Annual Report on February 27, 2020 and upon the Board's determination that the applicable performance goals were met.

	Stock Awards
NEO	Number of Shares Acquired upon Vesting (#)	Value Realized on Vesting ($)(1)
Vincent D. Kelly	82,055	1,003,533
Michael W. Wallace	17,504	214,074
Bonnie K. Culp-Fingerhut	9,449	115,561
Sharon Woods Keisling	7,104	86,882

Former NEO
Hemant Goel	—	—
(1)Amounts shown are based on the closing price of our common stock of $12.23 on December 31, 2019, the date shares were vested. Payment in shares of the Company's common stock for our annual LTIP awards were made in March 2020 after filing of the Company's Annual Report on Form 10-K ,for the year ended December 31, 2019, with the SEC for performance-based awards and in January 2020 for time-based awards.
The following table details the achievement of the pre-established performance criteria that allowed for payment of the vested RSUs in common stock of the Company in March 2020 after filing our 2019 Annual Report with the SEC.

Item #	2017-2019 Performance Period Criteria ($ in 000s)	Relative Weight	Target	Achievement	Weighted Actual Payout
1	Wireless Revenue (2017-2019)	20%	$261,427	$283,632	25.4%
2	Software Operations Bookings (2017-2019)	50%	124,528	114,907	46.1%
3	Adjusted Operating and Capital Expenses (2017-2019)(1)	30%	$487,875	$475,362	31.2%
	Total	100%			102.7%
(1)Operating and capital expenses excludes severance and restructuring expenses, stock-based compensation, and goodwill impairment.
PAYMENTS UPON TERMINATION OR TERMINATION DUE TO CHANGE IN CONTROL
We believe that providing severance to each of our executives, including NEOs, is an important retention tool and provides security to the executives with respect to their terms of employment. Our policies on severance are intended to provide fair and equitable compensation in the event of involuntary termination of employment without cause. We did not pay or accrue any amounts relating to termination for the NEOs for the year ended December 31, 2019.
Employment Agreement and Termination Arrangements – CEO
Mr. Kelly entered into a new employment agreement with our Company on January 1, 2019, the term of which has been extended to December 31, 2022.
Under the employment agreement, Mr. Kelly receives a stated annual base salary of $600,000 and is eligible to participate in all our benefit plans, including fringe benefits available to our senior executives, as such plans or programs are in effect from time to time, and use of an automobile. The Board reviews Mr. Kelly’s base salary annually and may increase, but not decrease, the amount of his base salary. In addition to base salary, under the terms of the new employment agreement Mr. Kelly is eligible to receive a target annual cash bonus opportunity of 83.33% of his base salary (a reduction from 100% in Mr. Kelly's previous agreement) based on achievement of certain performance targets set by the Board or a committee thereof; provided that Mr. Kelly is employed by the Company on December 31 of the applicable calendar year and he has not voluntarily terminated his employment with the Company prior to the date such annual bonus is payable. The annual bonus shall be payable in cash.

Under the employment agreement, we are not obligated to pay to Mr. Kelly a gross-up payment for any payment received or to be received by Mr. Kelly in connection with his termination of employment or contingent upon a change in control of the Company that is subject to any excise tax.
The employment agreement contains a covenant restricting Mr. Kelly from soliciting and hiring employees of the Company and its subsidiaries (both wireless and software businesses) and from competing against the Company and its subsidiaries (both wireless and software businesses) during Mr. Kelly’s employment and for a period of two years after the date of termination (as defined in the employment agreement) for any reason.
Under the employment agreement, the agreement may be terminated with 30 days written notice at any time if Mr. Kelly is disabled (as defined in the employment agreement) for a period of six months or more; with “cause” (as defined in the employment agreement); and without cause upon notice from the Company. Mr. Kelly may terminate such agreement with our Company at any time upon 60 days written notice to the Company. Furthermore, the employment agreement may be terminated by mutual agreement of the parties and shall automatically terminate upon Mr. Kelly’s death.
        Disability. The employment agreement provides that for termination as a result of disability, following the use of all accrued sick and personal days, we shall pay Mr. Kelly:
(1)A disability benefit equal to 50% of the base salary during the disability period in lieu of payment of his base salary;
(2)All other unpaid amounts under any Company fringe benefit and incentive compensation programs, at the time such payments are due, subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program;
(3)An amount equal to two times the full base salary then in effect, payable in a lump sum within 45 days after such date of termination; and
(4)An amount equal to the product of (i) a fraction based on the prorated number of days earned in the calendar year as of the date of disability, times (ii) the annual STIP target amount payable within 45 days after the date of termination.
Any payments made to Mr. Kelly during the disability period shall be reduced by any amounts paid or payable to him under our disability benefit plans.
        Death. The employment agreement provides that upon death, Mr. Kelly’s estate will be entitled to:
(1)Base salary through the date of death;
(2)All other unpaid amounts under any Company fringe benefit and incentive compensation programs, at the time such payments are due, subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program;
(3)An amount equal to two times the full base salary, payable in a lump sum within 45 days after the date of death; and
(4)An amount equal to the product of (i) a fraction based on the prorated number of days earned in the calendar year as of the date of death, times (ii) the annual STIP target amount payable within 45 days after the date of termination.
        Termination without Cause or For Good Reason. The employment agreement provides that upon a termination of employment, either by the Company without cause or by Mr. Kelly for good reason (as defined in the employment agreement), he will be entitled to:
(1)Base salary through the date of termination payable within 10 business days;
(2)All other unpaid amounts under any Company fringe benefit and incentive compensation programs, at the time such payments are due;
(3)An amount equal to two times the full base salary then in effect, payable in a lump sum within 45 days after the date of termination;
(4)An amount equal to the annual STIP target for the calendar year in which the termination occurs, payable within 45 days after the date of termination; provided that he shall be entitled to two times his annual STIP target if such termination occurs within one year following a change of control;
(5)An amount equal to the product of (i) a fraction based on the prorated number of days earned in the calendar year as of the date of termination, times (ii) the annual STIP target amount payable within 45 days after the date of termination;

(6)Reimbursement of the cost of continued group health plan benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for 24 months, to the extent elected by the CEO and to the extent the CEO is eligible and subject to the terms of the plan and the law;
(7)Reimbursement for expenses reasonably incurred by Mr. Kelly in securing outplacement services through a professional person or entity of his choice, subject to the approval of the Company, at a level commensurate with Mr. Kelly’s position, for up to one year commencing on or before the one-year anniversary of the date of termination at his election, not to exceed $35,000; and
(8)Full vesting of any unvested time-based equity awards and waiver of any continuous employment conditions on any unvested performance-based equity awards, which awards shall be payable if and when such performance objectives are achieved.
Assuming that the termination occurred on December 31, 2019 and our closing stock price at December 31, 2019 was $12.23, the targeted payments to the CEO are set forth in the following table:

Vincent D. Kelly CEO	Disability ($)(1)	Death ($)(1)	Termination without Cause or For Good Reason ($)(1)
Employment Agreement Benefits
Other Income(2)	380,077	—	—
Salary and Lump Sum Benefits(3)	1,450,000	1,800,000	2,400,000
Health Benefits(6)	—	—	63,401
Total Compensation under Employment Agreement	1,830,077	1,800,000	2,463,401

Company Incentive Plans and Other Benefits
Life Insurance(4)	—	250,000	—
Accrued Vacation Pay(5)	—	237,923	237,923
2019 STIP(7)	489,500	489,500	489,500
2017 LTIP Award (performance-based)(8)	471,515	471,515	471,515
2018 LTIP Award (time-based)(10)	137,538	137,538	208,391
2018 LTIP Award (performance-based)(11)	412,614	412,614	625,173
2019 LTIP Award (time-based)(12)	101,455	101,455	307,438
2019 LTIP Award (performance-based)(13)	152,182	152,182	461,157
All Other Compensation(9)	157,411	157,411	192,411
Total Compensation from Company Incentive Plans and Other Benefits	1,922,215	2,410,138	2,993,508
Total Compensation	3,752,292	4,210,138	5,456,909
(1)For purposes of the Disability benefits, Mr. Kelly was assumed to be disabled on June 1, 2019 through a termination date of December 31, 2019 (which includes 30 days written notice provided on December 1, 2019). For purposes of the "Death" and "Termination without Cause or For Good Reason" scenarios it was assumed death or termination was December 31, 2019.
(2)This amount assumes Mr. Kelly has been paid his pro rata base salary from January 1, 2019 through December 31, 2019 under the “Death” and “Termination without Cause or For Good Reason” scenarios. The payment to Mr. Kelly under the “Disability” scenario includes a disability benefit equal to 50% of the base salary during the disability period, assumes the use of Mr. Kelly's accrued sick and personal days as of May 31, 2019 through termination on December 31, 2019, and reduces compensation by anticipated payments made under the Company's short- and long-term disability plans during the period of disability.
(3)These amounts represent the relevant lump sum payments pursuant to Mr. Kelly’s employment agreement and include the additional STIP target bonus amounts.
(4)This represents a standard benefit available to all employees.
(5)This payment was based on accrued vacation hours at December 31, 2019 under the “Death” and “Termination without Cause or For Good Reason” scenarios. This payment is pursuant to Mr. Kelly’s employment agreement and the vacation policy for NEOs.
(6)This was the cost of continuation of health benefits that may be provided to Mr. Kelly. At his expense, Mr. Kelly or his beneficiary is entitled to continuation of health coverage pursuant to COBRA under the “Disability” or “Death” scenario. The amount reflected in the table under “Termination without Cause or For Good Reason” scenario represented reimbursement of the cost of continuation of health benefits provided to Mr. Kelly for 24 months.
(7)These amounts represent the actual amount of Mr. Kelly's 2019 STIP that was unpaid as of the date of termination, December 31, 2019.
(8)Pursuant to the terms of the 2017 LTIP award (performance-based), Mr. Kelly was entitled to 100% of the target award for purposes of the "Disability" and "Death" scenarios. With respect to the "Termination without Cause or for Good Reason" scenario, Mr. Kelly receives accelerated vesting on the Date of Termination of any time-based conditions for any unvested equity awards. Payment of awards with performance obligations are not made until those requirements have been satisfied. The total RSUs awarded to Mr. Kelly for the 2017 performance-based LTIP award were 38,554. The amounts represent the market values at December 31, 2019 for the RSUs that would have vested, assuming performance at target level, as of December 31, 2019 under the 2017 LTIP award based on our closing stock price on such date of $12.23.
(9)The amount reflected under “Termination without Cause or For Good Reason” scenario consists of the maximum reimbursement for outplacement services of $35,000 and cumulative dividends earned through December 31, 2019 (excluding interest earned) for the RSUs awarded to Mr. Kelly under the 2017, 2018 and 2019 LTIP grants. For purposes of the "Disability" and "Death" scenarios the amounts reflected consist of cumulative dividends earned through December 31, 2019 (excluding interest earned) for the RSUs awarded to Mr. Kelly under the 2017, 2018 and 2019 LTIP grants. These amounts represent cumulative cash dividends of $1.50 per share for RSUs granted in 2017, $1.00 per share for RSUs granted in 2018, and $0.50 per share for RSUs granted in 2019.
(10)Pursuant to the terms of the 2018 LTIP award (time-based), Mr. Kelly was entitled to 66% of the target award for purposes of the "Disability" and "Death" scenarios. With respect to the "Termination without Cause or for Good Reason" scenario, Mr. Kelly receives accelerated vesting on the Date of Termination of any time-based conditions for any unvested equity awards. The total RSUs awarded to Mr. Kelly for the 2018 time-based LTIP award were 51,118. At December 31, 2019 17,039 shares remained unvested. The amounts represent the market values at December 31, 2019 for the RSUs that would have vested as of December 31, 2019 under the 2018 LTIP award based on our closing stock price on such date of $12.23.
(11)Pursuant to the terms of the 2018 LTIP award (performance-based), Mr. Kelly was entitled to 66% of the target award for purposes of the "Disability" and "Death" scenarios. With respect to the "Termination without Cause or for Good Reason" scenario, Mr. Kelly receives accelerated vesting on the Date of Termination of any conditions for any unvested equity awards. Payment of awards with performance obligations are not made until those requirements have been satisfied. The total RSUs awarded to Mr. Kelly for the 2018 time-based LTIP award were 51,118. The amounts represent the market values at December 31, 2019 for the RSUs that would have vested, assuming performance at target level, as of December 31, 2019 under the 2018 LTIP award based on our closing stock price on such date of $12.23.
(12)Pursuant to the terms of the 2019 LTIP award (time-based), Mr. Kelly was entitled to 33% of the target award for purposes of the "Disability" and "Death" scenarios. With respect to the "Termination without Cause or for Good Reason" scenario, Mr. Kelly receives accelerated vesting on the Date of Termination of any time-based conditions for any unvested equity awards. The total RSUs awarded to Mr. Kelly for the 2019 time-based LTIP award were 37,707. At December 31, 2019 25,138 shares remained unvested. The amounts represent the market values at December 31, 2019 for the RSUs that would have vested as of December 31, 2019 under the 2019 LTIP award based on our closing stock price on such date of $12.23.
(13)Pursuant to the terms of the 2019 LTIP award (performance-based), Mr. Kelly was entitled to 33% of the target award for purposes of the "Disability" and "Death" scenarios. With respect to the "Termination without Cause or for Good Reason" scenario, Mr. Kelly receives accelerated vesting on the Date of Termination of any performance-based conditions for any unvested equity awards. Payment of awards with performance obligations are not made until those requirements have been satisfied. The total RSUs awarded to Mr. Kelly for the 2019 performance-based LTIP award were 37,707. The amounts represent the market values at December 31, 2019 for the RSUs that would have vested, assuming performance at target level, as of December 31, 2019 under the 2019 LTIP award based on our closing stock price on such date of $12.23.
Termination Arrangements – NEOs (Excluding CEO)
Mr. Wallace, Mrs. Culp-Fingerhut, and Mrs. Woods Keisling are employed at will with no separate arrangement other than the severance benefits outlined in the Company’s Severance Agreements. Mr. Goel did not receive any severance payments or benefits in connection with his departure from the Company on April 26, 2019.
The Company previously entered into Severance Agreements with the NEOs (excluding the CEO), for the purpose of providing severance payments and benefits upon a termination of the executive’s employment without “cause” or, following the occurrence of a change in control, a termination of the executive’s employment without cause or a resignation of the executive’s employment for “good reason” as defined in the Severance Agreements. In April 2017, the Company executed new Severance Agreements with its Executive Officers, including the NEOs (other than the CEO), the terms of which are substantially similar to the prior agreements.

Termination without Cause. Under the terms of the Severance Agreements, the NEOs (other than the CEO) would be entitled to the following severance benefits upon a termination without cause occurring prior to a change in control, subject to their executing a release of claims.
(1)Continued payment of base salary for a minimum of twenty-six (26) weeks, plus an additional two weeks for each year of service, up to a combined maximum of fifty-two (52) weeks (the “Severance Period”);
(2)Continued group health plan benefits in accordance with COBRA. Under the Severance Agreements, COBRA coverage will be provided to NEOs at the discounted employee rate for the Severance Period; and at the end of such period, the NEOs are able to continue their COBRA coverage but they will be fully responsible for the entire COBRA premium amount; and
(3)Prorated portion of the award under the annual STIP for the calendar year in which the termination occurred based upon the length of employment in that calendar year and actual performance for the year.
The benefits mentioned above are subject to certain post-employment restrictions (principally execution of a release of claims and satisfaction of non-compete obligations) and other terms and conditions set forth in the Severance Agreements. All severance payments are subject to the applicable Federal, state and local taxes. In the event of death prior to the completion of all payments, the remaining payments shall be made to the executive’s beneficiary.
Termination Vesting Provision for the 2017, 2018, and 2019 LTIP grants. In accordance with the terms of the LTIP, if the NEOs (but not the CEO) are terminated for cause or voluntarily separate from service prior to the end of the applicable performance period, they shall forfeit any right to unvested awards, unless otherwise authorized by the Committee in its sole discretion. Otherwise, participants are entitled to a prorated award at the end of the performance period, provided the performance targets have been met.
Based on the total number of days they were employed during the performance period, in the event of a participant’s death, the participant’s estate will be eligible to receive an amount not greater than 100% of the participant’s target award, with such amount determined in the Compensation Committee’s sole discretion. Payment will be made in the year following the participant’s death.
Assuming that the termination without cause occurred on December 31, 2019 and that our closing stock price at December 31, 2019 was $12.23, the targeted payments to the NEOs (excluding the CEO), are set forth in the following table:

NEO	Job Title	Salary ($)	Accrued Vacation Pay ($)(1)	Health Benefits ($)(2)	2019 STIP ($)(3)	LTIP and Other Equity Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael W. Wallace	CFO, COO	201,923	39,577	15,850	244,750	402,289	41,546	945,935
Bonnie K. Culp-Fingerhut	EVP HR	225,000	86,279	15,850	165,206	151,903	23,481	667,719
Sharon Woods Keisling	Corp. Secretary and Treasurer	175,000	63,875	13,084	128,494	115,855	17,975	514,283
(1)These payments were based on accrued vacation hours at December 31, 2019 pursuant to the vacation policy for the NEOs.
(2)These amounts represent the cost of continuation of health benefits for the Severance Period provided to the NEOs.
(3)These amounts represent the actual STIP award paid to the NEOs for 2019. The Company’s performance for 2019 resulted in payment at 97.9% of the STIP target.
(4)Pursuant to the terms of the LTIP, the NEOs were entitled to 102.7% of the target award for the performance-based 2017 grant, 66% of the target award for the 2018 grant and 33% of the target award for the 2019 grant. Payment for awards with performance obligations are not made until the end of the applicable performance period; however, for purposes of this table, we have included the value of the target number of performance-based RSUs, pro-rated for the 2018 and 2019 grants. The amounts represent the market values at December 31, 2019 for the RSUs based on our closing stock price on such date of $12.23.
(5)These amounts represent cumulative cash dividends of $1.50 per share for RSUs granted in 2017, $1.00 per share for RSUs granted in 2018, and $0.50 per share for RSUs granted in 2019. Cumulative cash dividends for Mr. Wallace reflect $1.38 per share for the LTIP award granted as of March 27, 2017. The amounts do not reflect interest earned on the cumulative cash dividends.

Change in Control Arrangements – NEOs (Excluding the CEO)
Under the Severance Agreements, if a change in control with respect to the Company occurs, and following such change in control, the applicable NEO (other than the CEO) experiences a termination of employment by the Company without cause or resigns for “good reason” as defined in the Severance Agreements, then, the NEOs (other than the CEO) would be entitled to the following severance benefits, subject to their executing a release of claims.
The severance benefits upon a termination without cause or resignation for good reason occurring after a change in control, subject to execution of a release of claims would be:
(1)A cash lump sum payment equal to a minimum of 1.5 times the executive’s base salary, plus an additional two weeks of base salary for each year of service, up to a maximum payment of two times the executive’s base salary;
(2)Accident and health insurance benefits substantially similar to those that the executive was receiving immediately prior to termination until the earlier to occur of 18 months following termination or such time as the executive is covered by comparable programs of a subsequent employer, reduced to the extent of any comparable benefits received from another source; and
(3)An amount equal to 100% of the executive’s target award under the annual STIP for the calendar year in which the termination occurred.
In addition, in accordance with the terms of the LTIP, the NEOs (but not the CEO), will be entitled to the following accelerated vesting schedule in the event of a change in control, but only if the Compensation Committee determined that the Company was on track to meet the applicable performance goals under the LTIP:
(1)Fifty percent (50%) of the participant’s target award shall vest if a change in control occurs during the first year of the performance period;
(2)Seventy-five percent (75%) of the participant’s target award shall vest if a change in control occurs during the second year of the performance period; or
(3)One hundred percent (100%) of the participant’s target award shall vest if a change in control occurs during the third year of the performance period.
Additionally, one hundred percent (100%) of the participant's unvested time-based equity awards will be entitled to accelerated vesting in the event of a change in control. Payment will be made on the earlier of: (1) a change in control of the Company (as defined in the 2012 Equity Plan); or (2) on or after the third business day following the day that the Company filed its 2019 Annual Report with the SEC.
Assuming a termination without cause or resignation for good reason following a change in control occurred on December 31, 2019 and that our closing stock price at December 31, 2019 was $12.23, the targeted payments to the NEOs (excluding the CEO) are set forth in the following table:

NEO	Job Title	Salary ($)(1)	Accrued Vacation Pay ($)(2)	Health Benefits ($)(3)	2019 STIP ($)(4)	LTIP and Other Equity Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
Michael W. Wallace	CFO, COO	551,923	39,577	47,550	250,000	730,119	41,546	1,660,715
Bonnie K. Culp-Fingerhut	EVP HR	450,000	86,279	47,550	168,750	386,957	23,481	1,163,017
Sharon Woods Keisling	Corp. Secretary and Treasurer	350,000	63,875	39,252	131,250	296,541	17,975	898,893
(1)These amounts assume the NEOs have been paid their pro rata base salaries from January 1, 2019 through December 31, 2019.
(2)These payments were based on accrued vacation hours at December 31, 2019 pursuant to the vacation policy for the NEOs.
(3)These amounts represent the cost of continuation of health benefits provided to the NEOs for 18 months.
(4)These amounts represent the 2019 STIP award at the target level.
(5)These amounts represent the portion of the RSUs under the LTIP that were eligible to vest based on our closing stock price on December 31, 2019 of $12.23. These amounts would be payable without regard to termination of employment, but with respect to performance-based RSUs, only if the Compensation Committee determined that the Company was on track to meet the applicable performance goals under the LTIP.
(6)These amounts represent cumulative cash dividends of $1.50 per share accrued for NEOs for RSUs granted in 2017, $1.00 per share for RSUs granted in 2018, and $0.50 per share for RSUs granted in 2019. Cumulative cash dividends for Mr. Wallace reflect $1.38 per share for the LTIP award granted as of March 27, 2017. The amounts do not reflect interest earned on the cumulative cash dividends.
We did not pay or accrue any amounts relating to termination and change in control payments for the NEOs for the year ended December 31, 2019.
The LTIP contains a forfeiture policy for termination with cause. Under these provisions, executives (including NEOs) who are terminated upon failure to substantially perform duties, failure to carry out any lawful and reasonable directive, conviction or plea of nolo contendere to a felony or crime of moral turpitude, material breach of their obligations as an employee or commission of an act of fraud, embezzlement, misappropriation or otherwise acting in a manner detrimental to the Company’s interests as determined by the Board, will forfeit any outstanding awards as of the date of termination. These provisions serve to help ensure that executives act in the best interest of the Company and its stockholders.
SEVERANCE RECOVERY POLICY
We maintain a clawback provision regarding severance benefits. Under the clawback provision, executives including NEOs who violate non-competition, non-solicitation or confidentiality agreements forfeit all severance amounts paid or to be paid by the Company. Further, it is our policy to seek the reimbursement of severance benefits paid to executives including NEOs who violate non-competition, non-solicitation or confidentiality agreements, or otherwise breach the Separation Agreements and Release between themselves and the Company.
The Company’s Restricted Stock Agreement under the 2012 Equity Plans includes a “Spendthrift Clause” to protect unvested restricted stock against any interest or transfer.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 – ELECTION OF DIRECTORS
Below are ten nominees for director to be elected at the Annual Meeting to serve until their respective successors are elected or appointed and qualified. Nominees for election to the Board shall be approved by a majority of the votes cast by holders of the common stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.
Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with our Bylaws. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a director if elected.
Set forth below is certain information, as of June 19, 2020, for each person nominated to the Board:

Royce Yudkoff, age 64, became a director and the Chair of the Board in November 2004. He is also a member of the Compensation Committee and Nominating and Governance Committee.
Position, Principal Occupation and Professional Experience: Prior to the merger of Metrocall and Arch in November 2004, Mr. Yudkoff had been a director of Metrocall since April 1997, and had served as the Chair of its Board since February 2003. In 1989, Mr. Yudkoff co-founded ABRY Partners, LLC, a private equity investment firm, which focuses on the media, communications and business services sectors. Mr. Yudkoff currently serves on the Board of ABRY Partners, LLC, Stafford Insurance Company and America's Kitchen, Inc. Mr. Yudkoff served on the Board of Muzak Holdings LLC from 2002 to 2009, Talent Partners from 2000 to 2014, Media Ocean, LLC from 2014 to 2015 and Nexstar Broadcasting Group, Inc. from 1996 to 2014. Additionally, Mr. Yudkoff is a Professor of Management Practice at Harvard Business School.

Director Qualifications: Mr. Yudkoff has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition, Mr. Yudkoff has experience in the media and communication sectors that can be applied to our operations. Mr. Yudkoff has the requisite qualifications to continue as a director.

N. Blair Butterfield, age 63, became a director of the Company in July 2013. He is a member of the Audit Committee and Cybersecurity Committee.
Position, Principal Occupation and Professional Experience: Prior to 2016, Mr. Butterfield was the President of VitalHealth Software, North America which offers the industry’s leading cloud-based eHealth application development platform with solutions for collaborative care as well as the Office of the National Coordinator certified electronic health records for specialty practices. Mr. Butterfield is a senior health information technology (“IT”) executive and eHealth expert with thirty years of global experience in new market and business development, general management, government initiatives, sales management and strategic marketing. He is also the Chairman of Wind River Advisory Group, LLC, a strategic consulting firm in health IT and ehealth and serves as a member of the Health Executive Network for LEK Consulting, a global consulting firm. He has also served as Vice President, International Development for eHealth at GE Healthcare from 2006 to 2011. Previously, Mr. Butterfield served on the Board of California

Institute of Computer Assisted Surgery (CICAS) from 2011 to 2013, All Clear Diagnostics, LLC from 2012 to 2014, the eHealth Initiative and Foundation from 2008 to 2010, and the VistA Software Alliance from 2006 to 2008.
Director Qualifications: Mr. Butterfield has extensive experience in the software industry that can be applied to our operations in such market segments as enterprise health information systems and platform software, health information exchange (HIE), electronic medical Records (EMR), medical imaging, standards-based interoperability and clinical informatics. Mr. Butterfield has the requisite qualifications to continue as a director.

Stacia A. Hylton, age 59, became a director of the Company in 2015. Ms. Hylton is a member of the Audit Committee and Chair of the Cybersecurity Committee. Position, Principal Occupation and Professional Experience: Ms. Hylton currently serves as a Principal for LS Advisory, a New Jersey-based business solutions advisory consultancy. She also serves on the Board of Directors for Lexis-Nexis Special Services Inc., an information and data analytics solutions company, and Core-Civic, Inc., a publicly traded real estate solutions and corrections and residential reentry centers provider. In 2016, Ms. Hylton served as Senior Vice President for Cyber Security at MTM Technologies, Inc., a leading national provider of innovative IT solutions and services. In 2010, Ms. Hylton was nominated by the President of the United States and confirmed by the United States Senate as Director of the United States Marshals Service (“USMS”), a federal law enforcement agency. The USMS employs over 12,000 employees, task force officers and contractors with a budget in excess of $4.9 billion.

Ms. Hylton retired as Director of USMS in 2015. In 2010, she was President of Hylton Kirk & Associates, a private consulting firm located in the Commonwealth of Virginia. From 2004 to 2010 Ms. Hylton served as the Federal Detention Trustee in the United States Department of Justice. From 1980 through 2004 she served in progressively responsible positions within USMS.

Director Qualifications: Ms. Hylton has extensive operational and executive management experience that includes security, alarm monitoring/call center technology, multi-year fiscal planning and execution, contracting, cyber security data-analytics and corporate strategy. Ms. Hylton provides unique insight, which assists the Company in developing and growing key market segments for our healthcare communication solutions. Ms. Hylton has the requisite qualifications to continue serving as a director.

Vincent D. Kelly, age 60, became a director, President and Chief Executive Officer (“CEO”) of the Company in November 2004 when USA Mobility was formed through the merger of Metrocall and Arch. Prior to the merger of Metrocall and Arch Mr. Kelly was President and CEO of Metrocall since February 2003.
Position, Principal Occupation and Professional Experience: Prior to this appointment, he had also served at various times as Chief Operating Officer, Chief Financial Officer and Executive Vice President of Metrocall. He served as the Treasurer of Metrocall from August 1995 to February 2003, and served as a director Metrocall from 1990 to 1996 and from May 2003 to November 2004. Mr. Kelly serves as CEO for all our subsidiaries as well as a Director. Mr. Kelly served on the Boards of Tellabs from 2012 to 2013 and Penton Media from 2003 to 2007.
Director Qualifications: Mr. Kelly has been involved with the wireless and telecommunications industry for over 25 years and the software industry for over four years. Mr. Kelly holds a BS in accounting from George Mason University. Mr. Kelly has the requisite qualifications to continue as a director.

Brian O’Reilly, age 60, became a director of the Company in November 2004. He is a member of the Nominating and Governance Committee and is the Chair of the Compensation Committee.
Position, Principal Occupation and Professional Experience: Prior to the merger of Metrocall and Arch, Mr. O’Reilly had been a director of Metrocall since October 2002. He was with Toronto-Dominion Bank for 16 years, from 1986 to 2002. From 1986 to 1996, Mr. O’Reilly served as the managing director of Toronto-Dominion Bank’s loan syndication group, focused on the underwriting of media and telecommunications loans. From 1996 to 2002, he served as the managing director of Toronto-Dominion Bank’s media, telecom and technology group with primary responsibility for investment banking in the wireless and emerging telecommunications sectors.
Director Qualifications: Mr. O’Reilly has been involved with the paging industry as a director since 2002 and a director of the Company since November 2004. Mr. O’Reilly has past experience in the underwriting of media and communication financing that can be applied to our operations. Mr. O'Reilly has the requisite qualifications to continue as a director.

Matthew Oristano, age 64, became a director of the Company in November 2004. He is Chair of the Audit Committee.
Position, Principal Occupation and Professional Experience: Prior to the merger of Metrocall and Arch, Mr. Oristano had been a director of Arch since 2002. Since March 2004, Mr. Oristano has been the Chair of the Board, President and CEO of Reaction Biology Corporation, a contract biomedical research firm. Under his guidance the firm has grown to serve over 1,600 hospitals, academic and government labs and biotech and pharmaceutical companies around the world, from facilities in the United States and Germany.

Director Qualifications: Mr. Oristano has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition, Mr. Oristano has past experience as CEO of a public telecommunications company. For his current company, Mr. Oristano has supervised the creation of proprietary software for laboratory R&D management and customer data delivery. As a CEO of both public and private firms, Mr. Oristano has directly supervised CFOs and auditors in the annual audit process. Mr. Oristano is also considered an audit committee financial expert. Mr. Oristano has the requisite qualifications to continue as a director.

Todd Stein, age 42, became a director of the Company in July 2018. He is a member of the Audit Committee.
Position, Principal Occupation and Professional Experience: Mr. Stein is Co-Investment Manager of Dallas-based Braeside Investments, LLC, the investment manager of private investment partnerships focusing on global small and micro-cap equities. Mr. Stein’s core competency is applying fundamental analysis to purchase undervalued securities.  Prior to co-founding Braeside in 2004, Mr. Stein was a portfolio manager at Q Investments, L.P. During his tenure at Q, Mr. Stein co-managed a merger arbitrage portfolio in addition to serving as the firm’s primary analyst on its short distressed/bankrupt equities portfolio. In 2002, Mr. Stein was appointed by the U.S. Trustee of the Northern District of Illinois to serve on the official creditors’ committee of United Airlines. Mr. Stein holds the Chartered Financial Analyst designation.
Director Qualifications: The funds managed by Braeside have been stockholders of the

Company for more than six years. Thus, Mr. Stein has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition, Mr. Stein has nearly two decades of experience in global investment management. Mr. Stein provides insight into capital allocation, which assists the Company in evaluating strategic growth opportunities for our critical communication solutions.  Mr. Stein has the requisite qualifications to continue as a director.

Dr. Bobbie Byrne, age 52, became a director of the Company in January 2020. She is a member of the Cybersecurity Committee. Position, Principal Occupation and Professional Experience: Dr. Byrne has served as Chief Information Officer at Advocate Aurora Health since 2017 and is responsible for all information technology applications, information security, infrastructure, clinical informatics, data warehousing and business intelligence across the entire healthcare system. In 2017 she served as CMO at Edward-Elmhurst Health where she was responsible for quality and safety, clinical research, information technology and patient experience and prior to that she was the CIO from 2009 to 2017 where she oversaw the Epic and Lawson implementations. Dr. Byrne was the Clinical Director at the Certification Commission for Healthcare Information Technology in 2009 and served as the SVP, Clinical Solutions for Eclipsys, Inc. (now Allscripts, Inc.) from 2005 to 2009.

Director Qualifications: Dr. Byrne has extensive operational and executive management experience with over 20 years of experience in the healthcare industry, which provides a unique insight to the Company as it transitions to a cloud-based software Company. She completed medical school at Northwestern University and pediatrics residency at Children’s Memorial Medical Center in Chicago. She also practiced at Northwestern Memorial Hospital and North Shore University Healthcare. She received her M.B.A. from the Kellogg Graduate School of Management and her B.A. from Northwestern University. She is active in the informatics work of the American Academy of Pediatrics, having served on the organization’s Physician Advisory Council for Informatics. She is board certified in both Pediatrics and Clinical Informatics. Dr. Byrne has the requisite qualifications to serve as a director.

Christine M. Cournoyer, age 68, became a director of the Company in March 2020. She is a member of the Nominating and Governance Committee.

Position, Principal Occupation and Professional Experience: Ms. Cournoyer currently serves as a strategic advisor to digital health companies and as a board member of CareDx, Inc., a leading precision medicine company providing solutions for transplant patients, since 2019. She served as CEO and Chairperson of N-of-One, Inc. from 2012 to 2019 until it was acquired by QIAGEN N.V., for whom she served as a strategic advisor for the remainder of 2019. In her time as CEO of N-of-One, Inc. Ms. Cournoyer led the transformation from a patient concierge business to a leading molecular decision support company selling to large health providers and leading molecular diagnostic commercial labs. She, along with the efforts of her team, created a HIPAA compliant platform running in the cloud that scaled to interpret hundreds of thousands of molecular diagnostics tests. From 2010 to 2011 Ms. Cournoyer served as the VP of Clinical

Analytics for United-Health Group/Optum where she was responsible for clinical solutions and defining the clinical support strategy. Between 2006 and 2010 she was the President and COO for Picis, a global leader in healthcare IT. Ms. Cournoyer also served as a board member of Emerson Hospital from 2012 to 2018, BJ's Wholesale Club from 2008 to 2011, Stride Rite from 2001 to 2007 and GTech from 2003 to 2006 . Prior positions include Managing Director, Database Division, of Harte Hanks, and VP of Global Business Transformation and CIO of the IBM Software Group.

Director Qualifications: Ms. Cournoyer has over 30 years of management experience in the Software and Healthcare IT industry. Ms. Cournoyer has extensive public and private board experience, having served on the Board of Directors for three public companies: Stride Rite, GTECH, and BJ’s Wholesale Club. Ms. Cournoyer served as the Chairperson of the Board of Directors for N-of-One, a privately held venture backed company in molecular/genomics decision support. She is presently serving on the board of CareDx, a leader in the field of transplants. Ms. Cournoyer has experience serving on the Finance, Audit, and Compensation Committees, and has chaired a Technology Committee for two of the boards. Ms. Cournoyer has also served on a nonprofit board as a member of the Emerson Hospital Board of Trustees. She holds a B.S. degree in Business Administration from the University of Massachusetts, an M.A. in Economics from Northeastern University and is a graduate of the MIT Executive Education Program. Ms. Cournoyer has the requisite qualifications to serve as a director.

Brett Shockley, age 60, became a director of the Company in June 2020. He is a member of the Nominating and Governance Committee.

Position, Principal Occupation and Professional Experience: Mr. Shockley currently serves as the Chief Executive Officer and Chairman of Journey AI, Inc., a private software company that provides a trusted identity platform delivering security, privacy and frictionless customer experience solutions to the contact center industry, since he co-founded the company in May 2016. He has also served on the board of directors of eGain Corporation (“eGain”), a software service provider, since January 2015 and has served as eGain’s Lead Independent Director since

September 2017. From 2008 to 2014, Mr. Shockley held various positions at Avaya Holdings Corp., a technology company specializing in business communications, most recently serving as a Senior Vice President of Corporate Strategy, Corporate Development and Chief Technology Officer from May 2013 to December 2014. Prior to that, Mr. Shockley served as Chief Executive Officer, President and a Co-Founder of Spanlink Communications, Inc., a provider of contact center technologies and network infrastructure implementations, from 1988 to 2008. In addition, from 2007 to 2008, Mr. Shockley served as the Co-Founder and a director of Calabrio, Inc., a workforce optimization software company.

Director Qualifications: Mr. Shockley has extensive management experience in the Software and Technology industry with technical expertise and experience leading transitions from hardware to software, on-premise to cloud, and perpetual license to subscription SaaS. During his career, Mr. Shockley has developed technical expertise in contact center hardware and software, workforce optimization software and analytics, and security and privacy software. Mr. Shockley also has extensive public and private board experience, including his current service as the Lead Independent Director at eGain. He holds a B.S. in Mechanical Engineering from the University of Minnesota’s Institute of Technology and an M.B.A. in Marketing from the University of Minnesota’s Carlson School of Management. Mr. Shockley has the requisite qualifications to serve as director.

Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nominees named above.
Recommendation of the Board:
The Board recommends a vote “FOR” the election of all director nominees named above.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2020. Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of the appointment of Grant Thornton by the stockholders in order to give the stockholders a voice in the designation of our auditors. Notwithstanding the ratification of Grant Thornton by the stockholders, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of our Company and our stockholders.
If the stockholders do not ratify the appointment of Grant Thornton as our independent registered public accounting firm, the Audit Committee will consider the appointment of another independent registered public accounting firm for 2020 and future years. A representative of Grant Thornton will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and to make a statement if the representative desires to do so.
Unless marked otherwise, proxies received will be voted “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2020.
Recommendation of the Audit Committee and Board:
The Audit Committee and the Board recommend a vote “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2020.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, enables our stockholders to hold an advisory vote to approve NEO compensation as disclosed in this Proxy Statement in accordance with the rules of the SEC. Subsequent to the advisory vote reflected in this proposal, the next advisory vote to approve NEO compensation is expected to occur at our annual meeting of stockholders in 2021.
Our executive compensation programs are designed to attract, motivate, and retain the NEOs, who are critical to the success of our Company. Under these programs, the NEOs are rewarded for the achievement of specific short-term and long-term performance objectives, corporate strategies, business objectives and the realization of increased stockholder value.
Our Compensation Committee continually reviews the compensation programs for the NEOs to ensure these programs achieve the desired goals of aligning the executive compensation structure with the stockholders’ interests and current market practices. Based on this philosophy, the Compensation Committee approved (1) limited changes to base salaries for NEOs, (2) annual performance based STIP awards, (3) annual LTIP awards for the 2019-2021 performance period, and (4) annual time-based LTIP awards for the 2019-2021 vesting period. We request our stockholders approve, on an advisory basis, the NEO compensation as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis (“CD&A”) and the compensation tables. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to express their views on the NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather is intended to address the overall compensation of the NEOs and the philosophy, policies and practices described in this Proxy Statement.
Unless marked otherwise, proxies received will be voted “FOR” the following advisory resolution:
“RESOLVED, that the stockholders of the Company approve on an advisory basis the compensation of the Company’s NEOs, as described in the CD&A and in the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”
The Say-on-Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of the stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, they intend to consider the stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Recommendation of the Compensation Committee and the Board:
The Compensation Committee and the Board recommend a vote “FOR” the advisory resolution to approve NEO compensation.

PROPOSAL 4 - APPROVAL OF THE COMPANY'S 2020 EQUITY INCENTIVE AWARD PLAN
Overview
The Board adopted the Spok Holdings, Inc. 2020 Equity Incentive Award Plan (the “2020 Equity Plan”) on April 29, 2020 subject to our stockholders’ approval. The 2020 Equity Plan is intended to replace the Spok Holdings, Inc. 2012 Equity Incentive Award Plan (as amended, the “2012 Equity Plan”). If the 2020 Equity Plan is approved by the stockholders, no further grants will be made under the 2012 Equity Plan. However, the 2012 Equity Plan will continue to govern all outstanding awards thereunder. Any shares which were available for grant under the 2012 Equity Plan, including awards that were forfeited or lapsed unexercised as of the date of stockholder approval, will become available for grant under the 2020 Equity Plan. As of March 31, 2020, 149,398 shares remained available for grant under the 2012 Equity Plan. Under the 2020 Equity Plan, if approved, the number of shares available for grant will be increased by an additional 1,600,000 shares.
Key Features of the 2020 Plan
The 2020 Equity Plan is designed to promote the success and enhance the value of our Company by linking the individual interests of the members of the Board and employees to those of our stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to our stockholders. The 2020 Equity Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board and employees upon whose judgment, interest, and special effort the successful conduct of our operation is largely dependent. The 2020 Equity Plan contains provisions we believe are consistent with best practices in equity compensation and which we believe further protect the interests of our stockholders. These include:
•No Discounted Options or Stock Appreciation Rights. Stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.
•No Liberal Share Recycling. Shares used to pay the grant or exercise price of an award or the withholding taxes related to an outstanding award do not become available for issuance for future awards under the 2020 Equity Plan.
•No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.
•No Evergreen Provision. The 2020 Equity Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance can be automatically replenished.
•No Automatic Grants. The 2020 Equity Plan does not provide for automatic grants to any individual.
•No Repricings. The exercise price of stock options and stock appreciation rights may not be reduced without stockholder approval.
•No Dividends Paid Prior to Vesting. The 2020 Equity Plan provides that dividend and dividend equivalents will not be paid with respect to any award unless and until the corresponding award or portion thereof vests.
•No Tax Gross-Ups. The 2020 Equity Plan does not provide for any tax gross-ups.
Impact of Additional Shares Reserved Under the 2020 Plan on Stockholder Dilution, Burn Rate and Overhang
As of March 31, 2020, approximately 149,398 shares remained available for issuance under the 2012 Equity Plan. Based on our historical grant practices, we anticipate that these shares will be exhausted following the grant of our regular annual equity incentive awards to officers and employees in the first quarter of 2021, and such shares may not be sufficient for all such anticipated awards. As a result, the Board considered it in the best interests of the Company and its stockholders to adopt the 2020 Equity Plan to ensure that we may have the continued ability to grant equity and performance-based compensation to officers and employees, which our Board believes is an important aspect of our executive and employee compensation programs.

In determining to approve the 2020 Equity Plan and submit it for approval to our stockholders, the Board and our Compensation Committee considered advice and input from the Compensation Committee’s independent compensation consultant, Korn Ferry. The Board and Compensation Committee also reviewed certain dilution, overhand and burn rate data, as well as the estimated shareholder value transfer cost, in considering and designing the 2020 Equity Plan. Specifically, we considered, among other factors, the following:
•Dilution and Overhang. As of March 31, 2020, simple dilution was 5.6%. Simple dilution was calculated as the total overhang (outstanding and restricted stock units covering 908,402 shares plus 149,398 shares that remained available for issuance under the 2012 Equity Plan) divided by the total common shares outstanding as of March 31, 2020 of approximately 18,993,551 shares. With the adoption of the 2020 Equity Plan, simple dilution would be 14.0% using the above calculation, adding the 1,600,000 additional shares issuable under the 2020 Equity Plan on top of the shares remaining under the 2012 Equity Plan.
•Burn Rate. We manage long-term dilution by limiting the number of equity awards granted annually, commonly referred to as “burn rate.” Burn rate does not take into account equity awards that are cancelled or forfeited. Burn rate with respect to each year is calculated by dividing the total number of shares subject to awards granted during the year by the total weighted-average number of common shares outstanding during the period. Under this calculation, the Company's burn rate was 2.0% in 2019, 1.7% in 2018 and 1.2% in 2017, resulting in a three-year average burn rate of approximately 1.7%, which we believe is within an allowable range under the policies of leading shareholder proxy advisors.
•Other Factors. We also considered the shareholder value transfer cost of the 2020 Equity Plan and specifically that the additional 1,600,000 shares for which we are seeking approval had a market value of $16.2 million, as of June 1, 2020 (based on the closing price of our common stock of $10.12 on such date). Based on our historical grant practices, we anticipate that the shares available under the 2020 Equity Plan, if approved, will be sufficient to cover our anticipated equity compensation grants for approximately 3 years, noting that future circumstances, grant practices or market or other conditions, which we cannot predict with any level of certainty at this time, may result in a different outcome.
Summary of the Material Terms of the 2020 Equity Plan
The following summarizes the key terms of the 2020 Equity Plan and is qualified in its entirety by reference to the full text of the 2020 Equity Plan.
Administration of the 2020 Equity Plan
The 2020 Equity Plan will be administered by the Compensation Committee and, unless otherwise determined by the Board, the Compensation Committee shall consist solely of two or more non-employee directors (as defined by Rule 16b-3 of the Securities Exchange Act of 1934 or any successor rule). With respect to awards granted to non-employee directors, the 2020 Equity Plan will be administered by the Board. The 2020 Equity Plan provides the Compensation Committee with flexibility to design compensatory awards that are responsive to our Company’s needs. Subject to the terms of the 2020 Equity Plan, the Compensation Committee has the discretion to determine the terms of each award, subject to certain limitations in the 2020 Equity Plan, which are described herein. The Compensation Committee, with the Board’s approval, may delegate to one or more directors or to one or more officers of the Company the authority to grant or amend awards to participants who are not directors or officers of the Company.
Awards That May Be Granted
Awards under the 2020 Equity Plan may be in the form of stock options; restricted common stock (“restricted stock”); a restricted stock unit (“RSU”); a performance award (a cash bonus award, a stock bonus award, performance award or incentive award that is paid in cash, stock or a combination of both); dividend equivalents, a stock payment award; deferred stock; a deferred stock unit; a stock appreciation right; or another stock or cash based award.
Eligibility To Receive Awards
Employees of the Company and its subsidiaries and non-employee directors are eligible to receive awards. Based on historic compensation practices approximately 99 individuals are eligible to receive awards (which includes eight non-employee directors and approximately 91 employees and other service providers); however, we do not have a historical practice of granting equity awards to all of our employees and this number is subject to change as the number of individuals in our wireless and software businesses is adjusted to meet our operational requirements.

Shares Available For Issuance
The maximum number of shares as to which stock awards may be granted under the 2020 Equity Plan is 1,600,000 shares plus the number of shares remaining available for grant under the 2012 Equity Plan as of the date the 2020 Equity Plan is approved by stockholders. As of March 31, 2020, there are 149,398 shares remaining available for grant under the 2012 Equity Plan that will be available for grant under the 2020 Equity Plan. Thus, our current estimate of the maximum number of shares available for grant under 2020 Equity Plan (excluding any shares that are subsequently forfeited or lapse unexercised under the 2012 Equity Plan, which shares will again be available for grant under the 2020 Equity Plan, as described and subject to the limitations set forth below) is 1,749,398. No more than 1,600,000 shares may be issued pursuant to the exercise of incentive stock options.
Share Recycling Provisions
If an award under the 2020 Equity Plan or the 2012 Equity Plan expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring shares covered by the award at a price not greater than the price (as adjusted to reflect any equity restructuring) paid by the participant for the shares or not issuing any shares covered by the award, the unused shares covered by the award will, as applicable, become or again be available for award grants under the 2020 Equity Plan. However, the following shares will not be added or added back to the shares available for issuance under the 2020 Equity Plan:
•shares tendered by a participant or withheld by the Company in payment of the exercise price of a stock option;
•shares tendered by a participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award;
•shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and
•shares purchased on the open market with the cash proceeds from the exercise of stock options.
Award Limits For Non-Employee Directors
The maximum aggregate grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), of all equity and cash-based awards granted to a non-employee director for services as a director under the 2020 Equity Plan during any fiscal year may not exceed $750,000 per year. However, the Board may, in its discretion and in extraordinary circumstances, make exceptions to this limit for individual non-employee directors, provided that the non-employee director receiving such additional compensation may not participate in the decision or in other contemporaneous compensation decisions involving non-employee directors. Notwithstanding the foregoing, in no event will more than the authorized number of shares available for issuance under the 2020 Equity Plan be granted to any one person during any fiscal year of the Company.
Terms Applicable To the Various Awards
The Compensation Committee may select, from time to time, individuals who will be granted an award and will determine the nature and amount of each award. Each award will be evidenced by an award agreement, which may be written or electronic, that will set forth the terms, conditions and limitations of the award consistent with the provisions of the 2020 Equity Plan. Upon changes in the common stock or assets of the Company, acquisition or liquidation of the Company or any other unusual or nonrecurring events affecting the Company or its subsidiaries the Compensation Committee is authorized to accelerate the vesting of such awards, terminate the award in exchange for cash or take such other action that the Compensation Committee deems appropriate in order to prevent the dilution or enlargement of the benefits intended to be made available with respect to an award. The following outlines provisions applicable to specific types of awards.
Terms for Option Grants — Stock options entitle the optionee to purchase shares of common stock at a price equal to or greater than the fair market value on the date of grant. Options may be either incentive stock options or nonqualified stock options, provided that only employees may be granted incentive stock options. The option may specify that the option price is payable (i) in cash, (ii) by the transfer to the Company of unrestricted stock or (iii) with any other legal consideration acceptable to the Compensation Committee. No stock option may be exercised more than ten years from the date of grant. Each grant may specify a period of continuous employment with the Company or its subsidiaries, any performance criteria or any other criteria selected by the Compensation Committee.

Terms for Restricted Stock Grants — An award of restricted stock involves the immediate transfer from us to a participant of ownership of a specific number of shares of common stock in return for the performance of services. The transfer may be made without additional consideration from the participant. The participant is entitled immediately to voting, dividend and other ownership rights in such shares, subject to the discretion of the Compensation Committee[, provided, however, that ordinary dividends that are paid to stockholders prior to vesting of the restricted stock shall be set aside and held by the Company and paid to the holder only as and when such restricted stock vests]. The Compensation Committee may specify performance objectives or other service requirements that must be achieved for the restrictions to lapse. Restricted stock will generally be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Compensation Committee on the grant date and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change of control of the Company or similar event.
Terms for RSUs — An RSU is the equivalent of one share of common stock. Each grant will specify the date or dates on which the RSUs will become fully vested and may specify other conditions to vesting including the duration of service to the Company or its subsidiaries, one or more performance criteria, Company performance, individual performance or other specified criteria as determined by the Compensation Committee. Unless provided by the Compensation Committee, a holder of an RSU shall have no rights as a stockholder. Upon vesting or maturity of the grant and achievement of the performance or other criteria, we will transfer to the holder one share of our common stock for each RSU, or in the sole discretion of the Compensation Committee, an amount in cash equal to the fair market value of such shares on the maturity date or a combination thereof. At the discretion of the Compensation Committee, dividend equivalents may be earned by the holders of RSUs based on dividends declared on the common stock to be credited as of the dividend payment dates during the period from the date of the award of RSUs to the maturity or vesting date. These dividend equivalents may be settled in cash or shares (subject to the same transferability and forefeitability restrictions as the RSUs with respect to which the dividend equivalents are granted) and will only be paid out to the RSU holder only to the extent vesting conditions are satisfied and the award vests.
Terms for Performance Awards, Dividend Equivalents, Stock Payments, Deferred Stock, and Deferred Stock Units. The Compensation Committee may grant performance awards including performance stock units that may be linked to one or more performance criteria or other specified criteria that are determined on such date or dates and/or period or periods that the Compensation Committee may determine. Payment of the performance awards may be in cash, shares of common stock or combination thereof as determined by the Compensation Committee. An award of a dividend equivalent represents the right to receive the amount of dividends paid on a share of our common stock during the period from when an award is granted until the award is vested, exercised, distributed or expired. Dividend equivalents may be paid in cash or shares of common stock as determined by the Compensation Committee. Dividend equivalents with respect to an award shall only be paid to the extent the related vesting conditions are met. No dividend equivalents shall be paid with respect to options or stock appreciation rights. A stock payment is the award of a share of common stock. Such stock payment may be conditioned upon the achievement of one or more performance criteria, a vesting schedule or such other criteria as established by the Compensation Committee. An award of deferred stock granted under the 2020 Equity Plan represents the right to receive a specific number of shares of our common stock at the end of a specified deferral period. Any grant of deferred stock may be further conditioned upon the attainment of one or more performance objectives. During the deferral period, the participant is not entitled to vote or receive dividends on the shares subject to the award, but the Compensation Committee may provide for the payment of dividend equivalents. The grant of deferred stock may be made without any consideration from the participant other than the performance of future services. An award of a deferred stock unit granted under the 2020 Equity Plan represents the right to receive one share of common stock at the end of a specified deferral period. Any grant of deferred stock units may be further conditioned upon the attainment of one or more performance criteria. During the deferral period, the participant is not entitled to vote or receive dividends on the shares subject to the award, but the Compensation Committee may provide for the payment of dividend equivalents. The grant of deferred stock units may be made without any consideration from the participant other than the performance of future services.
Terms for Stock Appreciation Rights — Stock appreciation rights represent the right to receive an amount, determined as the difference between the “base price” established for such rights and the fair market value of our common stock on the date the rights are exercised. The base price must not be less than the fair market value of the common stock on the date the right is granted. The grant may specify that the amount payable upon exercise of the stock appreciation right may be paid by the Company in cash, in shares of our common stock or any combination of the foregoing. Any grant may specify a waiting period or periods before the stock appreciation rights may become exercisable and permissible dates or periods on or during which the stock appreciation rights shall be exercisable. No stock appreciation right may be exercised more than ten years from the grant date and each grant of a stock appreciation right must specify the period of continuous employment or service that is necessary before the stock appreciation right may be exercisable.

Terms for Other Stock or Cash Based Awards — The Compensation Committee may grant other stock or cash based awards provided they are subject to the terms, conditions and limitations of the 2020 Equity Plan. Such awards may include annual or other periodic or long-term cash bonus awards and will be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of other compensation to which the holder is entitled.
Performance Criteria and Performance Goals
The 2020 Equity Plan provides that grants of performance awards or, when determined by the Compensation Committee, stock options, deferred stock, deferred stock units, restricted stock, RSUs or other stock or cash based awards may be made based upon “performance criteria.” Performance criteria that shall be used to establish performance goals applicable to awards may include one or more of the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization, (E) accretion, and (F) capital expenses or expenditures); (ii) gross or net sales or revenue or average sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings, expenses, profit or cash flow; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) bookings, (viii) backlog, (ix) number of employees, (x) return on assets; (xi) return on capital; (xii) return on stockholders’ equity; (xiii) total stockholder return; (xiv) return on sales; (xv) gross or net profit or operating margin; (xvi) costs; (xvii) funds from operations; (xviii) expenses; (xix) working capital; (xx) earnings per share; (xxi) adjusted earnings per share; (xii) price per share of common stock; (xiii) regulatory body approval for commercialization of a product; (xiv) implementation or completion of critical projects, including the completion of acquisitions or dispositions; (xxv) milestones for project or new product completion, (xxvi) market share; (xxvii) economic value, (xxviii) units in service, churn of units in service, additions of units in service (each on a gross or net basis), (xxix) gross or net churn rates or addition rates, (xxx) number of transmitters, (xxxi) accounts receivable metrics, including number of days revenue in receivables, aging or collection statistics (xxxii) periodic collection metrics, (xxxiii) cash balances, (xxxiv) debt to equity ratios or leverage ratios, (xxxv) coverage ratios, (xxxvi) debt balances or interest rates, (xxxvii) maintenance renewal rates, or (xxxviii) customer satisfaction, including results from customer surveys, any of which may be measured in absolute or percentage terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The performance goals will be established in writing by the Compensation Committee for a performance period based upon one or more performance criteria. Depending on the performance criteria used to establish such performance goals, the performance goals may be expressed in terms of overall Company performance or the performance of a division, a department, a product, a business unit or an individual or with respect to an operating segment or a customer or market segment and on an aggregate, per-unit or per-employee basis (or based on such other aggregation as may be determined by the Compensation Committee).
Transferability of Awards
Except as noted below, no award under the 2020 Equity Plan may be transferred by a participant other than by will or the laws of descent and distribution, or, subject to the consent of the Compensation Committee, pursuant to a domestic relations order. Awards may only be exercised during the participant’s lifetime by the participant. After the death of the participant, awards may be exercised by the participant’s personal or legal representative. The Compensation Committee may allow a participant to transfer an award, other than an incentive stock option, to one or more family members. This transfer is subject to the acceptance by the family member of the terms and conditions of the award and cannot be further transferred.
2020 Equity Plan Amendments
The Board or Compensation Committee may amend, suspend, or terminate the 2020 Equity Plan at any time, provided that, with the exception of increasing the 2020 Equity Plan’s overall share limit, no amendment may materially and adversely affect an outstanding award granted under the 2020 Equity Plan without the consent of holders of the affected awards. Further, the Board will obtain stockholder approval of any 2020 Equity Plan amendments to the extent required by law.

Certain U.S. Federal Income Tax Consequences of the 2020 Equity Plan
The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the 2020 Equity Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences. In general, an optionee will not recognize income at the time a nonqualified stock option is granted. At the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss).
An optionee generally will not recognize income upon the grant or exercise of an incentive stock option. If shares issued to an optionee upon the exercise of an incentive stock option are not disposed of in a disqualifying disposition within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
Subject to certain exceptions for death or disability, if an optionee exercises an incentive stock option more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a nonqualified stock option. In addition, if an optionee is subject to federal “alternative minimum tax,” the exercise of an incentive stock option will be treated essentially the same as a nonqualified stock option for purposes of the alternative minimum tax.
A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient) at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Code Section 83. However, a recipient who so elects under Code Section 83(b) within 30 days of the date of transfer of the restricted stock will recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the restricted stock (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.
A recipient of deferred stock generally will not recognize income until shares are transferred to the recipient at the end of the deferral period and are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Code Section 83. At that time, the participant will recognize ordinary income equal to the fair market value of the shares, reduced by any amount paid by the recipient.
A participant generally will not recognize income upon the grant of a RSU, performance award, dividend equivalents, deferred stock unit or a stock appreciation right. Upon payment, with respect to a RSU, performance award, dividend equivalents, deferred stock unit or stock appreciation right the participant generally will recognize as ordinary income an amount equal to the amount of cash received and/or the fair market value of any unrestricted common stock received.
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Code Section 280G and is not otherwise disallowed (including on account of the $1 million annual deduction limitation on executive officer compensation under the Code).
Awards of stock appreciation rights, deferred common stock, performance awards, deferred stock units and dividend equivalents under the 2020 Equity Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Code Section 409A. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Code Section 409A, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Code Section 409A are satisfied. It is our intent that awards under the 2020 Equity Plan will be structured and administered in a manner that complies with the requirements of Code Section 409A.

Plan Benefits
The benefits or amounts that may be received or allocated to participants under the 2020 Equity Plan will be determined from time to time at the discretion of the Compensation Committee and is not currently determinable. Awards are typically granted on an annual basis during the first quarter of each year, although off-cycle awards also are sometimes granted to address various circumstances, including new hires, promotions and other compensation needs and objectives. The following table sets forth, with respect to the individuals and groups identified therein the benefits and amounts that were allocated to such individuals and groups for fiscal year 2019 under the 2012 Equity Plan.

Name and Position	Number of Shares Subject to Stock Awards Granted for 2019 (#)(1) (2)	Grant Date Value of Shares Subject to Stock Awards Granted for 2019 ($)
Named Executive Officers:
Vincent D. Kelly, President and Chief Executive Officer	75,414	999,990
Michael W. Wallace, Chief Financial Officer and Chief Operating Officer	22,624	299,994
Bonnie K. Culp-Fingerhut, Executive Vice President—Human Resources and Administration	12,726	168,747
Sharon Woods Keisling, Corporate Secretary and Treasurer	9,898	131,247
All Current Executive Officers as a Group (4 persons)	120,662	1,599,978
All Current Non-Executive Directors as a Group (11 persons)(3)	32,145	426,564
All Current Non-Executive Officer Employees as a group (60 persons)	235,514	3,122,916
(1) Amounts shown reflect awards granted for fiscal year 2019 only and do not include awards granted in prior years. Therefore, the amounts shown reflect a potential illustration of the approximate annual award value that may be made available to the individuals and groups shown in the table, assuming grant practices and values continue unchanged. We cannot provide any estimate or assurance of whether or in what amounts our future awards may differ from these historical grants.
(2) Performance-based RSUs are shown based on the target level of performance and account for 50% of the amounts shown for our executive officers. The maximum number of performance-based RSUs that may vest is equal to approximately 134% of the target level for executive officers.
(3) Dr. Byrne, Ms. Cournoyer, and Mr. Shockley were appointed to the Board in 2020 and did not receive any stock awards in 2019.
Complete Copy of the 2020 Equity Plan
This summary is not a complete description of all of the provisions of the 2020 Equity Plan. A copy of the 2020 Equity Plan is included herein as Appendix A.
Failure of the Proposal
If this proposal is not approved, the 2012 Equity Plan will remain in effect and we will continue to make grants under the 2012 Equity Plan in accordance with the terms of that plan until all of the available shares under the 2012 Equity Plan are granted.
Unless marked otherwise, proxies received will be voted “FOR” the approval of the Spok Holdings, Inc. 2020 Equity Incentive Award Plan.
Recommendation of the Compensation Committee and the Board:
The Compensation Committee and the Board recommend a vote “FOR” the approval of the Spok Holdings, Inc. 2020 Equity Incentive Award Plan.

PROPOSAL 5 - STOCKHOLDER PROPOSAL REGARDING BOARD INDEPENDENCE AND REFRESHMENT

Palogic Value Fund LP ("Palogic"), 5310 Harvest Hill Road Suite 110 Dallas, Texas 75230, a beneficial owner of greater than 2,000 shares of the Company’s common stock, has advised us that it intends to submit the following proposal at the Annual Meeting. The “Supporting Statement” below was provided by Palogic, and in such section, “we” refers to Palogic Value Fund LP. The Board’s Response was sent to Palogic in early May 2020 as required by SEC rules. Thus, certain statements contained therein regarding directors that joined the Board in 2020, Board tenure, and Board composition do not reflect the subsequent election of Mr. Shockley to the Board in June 2020.
Proposal: Board Independence and Refreshment
RESOLVED, Shareholders of Spok Holdings, Inc. ("SPOK" "the Company'') request adoption of a policy that would require at least 67% of the board of directors to have less than 15-years total SPOK director tenure. This policy would be implemented in a manner that does not violate any of the Company's current contractual obligations.
Supporting Statement
Purpose and Background
After a particular tenure, we believe that director independence from management can become compromised. According to ISS, a tenure of more than nine years potentially compromises a director's independence. A number of foreign jurisdictions have adopted director tenure-related rules or limitations for "independent directors" including the European Commission, which recommends that European Union-based companies limit director tenure to 12 years. Additionally, CalPERS, in their most recent "Governance and Sustainability Principles" publication suggests that a director's independence can be compromised after service of longer than 12 years.
We believe that the board of a public company should have a majority of truly independent board members that are not tied to a multi-decade long legacy with management. This is particularly true when these directors are acting in capacities such as chairperson of the Nominating and Governance, Compensation and Audit Committees. At SPOK, five out of the eight directors in the 2019 Proxy have greater than 15-years tenure, including all members of the Nominating and Governance Committee, and Compensation Committee. When considering that the CEO has also been at the Company during this 15-year plus timeframe, we are concerned that these five directors may have lost independence from management.
Effect of Proposal
We believe that this new policy will strengthen director independence as the lengthy tenure of multiple directors may have fostered a culture of deference to management. Having a director term limit will continually increase the opportunity for new perspectives, skills and ideas inside the board room.
The Board’s Response to Proposal 5
After careful consideration, the Board believes that adopting a policy that places arbitrary limits on director tenure would be contrary to the best interests of stockholders. The Board has long been committed to maintaining the independence of its directors and refreshing the Board with new talent as the Company transitions from wireless services to critical care communications software and services to the nation’s hospitals.
In the first quarter of 2020, the Board elected two new directors, Dr. Byrne and Ms. Cournoyer, following a nationwide search assisted by Korn Ferry International that we commenced during the third quarter of 2019. Upon completion of that search Mr. Thompson, a long-serving director and Chair of our Nominating and Governance Committee, announced in March that he is not standing for election. Ms. Cournoyer, new to our Board but who came with substantial private and public company director experience, will be the new chair of the Spok N&G Committee. Further, it is the Board’s intention that Mr. Butterfield will serve as Chair of our Compensation Committee immediately following the upcoming Annual Meeting. This means that three of the four Spok Board Committees – N&G, Compensation and Cyber – will be chaired by directors with tenure of seven years or less.
Five of the nine directors now standing for re-election – a clear majority – have an average tenure of less than three years. Dr. Byrne and Ms. Cournoyer have served for less than one year, Mr. Stein for two years, Ms. Hylton for five years and Mr. Butterfield for seven. Indeed, of the eight independent director candidates out of a nine member Board, only three will have a tenure of more than 15 years following our 2020 Annual Meeting. The only practical effect of the policy proposed by Palogic Value Management, LP would be adding more directors or cause the Company to lose the benefit of the remaining independent directors with the experience and deep institutional knowledge of its wireless business and ongoing transition to critical health care communications. In short, 62.5%, or 5/8 of the independent directors on the Spok Board will have tenure ranging from less than a year to up to only seven years.
The Board believes its current evaluation process sufficiently selects highly qualified, capable directors. This process includes a detailed assessment of director independence and tenure, which is the principal concern behind the stockholder proposal. The Company’s Corporate Governance Guidelines require that the Board consist of a majority of directors who qualify as independent under the listing standards of the NASDAQ Global Market.
The Board believes that a fifteen-year tenure limit is arbitrary and could prevent highly qualified, experienced directors from serving on the Board. An arbitrary rule on tenure deprives stockholders of valuable, highly talented directors with deep institutional awareness, who significantly contribute to the Company’s success. The Board believes that the departure of a director due to an arbitrary tenure policy, regardless of how acutely the Company needs such director’s unique experience or skills, would be against the best interests of stockholders.
The Board recommends a vote of “NO” on the Palogic proposal.

Recommendation of the Board:
For the reasons discussed above, the Board recommends a vote “AGAINST” the stockholder proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

DIRECTORS, OFFICERS AND CERTAIN OTHER BENEFICIAL OWNERS
The following table provides summary information regarding beneficial ownership of our common stock as of June 1, 2020 for:
•Each person or group who beneficially owns more than 5% of our common stock on a fully diluted basis including restricted stock granted;
•Each of the NEOs;
•Each of the directors and nominees to become a director; and
•All of the directors and executive officers as a group.
Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. The information on beneficial ownership in the table is based upon the Company’s records and the most recent Form 3, Form 4, Schedule 13D or Schedule 13G filed by each such person or entity reporting ownership on or before June 1, 2020. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted, the address for each director and executive officer is c/o Spok Holdings, Inc., 6850 Versar Center, Suite 420, Springfield, Virginia 22151-4148.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Vincent D. Kelly(1)	119,339	*
Michael W. Wallace(2)	33,165	*
Bonnie K. Culp-Fingerhut(2)	38,443	*
Sharon Woods Keisling (2)	15,653	*
Royce Yudkoff(3)	53,502	*
Stacia A. Hylton(3)	18,736	*
Brian O’Reilly(3)	63,654	*
N. Blair Butterfield(11)	25,927	*
Matthew Oristano(3)	46,965	*
Samme L. Thompson(3)	47,483	*
Todd Stein(10)	1,011,493	*
Christine M. Cournoyer(3)	200	*
Dr. Bobbie Byrne(3)	2,403	*
Brett Shockley	-	-
All directors and executive officers as a group (14 persons)(4)	1,476,963	7.78%
BlackRock Inc.(5)	2,967,938	15.63%
Dimensional Fund Advisers LP(7)	1,593,837	8.39%
Renaissance Technologies LLC(8)	1,443,100	7.60%
The Vanguard Group, Inc.(6)	1,358,180	7.15%
Braeside Investments, LLC(9)	1,003,638	5.28%
* Denotes less than 1%.
(1) The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on March 9, 2020. Vincent D. Kelly, Trustee of the Vincent DePaul Kelly Third Amended and Restated Revocable Trust has sole voting and sole dispositive power with respect to all shares reported herein.
(2) The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on March 9, 2020.
(3) The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 1, 2020.

(4) All directors and executive officers as a group consists of all members of the Board of Directors and all current NEOs.
(5) The information regarding this stockholder is derived from an amended Schedule 13G filed by the stockholder with the SEC on February 4, 2020. BlackRock Inc. has sole voting power with respect to 2,935,372 shares and sole dispositive power with respect to all shares reported herein. BlackRock Inc.’s address is as follows: 55 East 52nd Street, New York, NY 10055.
(6)The information regarding this stockholder is derived from an amended Schedule 13G filed by the stockholder with the SEC on February 12, 2020. The Vanguard Group, Inc. has sole voting power with respect to15,400 shares, sole dispositive power with respect to1,342,780 shares and shared dispositive power with respect to 15,400 shares. The Vanguard Group, Inc.’s address is as follows: 100 Vanguard Blvd., Malvern, PA 19355.
(7)The information regarding this stockholder is derived from an amended Schedule 13G filed by the stockholder with the SEC on February 12, 2020. The Dimensional Fund Advisors LP, has sole voting power with respect to 1,528,886 shares and sole dispositive power with respect to all shares reported herein. The Dimensional Fund Advisors LP's address is as follows: Building One, 6300 Bee Cave Road, Austin, Texas, 78746.
(8)The information regarding this stockholder is derived from an amended Schedule 13G filed by the stockholder with the SEC on February 13, 2020. Renaissance Technologies LLC has sole voting power with respect to 1,443,199 shares, and sole dispositive power with respect to 1,465,248 shares and share dispositive power with respect to 1,636 shares. Renaissance Technologies LLC's address is as follows: 800 Third Avenue, New York, NY 10022.
(9)The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 1, 2020. Braeside Investments, LLC, Steven McIntyre and Todd Stein have shared voting and shared dispositive power with respect to all shares reported herein. Braeside Investments, LLC, Steven McIntyre and Todd Stein’s address is as follows: 5430 LBJ Freeway, Suite 1555 Dallas, TX 75240.
(10)The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 1, 2020 and includes the shares held by Braeside Investments, LLC as described in footnote 9 above.
(11)The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 1, 2020. N. Blaire Butterfield, Trustee of the Butterfield Joint Revocable Trust has sole voting and sole dispositive power with respect to all shares reported herein.

Securities Authorized for Issuance Under 2012 Equity Compensation Plan
The following table sets forth, as of December 31, 2019, the number of securities outstanding under our currently authorized equity compensation plan, the weighted-average exercise price of such securities and the number of securities available for grant under this plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by security holders:(1)
2012 Spok Holdings, Inc. Equity Incentive Plan(2)(3)	419,426	—	646,480
Equity compensation plan not approved by security holders:
None	—	—	—
Total	419,426	—	646,480

(1) The 2012 Equity Plan provides that common stock authorized for issuance under the plan may be granted in the form of common stock, stock options, restricted stock and RSUs. For the year ending December 31, 2019, 356,176 shares of restricted stock were granted to the non-executive members of the Board, and 217,867 RSUs were issued to eligible employees under the 2012 Equity Plan.
(2)The amount shown represents outstanding RSUs granted under the 2012 Equity Plan.
(3)RSUs do not have any associated exercise or strike price.

The following table sets forth, as of March 31, 2020, the number of securities outstanding under our currently authorized equity compensation plan, the weighted-average exercise price of such securities and the number of securities available for grant under this plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by security holders:
2012 Spok Holdings, Inc. Equity Incentive Plan(1)(2)	908,402	—	149,398
Equity compensation plan not approved by security holders:
None	—	—	—
Total	908,402	—	149,398

(1)The amount shown represents outstanding RSUs granted under the 2012 Equity Plan.
(2)RSUs do not have any associated exercise or strike price.

RELATED PARTY TRANSACTIONS AND CODE OF CONDUCT

TRANSACTIONS WITH RELATED PARTIES
Since November 16, 2004, a member of the Board, Mr. Samme L. Thompson also serves as a director for an entity that leases transmission tower sites to our Company.
Mr. Thompson was a member of the Board of SpectraSite, Inc. from June 2004 to August 2005 and since August 2005, he has been a member of the Board of ATC (which merged with SpectraSite, Inc.), a landlord of tower transmission sites used by the Company. Due to his relationships with SpectraSite, Inc. and ATC, Mr. Thompson has recused himself from any decision by the Board on matters relating to SpectraSite, Inc., and has and will continue to recuse himself from any decision by the Board on matters relating to ATC (since the merger with SpectraSite, Inc.).
For the years ended December 31, 2019, 2018 and 2017, we paid ATC $3.6 million, $3.6 million and $3.8 million, respectively, in site rent expenses that were included in technology operations expenses.
Dr. Bobbie Byrne, who joined the Board in January 2020, also serves as Chief Information Officer at Advocate Aurora Health. Advocate Aurora Health is a current customer of the Company. For the year ended December 31, 2019, revenue of $0.7 million was related to contracts with Advocate Aurora Health.
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PARTIES
Related party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and/or executive officers and members of their families. While we do not maintain a written policy with respect to the identification, review, approval or ratification of transactions with related persons, our Code of Business Conduct and Ethics prohibits conflicts of interest between an employee and the Company and requires an employee to report any such potential conflict to the EVP, HR & CCO, who will review the matter with the Audit Committee. In addition, each director and officer is expected to identify to the Secretary, by means of an annual director and officer questionnaire, any person or entity with which the director or officer may have a relationship that is engaged or is about to be engaged in a transaction with the Company. The Board reviews with the Secretary and management any such transaction with the affected director excused from such review.
CODE OF BUSINESS CONDUCT AND ETHICS
Spok has adopted a Code of Business Conduct and Ethics that applies to all employees, including the CEO, CFO, CAO, and all directors. This Code of Business Conduct and Ethics may be found on our website at www.spok.com/meet-spok/investor-relations. During the period covered by this report, we did not request a waiver of our Code of Business Conduct and Ethics and did not grant any such waivers. Spok intends to post amendments to or waivers from its Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors, executive officers or principal financial officers) on its website.

STOCKHOLDER PROPOSALS AND COMPANY DOCUMENTS
Stockholder proposals intended for inclusion in our proxy statement for the annual meeting of stockholders in 2021 must be received by Sharon Woods Keisling, Corporate Secretary and Treasurer, Spok Holdings, Inc., 6850 Versar Drive, Suite 420, Springfield, Virginia 22151-4148, no later than February 15, 2021.
The Company’s Bylaws also provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting, other than proposals intended for inclusion in our proxy statement, must notify our Secretary thereof in writing during the period 60 to 90 days before the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is more than 20 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered during the period 60 to 90 days before such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company). Pursuant to the requirements of the Company’s Bylaws, to nominate a director or bring any other business before the annual meeting of stockholders in 2021, stockholders must notify the Secretary in writing at a time that is not before April 29, 2021 and not after May 29, 2021. These stockholder notices must set forth certain information specified in the Company’s Bylaws.
We have filed our 2019 Annual Report on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Annual Report to Stockholders, which includes the 2019 Annual Report on Form 10-K, by writing to Spok Holdings, Inc., Attn: Investor Relations, 6850 Versar Center, Suite 420 Springfield, Virginia 22151-4148. Stockholders may also obtain a copy of the Annual Report to Stockholders by accessing our website at www.spok.com.

OTHER MATTERS
The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.
Stockholders are urged to submit the proxy or voting instructions by telephone or over the Internet. The SEC's rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. We have delivered only one Proxy Statement and Annual Report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, separate copies of the Proxy Statement and Annual Report to any stockholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, now or in the future, please contact Investor Relations at 800-611-8488 or in writing at Spok Holdings, Inc. Attn: Investor Relations 6850 Versar Center, Suite 420 Springfield VA 22151-4148. If you are currently a stockholder sharing an address with another stockholder and are receiving more than one Proxy Statement or Annual Report and wish to receive only one set of proxy materials in the future for your household, please contact Investor Relations at the above phone number or address.

APPENDIX A

SPOK HOLDINGS, INC. 2020 EQUITY INCENTIVE AWARD PLAN

SPOK HOLDINGS, INC.
2020 EQUITY INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE
The purpose of the Plan is to promote the success and enhance the value of the Company by linking the individual interests of the members of the Board and Employees to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board and Employees upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Capitalized terms used in the Plan are defined in Article 2.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 "Administrator" shall mean the entity that conducts the general administration of the Plan as provided in Article 13 and shall generally be the Committee, provided, however that with reference to the specific duties of the Committee under the Plan which have been delegated to one or more persons pursuant to and subject to the limitations of Section 13.6, or as to which the Board has assumed, the term Administrator shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 "Affiliate" shall mean any Subsidiary.

2.3 "Applicable Accounting Standards" shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4 "Applicable Laws" shall mean the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax, and other applicable laws, rules, and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

2.5 "Award" shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Deferred Stock Unit award, a Stock Payment award, or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, Awards).

2.6 "Award Agreement" shall mean any written notice, agreement, terms and conditions, contract, or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.7 "Award Limit" shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.1.

2.8 "Board" shall mean the Board of Directors of the Company.

2.9 "Change in Control" shall mean and includes each of the following:
(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any person or related group of persons (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.9(a) or Section 2.9(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the Successor Entity)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.9(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.
In addition, if a Change in Control constitutes a payment event or a toggle event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c), or (d) with respect to such Award must also constitute a change in control event, as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.
The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a change in control event as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.10 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

2.11 "Committee" shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 13.1. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a non-employee director within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a non-employee director within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

2.12 "Common Stock" shall mean the common stock of the Company.

2.13 "Company" shall mean Spok Holdings, Inc., a Delaware corporation, or any successor.

2.14 "Consultant" shall mean any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

2.15 "Deferred Stock" shall mean a right to receive Shares awarded under Section 9.4.

2.16 "Deferred Stock Unit" shall mean a right to receive Shares awarded under Section 9.5.

2.17 "Director" shall mean a member of the Board, as constituted from time to time.

2.18 "Dividend Equivalent" shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.

2.19 "DRO" shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.20 "Effective Date" shall mean the date the Plan was originally approved by the Board (subject to approval by the Company’s stockholders).

2.21 "Eligible Individual" shall mean any person who is an Employee, Consultant, or Non-Employee Director, as determined by the Committee.

2.22 "Employee" shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Affiliate.

2.23 "Equity Restructuring" shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.24 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

2.25 "Fair Market Value" shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market, and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted, or traded, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.26 "Full Value Award" shall mean any Award, other than an Option or a Stock Appreciation Right, that is settled by the issuance of Shares.

2.27 "Greater Than 10% Stockholder" shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.28 "Holder" shall mean a person who has been granted an Award.

2.29 "Incentive Stock Option" shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.30 "Non-Employee Director" shall mean a Director of the Company who is not an Employee.

2.31 "Non-Employee Director Equity Compensation Policy" shall have the meaning set forth in Section 4.6.

2.32 "Non-Qualified Stock Option" shall mean an Option that is not an Incentive Stock Option.

2.33 "Option" shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors shall only be Non-Qualified Stock Options.

2.34 "Option Term" shall have the meaning set forth in Section 5.4.

2.35 "Other Stock or Cash Based Awards" shall mean cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

2.36 "Parent" shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.37 "Performance Award" shall mean a cash bonus award, stock bonus award, performance award, or incentive award that is paid in cash, Shares, or a combination of both, awarded under Section 9.1.

2.38 "Performance Criteria" shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:
(a) The Performance Criteria that shall be used to establish Performance Goals may include one or more of the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization, (E) accretion, and (F) capital expenses or expenditures); (ii) gross or net sales or revenue or average sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings, expenses, profit or cash flow; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) bookings, (viii) backlog, (ix) number of employees or retention and recruitment of employees, (x) return on assets; (xi) return on capital; (xii) return on stockholders’ equity; (xiii) total stockholder return; (xiv) return on sales; (xv) gross or net profit or operating margin; (xvi) costs; (xvii) funds from operations; (xviii) expenses; (xix) working capital; (xx) earnings per share; (xxi) adjusted earnings per share; (xxii) price per share of common stock; (xxiii) regulatory body approval for commercialization of a product; (xxiv) implementation or completion of critical projects, including the completion of acquisitions or dispositions; (xxv) milestones for project or new product completion; (xxvi) market share; (xxvii) economic value, (xxviii) units in service, churn of units in service, additions of units in service (each on a gross or net basis), (xxxix) gross or net churn rates or addition rates, (xxx) number of transmitters, (xxxi) accounts receivable metrics, including number of days revenue in receivables, aging or collection statistics (xxxii) periodic collection metrics, (xxxiii) cash balances, (xxxiv) debt to equity ratios or leverage ratios, (xxxv) coverage ratios, (xxxvi) debt balances or interest rates, (xxxvii) maintenance renewal rates, (xxxviii) customer satisfaction, including results from customer surveys, (xxxix) financial ratios (including those measuring liquidity, activity, profitability or leverage , (xl) credit quality or debt ratings, (xli) timeliness and/or accuracy of business reporting, improvements in internal controls and policies, or (xlii) environmental, health and/or safety goals, any of which may be measured in absolute or percentage terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.
(b) The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in Applicable Laws, accounting principles or business conditions.

2.39 "Performance Goals" shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, a department, a product, a business unit or an individual or with respect to an operating segment or a customer or market segment and on an aggregate, per-unit or per-employee basis (or based on such other aggregation as may be determined by the Administrator). The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

2.40 "Performance Period" shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.

2.41 "Performance Stock Unit" shall mean a Performance Award awarded under Section 9.1 which is denominated in units of value including dollar value of shares of Common Stock.

2.42 Permitted Transferee shall mean, with respect to a Holder, any family member of the Holder, as defined under the instructions to use the Form S-8 Registration Statement under the Securities Act, after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.
2.43 "Plan" shall mean this Spok Holdings, Inc. 2020 Equity Incentive Award Plan.

2.44 "Prior Plan" shall mean the USA Mobility, Inc. 2012 Equity Incentive Award Plan, as amended.

2.45 "Program" shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.46 "Restricted Stock" shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.47 "Restricted Stock" Units shall mean the right to receive Shares awarded under Article 8.

2.48 "Securities Act" shall mean the Securities Act of 1933, as amended.

2.49 "Shares" shall mean shares of Common Stock.

2.50 "Stock Appreciation Right" shall mean a stock appreciation right granted under Article 10.

2.51 "Stock Appreciation Right Term" shall have the meaning set forth in Section 10.4.

2.52 "Stockholder Approval Date" shall mean the date this Plan is approved by the Company’s stockholders.

2.53 "Stock Payment" shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 9.3.

2.54 "Subsidiary" shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.55 "Substitute Award" shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term Substitute Award be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.56 "Termination of Service" shall mean:

(a) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death, or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.
(b) As to a Consultant, the time when the consultancy relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by discharge, death, or disability; but excluding terminations where the Holder simultaneously commences or remains in service with the Company or any Affiliate.

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability, or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.
The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Section 14.3 and this Section 3.1 the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is the sum of (i) 1,600,000 Shares, and (ii) any Shares which as of the Stockholder Approval Date remain available for issuance under the Prior Plan. From and after the Stockholder Approval Date, no new awards shall be granted under the Prior Plan.

(b) Notwithstanding anything to the contrary herein, no more than 1,600,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.

(c) If all or any part of an Award or an award granted under the Prior Plan (a "Prior Plan Award") expires, lapses, or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised, or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, without duplication, again be, or, as applicable, become, available for Award grants under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder or a lower price so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan.
(d) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2 Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized but unissued Common Stock, treasury Common Stock, or Common Stock purchased on the open market.

ARTICLE 4.

GRANTING OF AWARDS

4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in Section 4.6 regarding the grant of Awards pursuant to the Non-Employee Director Equity Compensation Policy, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.
4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement, which may be written or electronic, that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4 At-Will Employment; Voluntary Participation. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of or as a Director of the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

4.5 Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Affiliates operate or have Employees or Non-Employee Directors or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, any other securities law or governing statute, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other Applicable Law. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4.6 Non-Employee Director Awards. The Administrator may, in its discretion, provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written non-discretionary formula established by the Administrator (the "Non-Employee Director Equity Compensation Policy"), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its discretion; provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $750,000. The Administrator may make exceptions to this limit for individual Non-Employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its discretion.

4.7 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards. The terms of each Award to a Holder need not be identical, and the Administrator need not treat Holders or Awards (or portions thereof) uniformly.

ARTICLE 5.

GRANTING OF OPTIONS

5.1 Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

5.2 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation (as defined in Sections 424(e) and 424(f) of the Code, respectively) of the Company. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an incentive stock option under Section 422 of the Code. To the extent that the aggregate Fair Market Value of stock with respect to which incentive stock options (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any subsidiary or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other incentive stock options into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.

5.3 Option Exercise Price. Except as provided in Article 14, the exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended, or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended, or renewed for purposes of Section 424(h) of the Code).

5.4 Option Term. The term of each Option (the "Option Term") shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the Option Term of any outstanding Option, may extend the time period during which vested Options may be exercised following any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.

5.5 Option Vesting.

(a) The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator.

(b) No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Program, the Award Agreement or by action of the Administrator following the grant of the Option.

5.6 Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

5.7 Substitution of Stock Appreciation Rights. The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining Option Term as the substituted Option.

ARTICLE 6.

EXERCISE OF OPTIONS

6.1 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

6.2 Expiration of Option Term: Automatic Exercise of In-The-Money Options. Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by an Option Holder in writing to the Company, each Option outstanding on the last business day of the applicable Option Term with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Option Holder or the Company be exercised on the last business day of the Option Term. In the discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 12.1 and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 12.2. For the avoidance of doubt, no Option with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the last business day of the Option Term shall be exercised pursuant to this Section 6.2.

6.3 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other Applicable Law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 12.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 12.1 and 12.2.

6.4 Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended, or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

ARTICLE 7.

AWARD OF RESTRICTED STOCK

7.1 Award of Restricted Stock.
(a) The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.
7.2 Rights as Stockholders. Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in the applicable Program or in each individual Award Agreement; provided, however, that (i) ordinary dividends that are paid to stockholders prior to vesting of the Restricted Stock shall be set aside and held by the Company and paid to the Holder of the Restricted Stock only as and when such Restricted Stock vests, and (ii) in the sole discretion of the Administrator, any extraordinary

7.3 Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits, or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship, or consultancy with the Company, the Performance Criteria, Company performance, individual performance, or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Program or the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

7.4 Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Program or the Award Agreement. Notwithstanding the foregoing, except as otherwise provided by Section 13.4, the Administrator in its sole discretion may provide that in the event of certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

7.5 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company may, in it sole discretion, (a) retain physical possession of any stock certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.

7.6 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
ARTICLE 8.

AWARD OF RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

8.2 Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

8.3 Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

8.4 Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Affiliate, one or more Performance Criteria, Company performance, individual performance, or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator, subject to Section 13.4.

8.5 Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the Restricted Stock Unit vests. On the maturity date, the Company shall, subject to Section 12.4(e), transfer to the Holder one unrestricted, fully transferable share of Common Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

8.6 Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee or a member of the Board, as applicable; provided, however, that the Administrator, in its sole and absolute discretion may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

8.7 No Rights as a Stockholder. Unless otherwise determined by the Administrator, a Holder who is awarded Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until the same are transferred to the Holder pursuant to the terms of this Plan and the Award Agreement.

8.8 Dividend Equivalents. Subject to Section 9.2, the Administrator may, in its sole discretion, provide that Dividend Equivalents shall be earned by a Holder of Restricted Stock Units based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award of Restricted Stock Units is granted to a Holder and the maturity date of such Award. Dividend Equivalents may be settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement. Dividend Equivalents with respect to an Award of Restricted Stock Units that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the Award vests.

ARTICLE 9.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS, DEFERRED STOCK, DEFERRED STOCK UNITS

9.1 Performance Awards.

(a) The Administrator is authorized to grant Performance Awards, including Awards of Performance Stock Units, to any Eligible Individual. The value of Performance Awards, including Performance Stock Units, may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards, including Performance Stock Unit awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.

(b) Without limiting Section 9.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

9.2 Dividend Equivalents.
(a) Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the Award vests.
(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

9.3 Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees, or other cash compensation otherwise payable to such Eligible Individual.

9.4 Deferred Stock. The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Shares underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will be issued on the vesting date(s) or date(s) that those conditions and criteria have been satisfied, as applicable. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

9.5 Deferred Stock Units. The Administrator is authorized to grant Deferred Stock Units to any Eligible Individual. The number of Deferred Stock Units shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Each Deferred Stock Unit shall entitle the Holder thereof to receive one share of Common Stock on the date the Deferred Stock Unit becomes vested or upon a specified settlement date thereafter (which settlement date may (but is not required to) be the date of the Holder’s Termination of Service). Shares underlying a Deferred Stock Unit award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until on or following the date that those conditions and criteria have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock Units shall have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

9.6 Term. The term of a Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award, and/or Deferred Stock Unit award shall be set by the Administrator in its sole discretion.

9.7 Purchase Price. The Administrator may establish the purchase price of a Performance Award, shares distributed as a Stock Payment award, shares of Deferred Stock, or shares distributed pursuant to a Deferred Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

9.8 Termination of Service. A Performance Award, Stock Payment award, Dividend Equivalent award, Deferred Stock award, and/or Deferred Stock Unit award is distributable only while the Holder is an Eligible Individual. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award may be distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 10.

AWARD OF STOCK APPRECIATION RIGHTS

10.1 Grant of Stock Appreciation Rights.

(a) The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b) A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below or in Section 14.3, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c) Notwithstanding the foregoing provisions of Section 10.1(b) to the contrary, in the case of an Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

10.2 Stock Appreciation Right Vesting.

(a) The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b) No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

10.3 Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c) In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

10.4 Stock Appreciation Right Term. The term of each Stock Appreciation Right (the Stock Appreciation Right Term) shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right Term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, may extend the time period during which vested Stock Appreciation Rights may be exercised following any Termination of Service of the Holder, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

10.5 Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 10 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

10.6 Expiration of Stock Appreciation Right Term: Automatic Exercise of In-The-Money Stock Appreciation Rights. Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by a Stock Appreciation Right Holder in writing to the Company, each Stock Appreciation Right outstanding on the last business day of the applicable Stock Appreciation Right Term with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Stock Appreciation Right Holder or the Company be exercised on the last business day of the Stock Appreciation Right Term. In the discretion of the Administrator, the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 12.2. For the avoidance of doubt, no Stock Appreciation Right with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the last business day of the Stock Appreciation Right Term shall be exercised pursuant to this Section 10.6.

ARTICLE 11.

OTHER STOCK OR CASH BASED AWARDS

Other Stock or Cash Based Awards may be granted to Holders, including Awards entitling Holders to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Holder is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash, or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

ARTICLE 12.

ADDITIONAL TERMS OF AWARDS

12.1 Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash, wire transfer of immediately available funds, or check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the following payment forms is permitted, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date, (e) delivery of a promissory note, any other property, or any other form of legal consideration acceptable to the Administrator that the Administrator determines is good and valuable consideration, or (f) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an executive officer of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act. Payments by any Holder with respect to any Awards granted under the Plan shall be subject to any Company insider trading policy (including blackout periods) and Applicable Laws.

12.2 Tax Withholding. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the applicable withholding rates for federal, state, local and foreign income tax and payroll tax purposes. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless

Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

12.3 Transferability of Awards.

(a) Except as otherwise provided in Section 12.3(b):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then Applicable Laws of descent and distribution.

(b) Notwithstanding Section 12.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer.

(c) Notwithstanding Section 12.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.

12.4 Conditions to Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares is in compliance with all Applicable Laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b) All Share certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

(e) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any Applicable Law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

12.5 Forfeiture and Claw-Back Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that:

(a) (i) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (y) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Holder incurs a Termination of Service for cause (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder); and

(b) All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

12.6 Prohibition on Repricing. Subject to Section 14.3, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 14.3, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

ARTICLE 13.

ADMINISTRATION

13.1 Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a non-employee director as defined by Rule 16b-3 of the Exchange Act or any successor rule; provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.1 or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the terms Administrator and Committee as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 13.6.

13.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected materially and adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 14.13. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

13.3 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.4 Authority of Administrator. Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual;

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;
(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k) Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Sections 13.4 and 14.2(d).

13.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

13.6 Delegation of Authority. To the extent permitted by Applicable Law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 13; provided, however, that (a) authority with respect to the general administration of the Plan with respect to Awards granted to Non-Employee Directors, which authority is vested in the full Board acting by a majority of its members pursuant to Section 13.1 may not be delegated by the Board or the Committee; (b) any such delegation must specifically identify with particularity the duties and authority of the Committee being delegated (and a general delegation of all of the Committee’s duties and authority under the Plan shall not be valid as to any duties and authority not specifically identified with particularity; (c) the Committee shall not delegate the authority to grant Awards under the Plan unless such delegation is approved by the full Board acting by a majority of its members; (d) in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (i)

individuals who are subject to Section 16 of the Exchange Act, (ii) Covered Employees, or (iii) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; and (e) any delegation of administrative authority shall only be permitted to the extent it is permissible under the Code and applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 14.

MISCELLANEOUS PROVISIONS

14.1 Effective Date and Term of the Plan. Unless earlier terminated by the Board, the Plan will become effective on the date on which it is adopted by the Board, subject to approval by the Company’s stockholders as described in Section 14.4 below, and will remain in effect until the tenth anniversary of the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan.

14.2 Amendment, Suspension or Termination of the Plan. The Administrator may amend, suspend, or terminate the Plan at any time; provided that no amendment, other than an increase to the share limit described in Section 3.1, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Holder’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

14.3 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company, and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit); and (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

(b) In the event of any transaction or event described in Section 14.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in Applicable Laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.3 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and
(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 14.3(a) and 14.3(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit). The adjustments provided under this Section 14.3(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(d) In the event of a Change in Control, unless otherwise set forth in an Award Agreement, the Administrator shall determine in its sole discretion, the treatment of any Awards at the time of the Change in Control.

(e) The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(f) No adjustment or action described in this Section 14.3 or in any other provision of the Plan shall be authorized to the extent such adjustment or action would result in short swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(g) The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(h) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of sixty (60) days prior to or following the consummation of any such transaction.

14.4 Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval; provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no shares of Common Stock shall be issued pursuant thereto prior to the time when the Plan is approved by the stockholders; and provided, further, that if such approval has not been obtained at the end of said twelve (12) month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

14.5 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Holder the right to continued employment or any other relationship with the Company or any Subsidiary. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Holder free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or other written agreement between the Company or one of its subsidiaries and such Holder.

14.6 No Stockholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.

14.7 Paperless Administration; Certificates. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting, or exercise of Awards by a Holder may be permitted through the use of such an automated system. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

14.8 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees or Directors of the Company or any Affiliate, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

14.9 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

14.10 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

14.11 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

14.12 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Holder’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt this Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs, and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company and its Subsidiaries will have no obligation under this Section 14.12 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant nonqualified deferred compensation subject to taxes, penalties or interest under Section 409A.
(b) Separation from Service. If an Award constitutes nonqualified deferred compensation under Section 409A, any payment or settlement of such Award upon a Holder ceasing to be an Eligible Individual will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Holder’s separation from service (within the meaning of Section 409A), whether such separation from service occurs upon or after the Holder cease to be an Eligible Individual. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a termination, termination of employment or like terms means a separation from service.

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of nonqualified deferred compensation required to be made under an Award to a specified employee (as defined under Section 409A and as the Administrator determines) due to his or her separation from service will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such separation from service (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of nonqualified deferred compensation under such Award payable more than six months following the Holder’s separation from service will be paid at the time or times the payments are otherwise scheduled to be made.

14.13 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

14.14 Unfunded Status of Awards. The Plan is intended to be an unfunded plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Affiliate.
14.15 Indemnification. To the extent allowable pursuant to Applicable Law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.16 Data Privacy. As a condition for receiving any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering, and managing the Holder’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Holder, including the Holder’s name, address, and telephone number; birthdate; social security, insurance number, or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the Data). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Holder’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration, and management. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Holder authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, to implement, administer and manage the Holder’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data that the Company holds regarding such Holder, request additional information about the storage and processing of the Data regarding such Holder, recommend any necessary corrections to the Data regarding the Holder or refuse or withdraw the consents in this Section 14.16 in writing, without cost, by contacting the local human resources representative. The Company may cancel Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws the consents in this Section 14.16. For more information on the consequences of refusing or withdrawing consent, Holders may contact their local human resources representative.

14.17 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

14.18 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

14.19 Conformity to Securities Laws. Holder acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

14.20 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Holder under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 12.2: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Holders in the Plan in which all holders receive an average price; (c) the applicable Holder will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Holder agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Holder as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Holder’s applicable obligation, the Holder may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Holder’s obligation.

14.21 No Fractional Shares. Notwithstanding any provision in the Plan to the contrary, no fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

14.22 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.23 Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

* * * * *

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 27, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SPOK2020**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 27, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D19383-P41970

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPOK HOLDINGS, INC.

The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. N. Blair Butterfield	☐	☐	☐
1b. Dr. Bobbie Byrne	☐	☐	☐
1c. Christine M. Cournoyer	☐	☐	☐
1d. Stacia A. Hylton	☐	☐	☐
1e. Vincent D. Kelly	☐	☐	☐
1f. Brian O'Reilly	☐	☐	☐
1g. Matthew Oristano	☐	☐	☐
1h. Brett Shockley	☐	☐	☐
1i. Todd Stein	☐	☐	☐
1j. Royce Yudkoff	☐	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the year ending December 31, 2020.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation for 2019.	☐	☐	☐
4. Approval of the Company's 2020 Equity Incentive Award Plan.	☐	☐	☐
5. Stockholder Proposal regarding Board Independence and Refreshment.	☐	☐	☐
6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.			

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 28, 2020:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D19384-P41970

Proxy — SPOK HOLDINGS, INC.

FORM OF PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael W. Wallace and Vincent D. Kelly (the "Proxy Committee"), and each of them singly, with full power of substitution to act as the lawful agent and proxy for the undersigned and to vote all shares of common stock of Spok Holdings, Inc. that the undersigned is entitled to vote and holds of record on June 19, 2020 at the Annual Meeting of Stockholders of Spok Holdings, Inc. to be held virtually on Tuesday, July 28, 2020 at 10:00 am (ET), live via the Internet at: **www.virtualshareholdermeeting.com/SPOK2020**.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the recommendations of the Board of Directors. The Proxy Committee cannot vote the shares unless you sign and return this card. You may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting online.

This proxy when properly executed will be voted in the manner you have directed. **If you do not specify any directions, this proxy will be voted FOR all the nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, AGAINST Proposal 5, and in accordance with the Proxy Committee's discretion on such other matters that may properly come before the meeting to the extent permitted by law.**

IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE YOUR CARD AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(TO BE SIGNED ON REVERSE SIDE)